Exhibit 2.1

UNITED STATES BANKRUPTCY COURT

EASTERN DISTRICT OF MISSOURI
EASTERN DIVISION

In re:	)	Chapter 11
)
FORESIGHT ENERGY LP, et al.,	)	Case No. 20-41308-659
)
Debtors.	)	(Jointly Administered)
)
	)	Related Docket No.: 562

FINDINGS OF FACT, CONCLUSIONS OF LAW, AND ORDER CONFIRMING SECOND AMENDED JOINT CHAPTER 11 PLAN OF REORGANIZATION
OF FORESIGHT ENERGY LP AND ITS AFFILIATED DEBTORS

The Debtors’ Second Amended Joint Chapter 11 Plan of Reorganization of Foresight Energy LP and Its Affiliated Debtors, as Modified on June 17, 2020 [Docket No. 562], attached hereto as Exhibit 1, (together with the Plan Supplement and as amended, supplemented or modified from time to time, the “Plan”),1 having been filed with this Court (the “Bankruptcy Court”) by Foresight Energy LP and its affiliated debtors and debtors in possession in the above-captioned cases (collectively, the “Debtors”);2 and the Bankruptcy Court having entered, after due notice and a hearing, pursuant to sections 1125 and 1126 of title 11 of the United States Code (the “Bankruptcy Code”), Rules 2002 and 3017 of the Federal Rules of Bankruptcy Procedure (the “Bankruptcy Rules”), and the Local Rules of Bankruptcy Procedure for the Eastern District of Missouri (the “Local Bankruptcy Rules”) an Order (A) Approving the Adequacy of the Disclosure Statement and Solicitation Procedures, (B) Scheduling a Hearing on Confirmation of the Plan, (C) Establishing Procedures for Objecting to the Plan, (D) Approving the Form, Manner, and Sufficiency of Notice of the Confirmation Hearing, and (E) Granting Related Relief, dated May 20, 2020 [Docket No. 463] (the “Disclosure Statement Order”); and the Debtors having provided a copy of the Solicitation Package to all Holders of Claims in Class 3 (First Lien Facility Claims), Class 4 (Second Lien Notes Claims), and Class 5 (General Unsecured Claims) (collectively, the “Voting Classes”), as ordered in the Disclosure Statement Order; and the Debtors having

[1]	All capitalized terms used and not defined herein shall have the meanings ascribed to them in the Plan or the Confirmation Brief, as applicable.
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The Debtors that are the subject to the Plan, along with the last four digits of each Debtor’s federal tax identification number, are:  Foresight Energy LP (8894); Foresight Energy GP LLC (8332); Foresight Energy LLC (7685); Foresight Energy Employee Services Corporation (7023); Foresight Energy Services LLC (6204); Foresight Receivables LLC (2250); Sugar Camp Energy, LLC (8049); Macoupin Energy LLC (9005); Williamson Energy, LLC (9143); Foresight Coal Sales LLC (8620); Tanner Energy LLC (0409); Sitran LLC (9962); Seneca Rebuild LLC (0958); Oeneus LLC (6007); Adena Resources, LLC (4649); Hillsboro Transport LLC (6881); American Century Transport LLC (4059); Akin Energy LLC (1648); American Century Mineral LLC (8894); Foresight Energy Finance Corporation (5321); Foresight Energy Labor LLC (4176); Viking Mining LLC (4981); M-Class Mining, LLC (5272); MaRyan Mining LLC (7085); Mach Mining, LLC (4826); Logan Mining LLC (2361); LD Labor Company LLC (8454); Coal Field Repair Services LLC (9179); Coal Field Construction Company LLC (5694); Hillsboro Energy LLC (1639); and Patton Mining LLC (7251).  All of the Debtors are incorporated or organized in the state of Delaware.

provided a copy of the notices contemplated by the Disclosure Statement Order to the applicable parties in interest as set forth in the Disclosure Statement Order; and the various schedules to the Plan and Plan Supplement having been filed and served as required by the Plan; and the Confirmation Hearing having been held before the Bankruptcy Court on June 23, 2020 after due, adequate, and sufficient notice to Holders of Claims and Interests and other parties in interest in accordance with the Disclosure Statement Order, the Bankruptcy Code and the Bankruptcy Rules; and upon all of the proceedings had before the Bankruptcy Court and after full consideration of: (a) each of the objections to confirmation of the Plan (the “Objections”); (b) the Debtors’ Memorandum of Law in Support of an Order Confirming the Debtors’ Joint Chapter 11 Plan of Reorganization [Docket No. 581] (the “Confirmation Brief”); (c) the declarations filed in connection with confirmation of the Plan, including (i) the Declaration of Alan Boyko, Senior Managing Director of FTI Consulting, Inc., in Support of an Order Confirming the Debtors’ Second Amended Joint Chapter 11 Plan of Reorganization, dated June 22, 2020 [Docket No. 580] (the “Confirmation Declaration”) and (ii) the Declaration of Alex Orchowski of Prime Clerk LLC Regarding the Solicitation of Votes and Tabulation of Ballots Cast on the Second Amended Joint Chapter 11 Plan of Foresight Energy LP and Its Affiliated Debtors, dated June 19, 2020 [Docket No. 577] (the “Voting Certification” and, together with the Confirmation Declaration and the other supporting declarations and affidavits identified in the Confirmation Brief, the “Supporting Declarations”) and the testimony contained therein; and (d) pleadings filed in connection with, and arguments of counsel made at the Confirmation Hearing; and after due deliberation and sufficient cause appearing therefor,

IT HEREBY IS DETERMINED, FOUND, ADJUDGED, DECREED AND ORDERED THAT:

FINDINGS OF FACT AND CONCLUSIONS OF LAW

A.	Findings and Conclusions.

1.The findings and conclusions set forth in this Confirmation Order and on the record of the Confirmation Hearing constitute the Bankruptcy Court’s findings of fact and conclusions of law pursuant to Rule 52 of the Federal Rules of Civil Procedure, as made applicable by Bankruptcy Rules 7052 and 9014. To the extent any of the following findings of fact constitute conclusions of law, they are adopted as such. To the extent any of the following conclusions of law constitute findings of fact, they are adopted as such.

B.	Jurisdiction and Venue.

2.Venue in the Bankruptcy Court was proper as of the Petition Date and continues to be proper during these Chapter 11 Cases pursuant to 28 U.S.C. §§ 1408 and 1409. Confirmation of the Plan is a core proceeding within the meaning of 28 U.S.C. § 157(b)(2)(L). The Bankruptcy Court has subject matter jurisdiction over this matter and these Chapter 11 Cases pursuant to 28 U.S.C. § 1334. The Bankruptcy Court has exclusive jurisdiction to determine whether the Plan complies with the applicable provisions of the Bankruptcy Code and should be confirmed, and the Bankruptcy Court’s exercise of such jurisdiction to enter a final order with respect thereto is proper in all respects.

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C.	Commencement and Joint Administration of the Chapter 11 Cases.

3.On the Petition Date each of the Debtors commenced a case by filing a voluntary petition for relief under Chapter 11 of the Bankruptcy Code. By order of the Bankruptcy Court, these Chapter 11 Cases have been consolidated for procedural purposes only and are being jointly administered pursuant to Bankruptcy Rule 1015 [Docket No. 3]. The Debtors have operated their businesses and managed their properties as debtors in possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code. No trustee or examiner has been appointed in these Chapter 11 Cases.

D.	Eligibility for Relief.

4.The Debtors were and continue to be entities eligible for relief under section 109 of the Bankruptcy Code.

E.	The Official Committee of Unsecured Creditors.

5.On March 17, 2020, the United States Trustee appointed the Official Committee of Unsecured Creditors pursuant to section 1102 of the Bankruptcy Code (the “Creditors’ Committee”), which currently consists of the following members: (a) Flanders Electric Motor Service of Illinois, Inc., (b) Polydeck Screen Corporation, (c) John Fabick Tractor Company / Fabick Mining, Inc., (d) United Central Industrial Supply Company, LLC, and (e) Wilmington Trust, National Associate, as Trustee for the Second Lien Notes. See Notice of Appointment of Creditors' Committee [Docket No. 157].

F.	Judicial Notice.

6.The Bankruptcy Court takes judicial notice of (and deems admitted into evidence for Confirmation) the docket of these Chapter 11 Cases, including all pleadings and other documents on file, all orders entered, all hearing transcripts and all evidence and arguments made, proffered or adduced at the hearings held before the Bankruptcy Court during the pendency of these Chapter 11 Cases. Any resolutions of Objections to Confirmation explained on the record at the Confirmation Hearing are hereby incorporated by reference.

G.	Claims Bar Date and Other Deadlines.

7.By this Court’s order entered April 14, 2020 [Docket No. 322], this Court established that: (a) the general bar date for all entities (other than Governmental Units) to file Proofs of Claim against the Debtors is May 26, 2020 at 11:59 p.m. (prevailing Central Time); (b) the bar date for Governmental Units to file Proofs of Claim against the Debtors is September 8, 2020 at 11:59 p.m. (prevailing Central Time); (c) Administrative Claims entitled to priority under Bankruptcy Code section 503(b)(9) are required to be asserted by Filing a request for payment or Proof of Claim on or prior to May 26, 2020 at 11:59 p.m. (prevailing Central Time); and (d) Administrative Claims related to Executory Contracts or Unexpired Leases that are rejected by the Debtors are required to be Filed by the later of (i) May 26, 2020 at 11:59 p.m. (prevailing Central Time) and (ii) the date that is twenty-one (21) calendar days following entry of the relevant order or deemed effective date of the rejection of such rejected Executory Contract or Unexpired Lease.

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8.Notwithstanding anything in the Plan or in this Confirmation Order to the contrary, the Distribution Record Date for determining which Holders of certain Allowed Claims are eligible to receive distributions under the Plan shall be, with respect to the Holders of Allowed First Lien Facility Claims, the Effective Date.

H.	Disclosure Statement Order Compliance.

9.The Court entered the Disclosure Statement Order on May 20, 2020. The Disclosure Statement Order, among other things: (a) approved the Disclosure Statement as containing adequate information within the meaning of section 1125 of the Bankruptcy Code; (b) fixed May 18, 2020 as the Voting Record Date; (c) fixed June 16, 2020 at 4:00 p.m. (prevailing Central Time) as the Voting Deadline, subject to extension by the Debtors in their discretion; (d) fixed June 19, 2020 at 4:00 p.m. (prevailing Central Time) as the Objection Deadline; (e) fixed June 23, 2020 at 10:00 a.m. (prevailing Central Time) as the date and time for the commencement of the Confirmation Hearing; and (f) approved the Debtors’ solicitation and voting procedures, the Solicitation Packages and other materials relating to solicitation, including the notices sent to Holders of Claims and Interests not entitled to vote on the Plan. The Debtors have complied with the Disclosure Statement Order, including the solicitation procedures contained therein, in all respects.

10.In accordance with the Solicitation Procedures, the Debtors extended the Voting Deadline to June 17, 2020 at 4 p.m. (prevailing Central Time) for all Holders of Claims in Class 5 (General Unsecured Claims).  The Debtors subsequently extended the Voting Deadline to June 18, 2020 at 4 p.m. (prevailing Central Time) for certain additional Holders of Claims in Class 5.  The Voting Agent received one Class 3 First Lien Facility Claims ballot via electronic mail after the June 18, 2020 at 4 p.m. (prevailing Central Time) Voting Deadline. The ballot included a vote to accept the Plan in the amount of $88,080.25. In accordance with the Solicitation Procedures, the Debtors extended the Voting Deadline with respect to that ballot and directed Prime Clerk to include the same in the final tabulation.  See Voting Certification ¶ 7 n.4; see also Disclosure Statement Order ¶ 14 (authorizing the Debtors to extend the Voting Deadline in their discretion).

I.	Transmittal and Mailing of Solicitation Materials; Notice.

11.Due, adequate, and sufficient notice of the Plan (including the Debtor Releases, the Consensual Third-Party Releases, the Exculpation, and the Injunction Provisions, each as defined below), the Disclosure Statement, and the Confirmation Hearing, together with all deadlines for voting on or objecting to the Plan, has been given to all known Holders of Claims and Interests in compliance with Bankruptcy Rules 2002(b), 2002(p), 3017(d), (e) and (f), as evidenced by the Supporting Declarations. The Solicitation Packages and all other materials relating in any way to the solicitation process (including notice of the filing of the Plan Supplement) were transmitted and served in substantial compliance with the Disclosure Statement Order and in accordance with the applicable provisions of the Bankruptcy Code, the Bankruptcy Rules, the Local Bankruptcy Rules, the solicitation and voting procedures set forth in the Disclosure Statement Order, and all other applicable rules, laws and regulations. Additionally, in accordance with the Disclosure Statement Order, the Debtors timely published the Confirmation Hearing Notice in the applicable publication. Because such transmittal and service were adequate

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and sufficient, all parties in interest in the Chapter 11 Cases had full and fair opportunity to appear and be heard at the Confirmation Hearing and no other or further notice is necessary or shall be required.

J.	Adequacy of Solicitation.

12.The Debtors, with the assistance of the Voting Agent, distributed Solicitation Packages to all Holders of Claims and sufficient time was prescribed for such Holders of Claims entitled to vote on the Plan to accept or reject the Plan in compliance with the Disclosure Statement Order and the applicable provisions of the Bankruptcy Code, the Bankruptcy Rules, the Local Bankruptcy Rules, the Solicitation Procedures, and all other applicable rules, laws, and regulations. Additionally, the Debtors, with the assistance of the Voting Agent, provided (i) courtesy copies of the Solicitation Packages to the Office of the United States Trustee, counsel to the Creditors’ Committee, and counsel to certain of the Debtors’ prepetition and postpetition secured lenders and (ii) copies of the Disclosure Statement (and all exhibits thereto) in flash drive format to all Holders of Claims in Class 3 (First Lien Facility Claims), all Holders of Claims in Class 4 (Second Lien Notes Claims), all Holders of Claims in Class 5 (General Unsecured Claims), and all other parties entitled to notice under the Disclosure Statement Order and the Order Granting Chapter 11 First Day Motion for Entry of an Order (A) Establishing Certain Notice, Case Management, and Administrative Procedures and (B) Granting Related Relief [Docket No. 182] (the “Case Management Order”). In addition, Holders of Claims or Interests in Classes that were not entitled to vote to accept or reject the Plan were provided with certain non-voting materials, including the Opt-Out Notice (solely with respect to the Holders of Interests in Class 8) and the Confirmation Hearing Notice, approved by the Bankruptcy Court in compliance with the Disclosure Statement Order. All procedures used to distribute Solicitation Packages to Holders of Claims and Interests were fair and conducted in accordance with the Bankruptcy Code, the Bankruptcy Rules, the Local Bankruptcy Rules, and all other applicable rules, laws, and regulations. Accordingly, the foregoing transmittals and service were adequate and sufficient, and no further notice is or shall be required.

K.	Voting Tabulation and Results.

13.On June 19, 2020, the Voting Agent filed the Voting Certification with the Bankruptcy Court. All procedures used to tabulate the Ballots were fair and conducted in accordance with the Disclosure Statement Order, the Bankruptcy Code, the Bankruptcy Rules, the Local Bankruptcy Rules, and all other applicable rules, laws, and regulations.  As set forth in the Plan and Disclosure Statement, only Holders of Claims in Classes 3, 4, and 5 (together, the “Voting Classes”) were eligible to vote on the Plan. The Holders of Claims or Interests in Classes 1, 2, 6, 7, and 8 were not entitled to vote to accept or reject the Plan because: (a) Classes 1 (Other Secured Claims) and 2 (Other Priority Claims) are Unimpaired and therefore are conclusively presumed to have accepted the Plan; (b)  Class 8 (Interests in FELP and GP LLC) is fully Impaired under the Plan and therefore is deemed to have rejected the Plan, and (c) Classes 6 (Intercompany Claims) and 7 (Intercompany Interests) are either Unimpaired or fully Impaired and were therefore not entitled to vote to accept or reject the Plan.  As evidenced by the Voting Certification, Classes 3, 4, and 5 voted to accept the Plan at all applicable Debtors, with the exception of Class 5 at Adena Resources, LLC and Coal Field Repair Services LLC (the “Rejecting Class 5s”). Based on the foregoing, and as evidenced by the Voting Certification, at least one Impaired Class of Claims

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(excluding the acceptance by any insiders of any of the Debtors) has voted to accept the Plan in accordance with the requirements of sections 1124 and 1126 of the Bankruptcy Code.

L.	Plan Supplement.

14.On June 9, 2020, the Debtors filed the (i) Schedule of Rejected Executory Contracts and Unexpired Leases and (ii) Schedule of Proposed Cure Claims (together, the “First Plan Supplement”) [Docket No. 528].  On June 16, 2020, the Debtors filed (i) the Exit Facility Backstop Agreement, (ii) the form of New Organizational Documents of Reorganized Foresight, (iii) the form of Exit Facility Credit Agreement, (iv) a summary of the Management Incentive Plan, and (v) the identity of members of the New Board of Reorganized Foresight (collectively, the “Second Plan Supplement”) [Docket No. 553].  On June 17, 2020, the Debtors filed (i) the Schedule of Retained Causes of Action and (ii) a summary of the status of the Debtors’ negotiations with Murray Energy [Docket No. 564] (together, the “Third Plan Supplement” and, together with the First Plan Supplement and the Second Plan Supplement, as modified from time to time in accordance with the Plan and this Confirmation Order, including by Docket No. 585, the “Plan Supplement”).  The Debtors filed the Plan Supplement with the Bankruptcy Court and caused notice of such filing to be served upon all applicable parties in interest, as set forth in the certificates of service filed by the Voting Agent, dated June 10, 17, and 18, 2020. [Docket Nos. 571, 560, 532]. The documents contained in the Plan Supplement are integral to, part of, and incorporated by reference into the Plan.  The Plan Supplement complies with the terms of the Plan, and the filing and notice of such documents constitutes good, sufficient, and proper notice in accordance with the Bankruptcy Code, the Bankruptcy Rules, the Local Bankruptcy Rules, and the Disclosure Statement Order, and no other or further notice is or shall be required.  The Debtors’ rights are reserved to modify the Plan Supplement (in accordance with the terms of the Plan) before the Effective Date in any manner so long as such modifications are consistent with the Plan.

M.	Modifications to the Plan.

15.The modifications to the Plan, as reflected in the modified version of the Plan filed on June 17, 2020 and in the redline version of the Plan [Docket No. 563] constitute binding, non-material, or technical changes and do not materially or adversely affect or change the treatment of any Claims or Interests in the Debtors under the Plan (the “Technical Modifications”).  The filing and the description of the Technical Modifications on the record at the Confirmation Hearing constitute due and sufficient notice thereof under the circumstances of these Chapter 11 Cases.  The Technical Modifications neither require additional disclosure under section 1125 of the Bankruptcy Code nor re-solicitation of votes on the Plan under section 1126 of the Bankruptcy Code and Bankruptcy Rules 3018 or 3019.  In accordance with section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019, all Holders of Claims against the Debtors who voted to accept the Plan are hereby deemed to have accepted the Plan as amended by the Technical Modifications.  No Holder of a Claim against the Debtors who has voted to accept the Plan shall be permitted to change its acceptance to a rejection as a consequence of the Technical Modifications.  The Technical Modifications incorporated in the Plan comply with section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019.  The Plan as modified shall constitute the Plan submitted for Confirmation.

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N.	Compliance with Bankruptcy Rule 3016.

16.The Plan is dated and identifies the Debtors submitting and filing it, thereby satisfying Bankruptcy Rule 3016(a).  The filing of the Disclosure Statement satisfied Bankruptcy Rule 3016(b).

O.	Burden of Proof.

17.The Debtors, as proponents of the Plan, have the burden of proving the required elements of section 1129 of the Bankruptcy Code by a preponderance of the evidence, which is the applicable evidentiary standard for confirmation of the Plan.  The Debtors have met their burden of proving that the Plan complies with each required element of section 1129 of the Bankruptcy Code by a preponderance of the evidence.

P.	Compliance with the Requirements of Section 1129 of the Bankruptcy Code.

18.The Plan complies with all applicable provisions of section 1129 of the Bankruptcy Code as follows:

(i)	Section 1129(a)(1): Compliance of the Plan with Applicable Provisions of the Bankruptcy Code.

19.The Plan complies with all applicable provisions of the Bankruptcy Code as required by section 1129(a)(1) of the Bankruptcy Code, including sections 1122 and 1123.

a.	Sections 1122 and 1123(a)(1): Proper Classification.

20.The classification of Claims and Interests under the Plan is proper under the Bankruptcy Code.  Pursuant to sections 1122(a) and 1123(a)(1) of the Bankruptcy Code, Article III of the Plan provides for the separate classification of Claims and Interests into eight (8) Classes, based on differences in the legal nature or priority of such Claims and Interests; other than Administrative Claims (including Allowed Professional Fee Claims, Restructuring Expenses, and Statutory Fees), DIP Claims, and Priority Tax Claims, which are addressed in Article II of the Plan, and which are not required to be designated as separate Classes pursuant to section 1123(a)(1) of the Bankruptcy Code.  Valid business, factual, and legal reasons exist for the separate classification of the various Classes of Claims and Interests created under the Plan.  The classifications were not done for any improper purpose.  The creation of such Classes does not unfairly discriminate between or among Holders of Claims or Interests.  In accordance with section 1122(a) of the Bankruptcy Code, each Class of Claims and Interests contains only Claims or Interests that are substantially similar to the other Claims or Interests within that Class.  Accordingly, the requirements of sections 1122(a), 1122(b), and 1123(a)(1) of the Bankruptcy Code have been satisfied.

b.	Sections 1123(a)(2): Specification of Unimpaired Classes.

21.Article III of the Plan specifies that Claims in Classes 1 and 2, and as applicable, Classes 6 and 7, are Unimpaired under the Plan.  Accordingly, the requirements of section 1123(a)(2) of the Bankruptcy Code have been satisfied.

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c.	Sections 1123(a)(3): Specification of Treatment of Impaired Classes.

22.Article III of the Plan specifies the treatment of each Impaired Class under the Plan, including Classes 3, 4, 5, and 8, and as applicable, Classes 6 and 7. Accordingly, the requirements of section 1123(a)(3) of the Bankruptcy Code have been satisfied.

d.	Sections 1123(a)(4): No Discrimination.

23.Article III of the Plan provides the same treatment for each Claim or Interest within a particular class unless the Holder of a particular Claim or Interest has agreed to a less favorable treatment with respect to such Claim or Interest.  The Plan, therefore, satisfies the requirements of section 1123(a)(4) of the Bankruptcy Code.

e.	Sections 1123(a)(5): Adequate Means for Plan Implementation.

24.The Plan and the various documents and agreements set forth in the Plan Supplement or entered into in connection with the Plan provide adequate and proper means for the Plan’s implementation, including through, among other things:  (a) settlement of Claims, Interests, and controversies; (b) implementation of the Restructuring Transactions; (c) cancellation of Liens, of certain existing prepetition agreements and other instruments evidencing prepetition Claims and Interests, and of certain security interests upon receipt of the Plan consideration; (d) issuance of New Common Equity; (e) funding of the Exit Facility, including the fully committed Exit Facility Direct Debt Placement and backstopped Exit Facility Syndication; (f) provisions regarding the Reorganized Debtors’ corporate existence and governance (including composition of the New Board), and vesting of assets in the same; (g) provisions providing proper corporate authority to consummate the Plan; (h) implementation of the Management Incentive Plan; (i) creation of the GUC Cash Pool Account, GUC Administrator Account, and determination of Disputed Claims; (j) treatment of assumed or rejected Executory Contracts and Unexpired Leases; (k) administration of distributions under the Plan, including for Allowed General Unsecured Claims; and (l) provisions for creation of a Professional Fee Escrow Account and payment of Professional Fee Claims.  The Plan thereby satisfies section 1123(a)(5) of the Bankruptcy Code.

f.	Sections 1123(a)(6): Voting Power of Equity Securities.

25.The New Organizational Documents contained in the Plan Supplement prohibit the issuance of non-voting securities to the extent that the issuance of non-voting securities is prohibited under section 1123(a)(6) of the Bankruptcy Code.  The Plan, therefore, satisfies the requirements of section 1123(a)(6) of the Bankruptcy Code.

g.	Sections 1123(a)(7): Selection of Officers and Directors.

26.Adequate disclosure of the procedures for determining the identities and affiliations of the initial New Board has been made prior to the Confirmation Hearing.  Robert D. Moore is currently the Chief Executive Officer of the Debtors and Murray Energy.  As of and after the Effective Date, it is expected that Robert D. Moore will continued to be the Chief Executive Officer of both the Reorganized Debtors and Murray Energy.  The Debtors will continue to be managed pursuant to that certain Third Amended and Restated Management Services Agreement, effective as of March 28, 2017 (the “Management Services Agreement”), including pursuant to a

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further amendment and restatement of the Management Services Agreement if agreed among the Debtors and Murray Energy, unless the Management Services Agreement is rejected by the Debtors, as determined by the Debtors with the consent of the Required First Lien Lenders.  The selection of the initial directors and officers of the Reorganized Debtors was, is, and will be consistent with the interests of Holders of Claims and Interests and public policy.  Accordingly, the requirements of section 1123(a)(7) of the Bankruptcy Code have been satisfied.

h.	Sections 1123(b): Discretionary Contents of the Plan.

27.The Plan contains various provisions that may be construed as discretionary and not required for Confirmation under the Bankruptcy Code.  As set forth below, such discretionary provisions comply with section 1123(b) of the Bankruptcy Code, are not inconsistent with the applicable provisions of the Bankruptcy Code, and are hereby approved.  Thus, section 1123(b) of the Bankruptcy Code is satisfied.

I.	Section 1123(b)(1) & (2): Claims and Agreements.

28.The Plan is consistent with section 1123(b)(1) of the Bankruptcy Code.  Article III of the Plan impairs or leaves Unimpaired each Class of Claims and Interests.

29.The Plan is consistent with section 1123(b)(2) of the Bankruptcy Code. Article V of the Plan provides that all of the Debtors’ Executory Contracts and Unexpired Leases shall be deemed assumed as of the Effective Date except any Executory Contract or Unexpired Lease that (i) is identified on the Schedule of Rejected Executory Contracts and Unexpired Leases, (ii) has been previously rejected by a Final Order; (iii) is the subject of a motion to reject an Executory Contract or Unexpired Lease that is pending on the Confirmation Date, or (iv) is the subject of a motion to reject an Executory Contract or Unexpired Lease pursuant to which the requested effective date of such rejection is after the Effective Date.  The Debtors, in their discretion and without the need for any further order or approval of this Bankruptcy Court, may amend the Schedule of Rejected Executory Contracts and Unexpired Leases at any time prior to the Effective Date to add (or remove) any Executory Contract or Unexpired Lease to which Colt LLC or any Murray Energy Entity is a party.  No Executory Contract or Unexpired Lease to which Colt LLC or any Murray Energy Entity is a party shall be deemed assumed by the Debtors prior to the Effective Date.

II.	Section 1123(b)(3): Settlement, Releases, Exculpation, Injunction, and Preservation of Claims and Causes of Action.

30.Compromise and Settlement.  Pursuant to section 363 of the Bankruptcy Code and Bankruptcy Rule 9019 and in consideration for the distributions and other benefits provided pursuant to the Plan, the provisions of the Plan, including the releases set forth in Article VIII thereof, shall constitute a good faith compromise of: (a) all Claims, Interests, and controversies relating to the contractual, legal, and subordination rights that a Holder of a Claim or Interest may have with respect to any Allowed Claim or Interest, or any distribution to be made on account of such Allowed Claim or Interest; and (b) all Claims and Causes of Action released under the Plan, including pursuant to the releases set forth in Article VIII of the Plan (collectively, the “Settlement”).  For the avoidance of doubt, each Murray Energy Entity shall not be a “Released

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Party” unless and until (i) the bankruptcy court presiding over such Entity’s case under chapter 11 of the Bankruptcy Code enters an order confirming the plan of reorganization of such Entity pursuant to section 1129 of the Bankruptcy Code, (ii) such confirmed plan of reorganization grants releases to the Debtors and the Reorganized Debtors, (iii) the scope and extent of such releases, as they apply to the Debtors, the Reorganized Debtors, and their respective Related Persons, are consistent with the scope and extent of the releases granted pursuant to Article VIII of the Plan or are otherwise acceptable to the Debtors and Reorganized Debtors (as applicable) and the Required First Lien Lenders, and (iv) such releases have become effective pursuant to the terms of such Entity’s plan of reorganization and the applicable confirmation order. The Settlement embodied in the Plan is fair, equitable, and reasonable and in the best interests of the Debtors, the Estates, and all Holders of Claims and Interests.

31.In reaching the decision on the Settlement, the Court considered, among other things: (a) the difficulties, if any, to be encountered in the matter of collection; (b) the complexity of the potential litigation involved, and the expense, inconvenience and delay necessarily attending it; and (c) the paramount interest of the creditors with a proper deference to their reasonable views.  The Settlement includes significant concessions from each of the parties, is fair and equitable, will avoid the cost and expense of litigation over several issues absent a settlement, and falls well above the lowest point in the range of reasonableness.

32.Accordingly, the Settlement, as incorporated in the Plan: (a) is a permitted means of implementing the Plan pursuant to section 1123(b)(3) of the Bankruptcy Code; (b) is an integral element of the transactions incorporated into the Plan; (c) confers material benefits on, and is in the best interests of, the Debtors, the Estates, and all Holders of Claims and Interests; (d) is fair and equitable and falls well above the lowest point in the range of reasonableness; and (e) is consistent with sections 105, 1123, and 1129 of the Bankruptcy Code, other provisions of the Bankruptcy Code, Bankruptcy Rule 9019, and other applicable law.

33.Releases, Exculpations, Injunctions, and Discharges. The releases, exculpations, injunctions, and discharges of Claims and Causes of Action described in the Plan, including those described in Article VIII.C of the Plan (the “Debtor Releases”), Article VIII.D of the Plan (the “Consensual Third-Party Releases”), Article VIII.E of the Plan (the “Exculpation”), and Article VIII.F of the Plan (the “Injunction Provisions”), constitute good faith compromises and settlements of the matters covered thereby and are consensual. Such compromises and settlements are made in exchange for consideration and are in the best interests of Holders of Claims, are fair, equitable, reasonable, and are integral elements of the Settlement and resolution of the Chapter 11 Cases in accordance with the Plan. For the reasons stated on the record and in the Supporting Declarations (including, without limitation, in paragraphs 17 through 29 of the Confirmation Declaration), and under the specific facts and circumstances of the Chapter 11 Cases, each of the discharge, injunction, release, indemnification, and exculpation provisions set forth in the Plan (a) is within the jurisdiction of the Court under sections 105(a) and 1123(b) of the Bankruptcy Code, and sections 1334(a), 1334(b) and 1334(e) of title 28 of the United States Code, (b) is an essential means of implementing the Plan, (c) is an integral and non-severable element of the Plan and the transactions incorporated therein, (d) confers a material benefit on, and is in the best interests of, the Debtors, their Estates, and all Holders of Claims and Interests, (e) is important to the overall objectives of the Plan to finally resolve all Claims among or against the parties in interest in these Chapter 11 Cases with respect to the Debtors, (f) is fair, equitable, reasonable, and

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in exchange for good and valuable consideration provided by the Released Parties, and (g) is consistent with sections 105, 1123, 1129, and other applicable provisions of the Bankruptcy Code and Bankruptcy Rule 9019 and section 157 of title 28 of the United States Code.

34.The Consensual Third-Party Releases facilitated participation in the Plan and the chapter 11 process generally.  The Consensual Third Party Releases were instrumental to the Restructuring Support Agreement, which provided important benefits to the Debtors and their estates in developing a path forward for the Reorganized Debtors and preventing potentially significant and time-consuming litigation. The Consensual Third-Party Releases were a core negotiating point in connection with, and instrumental in developing, the Restructuring Support Agreement and the Plan.  As such, the Consensual Third-Party Releases appropriately offer certain protection to parties that have constructively participated in the Debtors’ restructuring process by supporting the Plan.

35.The scope of the Consensual Third-Party Releases is appropriately tailored under the facts and circumstances of the Chapter 11 Cases, and parties received due and adequate notice of the Consensual Third-Party Releases.  For the reasons stated on the record and in the Supporting Declarations (including, without limitation, in paragraphs 22 through 28 of the Confirmation Declaration), and under the specific facts and circumstances of the Chapter 11 Cases, and in light of, among other things, the value provided by the Released Parties to the Debtors’ Estates and the critical nature of the Consensual Third-Party Releases to the Plan and the settlements and compromises contained therein, the Consensual Third-Party Releases are approved and authorized in their entirety.

36.The Exculpation is essential to the Plan. The Exculpation was negotiated by the Debtors and the Released Parties and was agreed upon in return for such parties providing benefits to the Debtors.  The record in the Chapter 11 Cases fully supports the Exculpation, which is appropriately tailored to protect the Released Parties from inappropriate litigation arising from their participation in the Chapter 11 Cases and the Debtors’ restructuring. The Exculpation does not relieve any party of liability for an act or omission to the extent such act or omission is determined by a final order of a court of competent jurisdiction to have constituted fraud, willful misconduct, or gross negligence. For the reasons stated on the record and in the Supporting Declarations (including, without limitation, in paragraph 29 of the Confirmation Declaration), and under the specific facts and circumstances of the Chapter 11 Cases, the Bankruptcy Court finds that the Exculpation is consistent with the Bankruptcy Code and applicable law.

37.Section 105(a) of the Bankruptcy Code permits the issuance of an injunction in order to give effect to the discharge, release, and exculpation provisions of the Plan. As established based upon the record in these Chapter 11 Cases and the evidence proffered or adduced at the Confirmation Hearing, the Injunction Provisions are essential to the Plan and are necessary to implement the Plan and to preserve and enforce the discharge, release, and exculpation provisions of the Plan. The Injunction Provisions are appropriately tailored to achieve those purposes. The failure to include the Injunction Provisions, and to effectuate the discharge, release, and exculpation provisions of the Plan, would seriously impair the Debtors’ ability to confirm a Plan in these Chapter 11 Cases.  The Court finds that it has jurisdiction pursuant to 28 U.S.C. § 1334 to enforce the injunctions set forth in Article VIII.F of the Plan in accordance with their terms.

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38.For the reasons set forth on the record of the Chapter 11 Cases and the evidence proffered or adduced at the Confirmation Hearing, including the Plan and Settlement embodied therein, the Consensual Third-Party Releases constitute consensual third-party releases provided by each Releasing Party, and the Released Parties have provided substantial consideration in exchange for the Debtor Releases, the Consensual Third-Party Releases, and the Exculpation. The releases, exculpations, injunctions, and discharges of Claims and Causes of Action described in the Plan, including the Debtor Releases, the Consensual Third-Party Releases, the Exculpation, and the Injunction Provisions, are an integral and necessary part of the Plan, represent a valid exercise of the Debtors’ business judgment, and are in the best interests of the Estates and all Holders of Claims and Interests.

39.Preservation of Claims and Causes of Action. Article VI.A of the Plan appropriately provides for the preservation by the Reorganized Debtors of certain Claims and Causes of Action in accordance with section 1123(b)(3)(B) of the Bankruptcy Code. The provisions regarding the Causes of Action in the Plan are appropriate and are in the best interests of the Debtors, the Estates, and Holders of Claims and Interests.

(ii)	Section 1129(a)(2): Compliance of the Debtors with the Applicable Provisions of the Bankruptcy Code.

40.The Debtors, as proponents of the Plan, have complied with all applicable provisions of the Bankruptcy Code as required by section 1129(a)(2) of the Bankruptcy Code, including sections 1122, 1123, 1124, 1125, 1126, and 1128 of the Bankruptcy Code and Bankruptcy Rules 3017, 3018 and 3019.  Votes to accept or reject the Plan were solicited by the Debtors and their respective present and former members, officers, directors, employees, representatives, advisors, attorneys, professionals, affiliates, and agents after the Court approved the adequacy of the Disclosure Statement in the Disclosure Statement Order pursuant to section 1125(a) of the Bankruptcy Code.

41.The Debtors and their respective present and former members, officers, directors, employees, representatives, advisors, attorneys, professionals, affiliates, and agents have solicited and tabulated votes on the Plan and have participated in the activities described in section 1125 of the Bankruptcy Code fairly, in good faith within the meaning of section 1125(e) of the Bankruptcy Code, and in a manner consistent with the applicable provisions of the Disclosure Statement Order, the Disclosure Statement, the Bankruptcy Code, the Bankruptcy Rules, the Local Bankruptcy Rules, and all other applicable rules, laws, and regulations, and are entitled to the protections afforded by section 1125(e) of the Bankruptcy Code and the Exculpation set forth in Article VIII.E of the Plan.

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42.The Debtors and their respective present and former members, officers, directors, employees, representatives, advisors, attorneys, professionals, affiliates, and agents have participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code with regard to the offering, issuance, and distribution of recoveries under the Plan and, therefore, are not (and on account of such distributions, will not be) liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or distributions made pursuant to the Plan, so long as such distributions are made consistent with and pursuant to the Plan.

(iii)	Section 1129(a)(3): Proposal of the Plan in Good Faith.

43.The Debtors have proposed the Plan (and all other agreements, documents, and instruments necessary to effectuate the Plan) in good faith and not by any means forbidden by law, thereby satisfying section 1129(a)(3) of the Bankruptcy Code. The Debtors’ good faith is evident from the facts and records of these Chapter 11 Cases, the Disclosure Statement and the hearing thereon, and the record of the Confirmation Hearing and other proceedings held in these Chapter 11 Cases. The Plan is based upon extensive, arm’s-length negotiations between and among representatives of the Debtors and their creditor and other constituencies. The Plan was proposed with the legitimate and honest purpose of maximizing the value of the Estates and effectuating a successful reorganization of the Debtors. Furthermore, the Plan’s classification, indemnification, exculpation, release, settlement, and injunctive provisions, including, among others, Articles VIII.C through F of the Plan, have been negotiated in good faith and at arm’s length, consistent with sections 105, 1123(b)(3)(A), 1123(b)(6), 1129, and 1142 of the Bankruptcy Code and Bankruptcy Rule 9019.

(iv)	Section 1129(a)(4): Bankruptcy Court Approval of Certain Payments as Reasonable.

44.Payments made or to be made by the Debtors for services or for costs and expenses in or in connection with the Chapter 11 Cases, or in connection with the Plan and incident to the Chapter 11 Cases, have been approved by, or are subject to the approval of, the Bankruptcy Court as reasonable.  Accordingly, the requirements of section 1129(a)(4) of the Bankruptcy Code are satisfied.

(v)	Section 1129(a)(5): Disclosure of Identity of Proposed Management.

45.The Debtors have complied with section 1129(a)(5) of the Bankruptcy Code. The identity and affiliations of the persons proposed to serve as members of the New Board of Reorganized Foresight will be disclosed prior to the Effective Date, and the appointment of the New Board is consistent with the interests of Holders of Claims against and Interests in the Debtors and with public policy.

(vi)	Section 1129(a)(6): No Rate Changes.

46.The Plan does not contain any rate changes.  Therefore, section 1129(a)(6) of the Bankruptcy Code is inapplicable to these Chapter 11 Cases.

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(vii)	Section 1129(a)(7): Best Interests of Creditors Test.

47.The Plan satisfies section 1129(a)(7) of the Bankruptcy Code. The Liquidation Analysis set forth in Exhibit E to the Disclosure Statement and the other evidence related thereto in support of the Plan that was proffered or adduced at or before the Confirmation Hearing: (a) are persuasive and credible, (b) have not been controverted by other evidence, (c) is based on sound methodology, and (d) conclusively establish that each Holder of an Impaired Claim or Interest either (i) has accepted the Plan or (ii) will receive or retain under the Plan, on account of such Holder’s Claim or Interest, property of a value, as of the Effective Date, that is not less than the amount that such Holder would receive or retain if the Debtors (as applicable) were liquidated under Chapter 7 of the Bankruptcy Code on such date.

(viii)	Section 1129(a)(8): Conclusive Presumption of Acceptance by Unimpaired Classes.

48.Classes 1 and 2 are Unimpaired, each of which are conclusively presumed to have accepted the Plan under section 1126(f) of the Bankruptcy Code. As set forth in the Voting Certification, Classes 3, 4, and 5 have voted to accept the Plan at all applicable Debtors, with the exception of the Rejecting Class 5s. Class 8 is not receiving any distributions under the Plan and is conclusively deemed to reject the Plan pursuant to section 1126(g) of the Bankruptcy Code.  Classes 6 and 7, as applicable are either Unimpaired or Impaired, and are accordingly presumed to have accepted the Plan or deemed to reject the Plan.  Notwithstanding the fact that the Plan has not been accepted by the Rejecting Class 5s and the Classes deemed to reject the Plan, the Plan is confirmable because it satisfies section 1129(a)(10) and section 1129(b) of the Bankruptcy Code.

(ix)	Section 1129(a)(9): Treatment of Claims Entitled to Priority Pursuant to Section 507(a) of the Bankruptcy Code.

49.The treatment of Allowed Administrative Expense Claims, Allowed DIP Claims, and Allowed Priority Tax Claims under Article II of the Plan satisfies the requirements of, and complies in all respects with, section 1129(a)(9) of the Bankruptcy Code.  Accordingly, the requirements of section 1129(a)(9) are satisfied.

(x)	Section 1129(a)(10): Acceptance by At Least One Impaired Class.

50.As set forth in the Voting Certification, Classes 3, 4, and 5 voted to accept the Plan at all applicable Debtors, with the exception of the Rejecting Class 5s. As such, there is at least one Class of Claims that is Impaired under the Plan that has accepted the Plan without including any acceptance of the Plan by any insider. Accordingly, the Debtors have satisfied the requirements of section 1129(a)(10) of the Bankruptcy Code.

(xi)	Section 1129(a)(11): Feasibility of the Plan.

51.The evidence submitted through the Supporting Declarations regarding feasibility, together with all evidence proffered or advanced at or before the Confirmation Hearing, (a) is persuasive and credible, (b) has not been controverted by other evidence, and (c) establishes that confirmation of the Plan is not likely to be followed by the liquidation or the need for further financial reorganization of the Reorganized Debtors. Accordingly, the requirements of section 1129(a)(11) of the Bankruptcy Code have been satisfied.

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(xii)	Section 1129(a)(12): Payment of Bankruptcy Fees.

52.Article II.E of the Plan provides that the Debtors shall pay all Statutory Fees under 28 U.S.C. § 1930(a)(6). Absent extenuating circumstances, the Debtors or Reorganized Debtors shall File an application to:  (i) close substantially all of the Debtors’ Chapter 11 Cases as soon as practicable after the Effective Date (the “Closing Cases”) with the exception of a single Chapter 11 Case designated by the Debtors or Reorganized Debtors in their sole discretion (the “Surviving Case”), which Surviving Case shall remain open for purposes of, among other things, administering and otherwise resolving Disputed Claims in accordance with Article VI of the Plan and reporting distributions on Allowed Claims in accordance with Article VII of the Plan; and (ii) administratively consolidating the claims registers of the Closing Cases under the claims register for the Surviving Case.  Following this Court’s entry of final decrees closing the Closing Cases, the Reorganized Debtor of the Surviving Case shall prepare and file quarterly distribution reports and issue payments of Statutory Fees on account of distributions made following the Court’s entry of final decrees closing the Closing Cases.  Accordingly, the Debtors have satisfied the requirements of section 1129(a)(12) of the Bankruptcy Code.

(xiii)	Section 1129(a)(13), (14), (15), & (16): Inapplicable Subsections.

53.The Debtors currently do not maintain any retiree benefits, do not owe any domestic support obligations, are not individuals, and are each a moneyed, business, or commercial corporation. Therefore, section 1129(a)(13), (14), (15), and (16) of the Bankruptcy Code do not apply to these Chapter 11 Cases.

(xiv)	Section 1129(b): Confirmation of the Plan Over Non-Acceptance of Impaired Classes.

54.The Plan may be confirmed pursuant to section 1129(b) of the Bankruptcy Code notwithstanding that the requirements of section 1129(a)(8) have not been met because the Debtors have demonstrated by a preponderance of the evidence that the Plan (a) satisfies all of the other requirements of section 1129(a) of the Bankruptcy Code and (b) does not “discriminate unfairly” pursuant to section 1129(b)(1) and is “fair and equitable” pursuant to section 1129(b)(2), in each case with respect to the Rejecting Class 5s, Class 8, and as applicable, Classes 6 and 7.  The evidence supporting the Plan proffered or adduced by the Debtors at, or before, or in the Supporting Declarations filed in connection with, the Confirmation Hearing regarding the Debtors’ classification and treatment of Claims: (a) is reasonable, persuasive, credible, and accurate; (b) utilizes reasonable and appropriate methodologies and assumptions; and (c) has not been controverted by other credible evidence.  The Plan, therefore, satisfies the requirements of section 1129(b) of the Bankruptcy Code and may be confirmed despite the fact that not all Impaired Classes have voted to accept the Plan.

(xv)	Section 1129(c): Only One Plan.

55.Other than the Plan (including previous versions thereof), no other plan has been filed in these Chapter 11 Cases. Accordingly, the Debtors have satisfied the requirements of section 1129(c) of the Bankruptcy Code.

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(xvi)	Section 1129(d): Principal Purpose of the Plan Is Not the Avoidance of Tax or Securities Law.

56.The principal purpose of the Plan is not the avoidance of taxes or section 5 of the Securities Act.  Accordingly, the Debtors have satisfied the requirements of section 1129(d) of the Bankruptcy Code.

(xvii)	Section 1129(e): Small Business Case.

57.None of these Chapter 11 Cases is a “small business case,” as that term is defined in the Bankruptcy Code, and, accordingly, section 1129(e) of the Bankruptcy Code is inapplicable to these Chapter 11 Cases.

Q.	Satisfaction of Confirmation Requirements.

58.Based upon the foregoing, all other filed pleadings, documents, exhibits, statements, declarations, and affidavits filed in connection with Confirmation of the Plan, and all evidence and arguments made, proffered, or adduced at the Confirmation Hearing, the Plan satisfies the requirements for confirmation set forth in section 1129 of the Bankruptcy Code.

R.	Implementation of Other Necessary Documents and Agreements.

59.All documents and agreements necessary to implement the Plan are essential elements of the Plan and entry into and consummation of the transactions contemplated by each such documents and agreements is in the best interests of the Debtors, the Estates, and Holders of Claims and Interests. The Debtors have exercised reasonable business judgment in determining which agreements to enter into and have provided sufficient and adequate notice of such documents and agreements. The terms and conditions of such documents and agreements have been negotiated in good faith, at arm’s length, are fair and reasonable, and are reaffirmed and approved.

S.	Good Faith.

60.Based on the record in these Chapter 11 Cases, the Debtors, the Exculpated Parties, the Released Parties, and the Releasing Parties have been and will be acting in good faith if they proceed to: (a) consummate the Plan and the agreements, settlements, transactions, and transfers contemplated thereby; and (b) take the actions authorized and directed by this Confirmation Order to reorganize the Debtors’ businesses. Such parties are entitled to the protections afforded by section 1125(e) of the Bankruptcy Code and the Exculpated Parties are entitled to the protections afforded by the Exculpation set forth in Article VIII.E of the Plan.

T.	Executory Contracts and Unexpired Leases.

61.The Debtors have satisfied the provisions of section 365 of the Bankruptcy Code with respect to the assumption, assumption and assignment, and rejection of Executory Contracts and Unexpired Leases pursuant to the Plan. The Debtors have exercised their reasonable business judgment before the Confirmation Hearing in determining whether to assume or reject each of their Executory Contracts and Unexpired Leases as set forth in Article V of the Plan, the

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Plan Supplement, this Confirmation Order, or otherwise. Each assumption or rejection of an Executory Contract or Unexpired Lease pursuant to this Confirmation Order and in accordance with Article V of the Plan, or otherwise by order of this Bankruptcy Court, shall be legal, valid, and binding upon the applicable Reorganized Debtor and all non-Debtor persons or entities party to such Executory Contract or Unexpired Lease (subject to the rights of the non-Debtor persons or entities party to such agreements to object to such assumption or rejection and the rights of the applicable Reorganized Debtor in response to any such objection).  It is appropriate under the circumstances to permit the Debtors, in their discretion and without the need for any further order or approval of this Bankruptcy Court, to amend the Schedule of Rejected Executory Contracts and Unexpired Leases at any time prior to the Effective Date to add (or remove) any Executory Contract or Unexpired Lease to which Colt LLC or any Murray Energy Entity is a party.  The Debtors’ Executory Contracts and Unexpired Leases with Colt LLC and/or any of the Murray Energy Entities are lawful agreements and may be amended by the Debtors without the need for any further order or approval of this Bankruptcy Court; provided that any amendments of such agreements shall not become effective prior to the Debtors filing notice of such amendments with this Court or such later date in accordance with the terms of such amendments.

62.The Debtors have indicated the amount of any Cure Claims in the Schedule of Proposed Cure Claims and have provided adequate assurance of future performance for each of the Executory Contracts and Unexpired Leases that are being assumed by the Debtors pursuant to the Plan. The Debtors have cured or provided adequate assurance that the Reorganized Debtors will pay Cure Claims (if any) under or relating to each of the Executory Contracts and Unexpired Leases that are being assumed by the Debtors pursuant to the Plan. The Plan and such assumptions, therefore, satisfy the requirements of section 365 of the Bankruptcy Code.

U.	Assumption of Indemnification Obligations.

63.The Debtors have exercised their reasonable business judgment before the Confirmation Hearing in determining to assume certain indemnification obligations as set forth in Article V.D of the Plan.

V.	Vesting of Assets.

64.Except as otherwise provided in the Plan or any agreement, instrument, or other document incorporated therein or entered into in connection therewith, on the Effective Date, all property in each Estate, all Causes of Action (including, without limitation, any Causes of Action identified in the Schedule of Retained Causes of Action and any Avoidance Actions not released pursuant to Article VIII of the Plan), and any property acquired by any of the Debtors pursuant to the Plan shall vest in each respective Reorganized Debtor, free and clear of all liens, Claims, charges, or other encumbrances (except for liens granted to secure any indebtedness that is Unimpaired by the Plan and except for liens, Claims, charges, security interests, and/or other encumbrances securing the Exit Facility and/or granted under the Exit Facility Documents). On and after the Effective Date, except as otherwise provided in the Plan, each Reorganized Debtor may operate its business and may use, acquire, or dispose of property and compromise or settle any Claims, Interests, or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, subject only to the

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terms and conditions of the Plan as well as the documents and instruments executed and delivered in connection therewith, including the Exit Facility Documents.

W.	Disclosure of Agreements and Other Documents.

65.The Debtors have disclosed all material facts regarding: (a) the adoption of the New Organizational Documents; (b) the selection of the members of the New Board for the applicable Reorganized Debtors; (c) the Reorganized Debtors’ obligations under the Exit Facility, the terms of such facility’s funding, and the terms of the Exit Facility Documents, including any fees, premiums, consideration, or expenses related thereto; (d) the sources and distribution of Cash under the Plan; (e) the terms and issuance of the New Common Equity and the Reorganized Debtors’ reliance on securities registration exemptions, including the exemption under section 1145(a) of the Bankruptcy Code; (f) the equitization of the First Lien Facility Claims and Second Lien Notes Claims; (g) the repayment of the DIP Facility, including the payment of any fees, premiums, consideration, or expenses related thereto; (h) the cancellation of the Interests in FELP and the Interests in GP LLC; (i) the administration and procedures for distributing cash recoveries to the Holders of General Unsecured Claims; (j) the adoption, execution, and delivery of all contracts, leases, instruments, releases, indentures, and other agreements related to any of the foregoing; (k) the adoption, execution, and implementation of the other matters provided for under the Plan involving corporate action to be taken by or required of the Reorganized Debtors; and (l) the assumption and entry into amended and restated Executory Contracts and Unexpired Leases with Colt LLC and the Murray Energy Entities (or rejection of such Executory Contracts and Unexpired Leases) to be effective no earlier than the filing of notice of such modified arrangements with this Bankruptcy Court.

X.	Approval of the Exit Facility.

66.The Exit Facility is the best exit financing available to the Debtors. The Exit Facility Loans comprising the Exit Facility and the Exit Facility Documents are an essential element of the Plan, and entry into the Exit Facility and the Exit Facility Documents is in the best interests of the Debtors, the Estates, and all Holders of Claims, and is necessary for confirmation and consummation of the Plan. The Debtors have exercised reasonable business judgment in determining to enter into the Exit Facility and the Exit Facility Documents, and have provided sufficient and adequate notice of material terms of the Exit Facility. The terms and conditions of the Exit Facility are fair and reasonable, reflect the Debtors’ exercise of prudent business judgment consistent with their fiduciary duties, are supported by reasonably equivalent value and fair consideration and the Exit Facility has been negotiated in good faith and at arm’s length. The Exit Facility and Exit Facility Documents, and all transactions contemplated thereby and thereunder (including, without limitation, the payment of all premiums, fees, consideration, indemnities, and expenses thereunder), are appropriate.  The Debtors and Reorganized Debtors are authorized, without further approval of the Court or any other party and without further corporate, limited liability company, or similar action, to execute and deliver all agreements, documents, instruments, and certificates relating to the Exit Facility and the Exit Facility Documents and perform their obligations thereunder, including, without limitation, the creation and perfection of the Liens in connection therewith.

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Y.	Issuance of New Common Equity.

67.The issuance of the New Common Equity is an essential element of the Plan, and is the best interests of the Debtors, their Estates, and all Holders of Claims.  The Debtors or Reorganized Debtors, as applicable, are authorized without further approval of this Court or any other party, to issue the New Common Equity in accordance with the Plan and Plan Supplement and to execute and deliver all agreements, documents, instruments, and certificates relating thereto.

Z.	No Control Group Liability.

68.The Debtors are not part of the same “control group” as any of the Murray Energy Entities for purposes of the control group liability rules of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

69.Pursuant to the Plan, the Reorganized Debtors, as of the Effective Date, will not be part of the same “control group” as any of the Murray Energy Entities for purposes of the control group liability rules of ERISA.

AA.	Conditions Precedent to Effective Date.

70.Each of the conditions precedent to the Effective Date, as set forth in Article IX.B of the Plan, has been satisfied or waived in accordance with the provisions of the Plan, or is reasonably likely to be satisfied or waived.

ORDER

Based on the foregoing, IT IS HEREBY ORDERED:
A.	Findings of Fact and Conclusions of Law.

71.The findings of fact and the conclusions of law set forth herein shall constitute findings of fact and conclusions of law pursuant to Bankruptcy Rule 7052, made applicable to this proceeding by Bankruptcy Rule 9014. To the extent any of the following constitute findings of fact or conclusions of law, they are adopted as such. To the extent any of the prior findings of fact or conclusions of law constitutes an order of this Bankruptcy Court, they are adopted as such.

B.	Confirmation.

72.All requirements for Confirmation of the Plan have been satisfied.  The Plan, including all exhibits attached thereto or included in the Plan Supplement, is confirmed in its entirety pursuant to section 1129 of the Bankruptcy Code.  A copy of the confirmed Plan is attached hereto as Exhibit 1. The terms of the Plan and the Plan Supplement are incorporated by reference into, and are an integral part of, this Confirmation Order.

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C.	Objections.

73.To the extent that any objections, reservations of rights, statements or joinders to Confirmation have not been resolved, withdrawn, waived or settled prior to entry of the Confirmation Order or otherwise resolved as stated on the record of the Confirmation Hearing, they are hereby overruled on their merits.

D.	Solicitation and Notice.

74.Notice of the Confirmation Hearing complied with the terms of the Disclosure Statement Order, was appropriate and satisfactory based on the circumstances of these Chapter 11 Cases and was in compliance with the provisions of the Bankruptcy Code, the Bankruptcy Rules, and the Local Rules. The solicitation of votes on the Plan and the Solicitation Packages complied with the Solicitation and Voting Procedures, was appropriate and satisfactory based upon the circumstances of these Chapter 11 Cases, and was in compliance with the provisions of the Bankruptcy Code, the Bankruptcy Rules, and the Local Rules.

75.The solicitation of votes on the Plan was exempt from the registration requirements of the Securities Act and applicable state securities laws.  No other non-bankruptcy law applies to the solicitation.

E.	Immediate Binding Effect.

76.Notwithstanding Bankruptcy Rules 3020(e), 6004(h) or 7062 or otherwise, upon the occurrence of the Effective Date, the terms of the Plan shall be immediately effective and enforceable and deemed binding upon the Debtors, the Reorganized Debtors, and any and all Holders of Claims or Interests (irrespective of whether the Holders are deemed to have accepted the Plan), all Entities that are parties to or are subject to the settlements, compromises, releases, discharges, and injunctions described in the Plan or herein, each Entity acquiring property under the Plan, and any and all non-Debtor parties to Executory Contracts and Unexpired Leases with the Debtors.

F.	Reference to Plan Provisions.

77.The failure specifically to include or to refer to any particular article, section, or provision of the Plan (including the Plan Supplement) or any related document in this Confirmation Order shall not diminish or impair the effectiveness of such article, section, or provision, it being the intent of the Court that the Plan and any related documents be confirmed  in their entirety.

G.	Plan Classification Controlling.

78.The terms of the Plan shall solely govern the classification of Claims and Interests for purposes of the distributions to be made thereunder. The classifications set forth on the Ballots tendered to or returned by the Holders of Claims in connection with voting on the Plan: (i) were set forth thereon solely for purposes of voting to accept or reject the Plan; (ii) do not necessarily represent, and in no event shall be deemed to modify or otherwise affect, the actual classification of Claims under the Plan for distribution purposes; (iii) may not be relied upon by

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any Holder of a Claim as representing the actual classification of such Claim under the Plan for distribution purposes; and (iv) shall not be binding on the Debtors and Reorganized Debtors except for voting purposes.

H.	Approval of Means for Implementation.

79.The provisions of Article IV of the Plan regarding the means for implementing the Plan are approved in their entirety.

I.	Effectuating Actions and Documents.

80.Except as provided otherwise in the Plan or this Confirmation Order, the Debtors or the Reorganized Debtors, as applicable, may take all actions as may be necessary or appropriate to effectuate and implement the provisions of the Plan and this Confirmation Order, including, without limitation, executing, delivering, filing, or recording contracts, instruments, releases, agreements, and documents, regardless of whether such contracts, instruments, releases, agreements, and documents are specifically identified in Article IV of the Plan, without the need for further application to, or order of, this Court, and without the need for any approvals, authorizations, actions, or consents except for those expressly required pursuant to the Plan or this Confirmation Order.  To the extent such actions would otherwise require the approval of the respective directors, managers, partners, members or equity holders of the Debtors or Reorganized Debtors, as applicable, such actions shall be deemed to have been so approved.  Such actions shall be in effect prior to, on, or after the Effective Date (as appropriate).

81.This Confirmation Order shall constitute all approvals and consents required, if any, by the laws, rules and regulations of all states and any other governmental authority with respect to the implementation or consummation of the Plan, the Restructuring Documents, and any other contracts, instruments, releases, agreements, securities, and documents contemplated by the Plan.

J.	Approval of New Organizational Documents of Reorganized Foresight and New Equity.

82.Subject to, and upon the occurrence of, the Effective Date, and without further notice to any party, or further order or other approval of the Bankruptcy Court, or further act or action under applicable law, regulation, order or rule, or the vote, consent, authorization or approval of any Person, (i) the New Organizational Documents of Reorganized Foresight shall be valid and binding on Reorganized Foresight and (ii) the issuance or distribution on the Effective Date of the New Common Equity in accordance with the terms of the Plan shall be authorized.  All New Common Equity issued pursuant to the Plan shall be subject to the terms and conditions of the New Organizational Documents of Reorganized Foresight, and each owner of New Common Equity takes such New Common Equity subject to the terms and conditions of the New Organizational Documents of Reorganized Foresight.

83.Without limiting the foregoing, the issuance of the New Common Equity, including pursuant to the Management Incentive Plan, the DIP Put Option Premium, the DIP Exit Premium, the Exit Facility Equity Issuances, and in connection with the Tranche B Equity Conversion, is authorized without the need for any further corporate action.

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K.	Designation of Reorganized Foresight’s New Board Approved.

84.On the Effective Date, Reorganized Foresight’s New Board shall consist of those individuals identified in the Plan Supplement, and such individuals and their designees shall be deemed elected and authorized to serve as directors and/or managers of the other Reorganized Debtors pursuant to the terms of the New Organizational Documents. Such appointment and designation is hereby approved and ratified as being in the best interests of the Debtors and creditors and consistent with public policy, and such managers and/or directors hereby are deemed elected and appointed to serve in their respective capacities as of the Effective Date without further action of the Bankruptcy Court, the Reorganized Debtors, or their security holders.

L.	Distributions of Securities Are Subject to Exemptions.

85.Pursuant to section 1145 of the Bankruptcy Code, the offer, issuance, and distribution of the New Common Equity on account of (i) the First Lien Facility Claims and Second Lien Notes Claims and (ii) each of the DIP Put Option Premium and the DIP Exit Premium shall be exempt from, among other things, the registration requirements of section 5 of the Securities Act and any other applicable U.S. state or other law requiring registration prior to the offering, issuance, distribution, or sale of Securities in accordance with, and pursuant to, section 1145 of the Bankruptcy Code. Such New Common Equity will not be “restricted securities” as defined in Rule 144(a)(3) of the Securities Act and will be freely tradable and transferable by the initial recipients thereof, subject to the provisions of section 1145(b)(1) of the Bankruptcy Code relating to the definition of an underwriter in section 1145(b) of the Bankruptcy Code, and compliance with applicable securities laws, including Rule 144 of the Securities Act, any rules and regulations of the SEC, if any, and any transfer restrictions in the New Organizational Documents applicable at the time of any future transfer of such Securities or instruments.

86.The offer, issuance, and distribution of the New Common Equity pursuant to the Exit Facility Equity Issuances and the Tranche B Equity Conversion are being made only to Certified Eligible Holders in accordance with the exemption from registration set forth in section 4(a)(2) of the Securities Act, Regulation D and/or Regulation S (and/or similar registration exemptions applicable outside of the United States). Accordingly, such Securities will be considered “restricted securities” subject to resale restrictions and may be resold, exchanged, assigned, or otherwise transferred only pursuant to an effective registration statement under, or an applicable exemption from the registration requirements of, the Securities Act and other applicable law.

M.	Approval of Exit Facility.

87.The Reorganized Debtors are hereby authorized, without further notice to or action, order or approval of this Bankruptcy Court, to enter into, perform under, and consummate the transactions contemplated by, the Exit Facility and the Exit Facility Documents, and shall, on the Effective Date, execute and deliver, as applicable, all agreements, documents, instruments and certificates relating to the Exit Facility, including Exit Facility Documents. All such documents (including the schedules thereto) are approved, incorporated in the Plan and this Confirmation Order by reference, and shall become effective in accordance with their terms and the Plan.

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88.The Exit Facility and Exit Facility Documents, and all transactions contemplated thereby and thereunder, and all actions taken or to be taken, undertakings made or to be made, and obligations incurred or to be incurred in by the Reorganized Debtors in connection  therewith, including, without limitation, the payment of all fees and expenses (including, without limitation, the Exit Facility Equity Component and the Exit Facility Put Option Premium), losses, damages, indemnities and other amounts provided for by the Exit Facility Documents, which payment shall not be subject to disgorgement, are hereby approved. The Debtors and the Reorganized Debtors and the appropriate officers thereof, as the case may be, are hereby authorized to issue, enter into, execute, and deliver all agreements, documents, securities, and instruments with respect to the Exit Facility, including the Exit Facility Documents, and are hereby authorized to enter into and to consummate any and all transactions contemplated thereby, without further notice to or action, order, or approval of this Bankruptcy Court and without the need for any further corporate, shareholder or member action.

89.The Exit Facility Documents and any other agreements, documents, securities,  and instruments entered into, or to be entered into, in connection with the Exit Facility, upon their execution, shall constitute legal, valid, and binding obligations of the Debtors and Reorganized Debtors and shall be enforceable in accordance with their respective terms.  The guarantees, mortgages, pledges, claims, liens, and other security interests granted pursuant to or in connection with the Exit Facility (i) are granted in good faith, for a legitimate business purpose, for reasonably equivalent value, and as an inducement to the Exit Facility Lenders to extend credit thereunder, (ii) shall be, and hereby are, deemed reasonable, (iii) do not constitute a fraudulent conveyance or fraudulent transfer, (iv) shall not be subject to recharacterization or subordination (including equitable subordination), and (v) shall not otherwise be subject to avoidance for any purpose whatsoever (and shall not constitute preferential transfers, fraudulent conveyances, or other voidable transfers) under the Bankruptcy Code or any other applicable non-bankruptcy law.  The Exit Facility Agent and the Exit Facility Lenders shall have valid, binding, and enforceable Liens on the collateral specified in, and to the extent required by, the Exit Facility Documents, which shall be deemed automatically perfected on the Effective Date.  The Reorganized Debtors granting, and the Entities granted, such guarantees, mortgages, pledges, claims, liens, and other security interests are authorized to make all filings and recordings, and to obtain any governmental approvals and consents otherwise necessary or advisable to establish and perfect such guarantees, mortgages, pledges, claims, liens and other security interests (as applicable) under the provisions of the applicable state, provincial, federal, or other law (whether domestic or foreign) in the absence of the Plan and the Confirmation Order (it being understood and agreed that perfection shall occur, and shall be deemed to occur, automatically by virtue of the entry of this Confirmation Order regardless of whether any such other filings, recordings, approvals, and/or consents shall have been made or obtained) and will thereafter cooperate to make all other filings and recordings that otherwise would be necessary or advisable under applicable law to give notice of such guarantees, mortgages, pledges, claims, liens, and other security interests to third parties, in each case, in accordance with the terms and requirements of the Exit Facility.

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N.	Management Incentive Plan.

90.Promptly on or as soon as practicable after the Effective Date, the New Board, in accordance with the terms of the New Organizational Documents, will adopt and implement the Management Incentive Plan in accordance with Article IV.N of the Plan.

O.	Payment of Professionals After the Effective Date.

91.The Reorganized Debtors are authorized to pay compensation for services rendered or reimbursement of expenses incurred after the Effective Date in the ordinary course without the need for Bankruptcy Court approval.

92.Any reasonable and documented fees and expenses incurred by the First Lien Agents on or after the Effective Date, which would otherwise constitute Restructuring Expenses, in connection with the implementation of the Plan after the Effective Date shall be paid by the Reorganized Debtors in the ordinary course of business.

P.	Treatment of Executory Contracts and Unexpired Leases.

93.The Executory Contract and Unexpired Lease provisions of, and the assumption  of certain indemnification obligations under, Article V of the Plan shall be, and hereby are, approved in their entirety; provided that, notwithstanding anything in the Plan to the contrary, the Debtors, in accordance with the terms of the Restructuring Support Agreement and without the need for any further order or approval of this Bankruptcy Court, may amend the Schedule of Rejected Executory Contracts and Unexpired Leases at any time prior to the Effective Date to add (or remove) any Executory Contract or Unexpired Lease to which Colt LLC or any Murray Energy Entity is a party.  No Executory Contract or Unexpired Lease to which Colt LLC or any Murray Energy Entity is a party shall be deemed assumed by the Debtors prior to the Effective Date.

94.Notwithstanding anything in the Plan to the contrary, the Debtors’ Executory Contracts and Unexpired Leases with Colt LLC and/or any of the Murray Energy Entities may be amended by the Debtors without the need for any further order or approval of this Bankruptcy Court; provided that any amendments of such agreements shall not become effective prior to the Debtors filing notice of such amendments with this Court or such later date in accordance with the terms of such amendments.

Q.	Procedures for Resolving Disputed Claims.

95.The Claims resolution procedures contained in Article VI of the Plan are approved in their entirety.

R.	Provisions Governing Distributions.

96.Except as otherwise set forth herein, the distribution provisions of Article VII of the Plan are approved in their entirety.

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97.Notwithstanding anything to the contrary in the Plan, the Disbursing Agent shall be entitled to make distributions of New Common Equity directly to Holders of First Lien Facility Claims (as reflected on the applicable First Lien Agent’s register, or its designee, as verified by the Disbursing Agent through appropriate evidence); provided that, all allocations of New Common Equity to Holders of First Lien Facility Claims shall be made in consultation with the First Lien Agents.  For the avoidance of doubt, any distributions of New Common Equity to Holders of First Lien Facility Claims made after the Effective Date, whether by modification to the Reorganized Debtors’ register or otherwise, shall be made in consultation with the First Lien Agents.  Provided that the First Lien Agents consult in good faith with the Disbursing Agent, the First Lien Agents shall have no liability to Holders of First Lien Claims with respect to distributions of New Common Equity made in accordance with the Plan.

S.	Release, Injunction, and Related Provisions.

98.All discharge, release, exculpation, and injunction provisions set forth in the Plan, including, but not limited to, the Debtor Releases, Consensual Third-Party Releases, Exculpation, Injunction Provisions, and other related provisions of Article VIII of the Plan, are approved and shall be effective and binding on all persons and entities to the extent provided and limited therein and in paragraphs 99 through 102, 114, 115, 116, 118, and 119 of this Confirmation Order.

99.Notwithstanding anything contained in the Plan (including the Plan Supplement), the Restructuring Documents, or this Confirmation Order to the contrary, the Injunction Provisions shall not prohibit the perfection and enforcement of any validly filed mechanics’ lien under applicable state law to the extent the applicable Debtor’s rights and powers are subject to such perfection under section 546(b) of the Bankruptcy Code.

100.Notwithstanding anything contained in the Plan (including the Plan Supplement), the Restructuring Documents or this Confirmation Order to the contrary, nothing in the Plan (including the Plan Supplement), the Restructuring Documents, or this Confirmation Order shall discharge, release, impair, enjoin, exculpate or otherwise preclude or diminish: (a) any liability to any Governmental Unit that is not a “claim” within the meaning of section 101(5) of the Bankruptcy Code; (b) any debt to any Governmental Unit arising after the Confirmation Date; (c) any liability or obligation to, or any “claim” within the meaning of section 101(5) of the Bankruptcy Code or cause of action by, a Governmental Unit or any person with standing under Police or Regulatory Law or Environmental Law to which any Entity is subject as the owner, lessor, lessee, permittee, controller, or operator of any real property, or a mine, or oil and gas, complex (including any idled, closed, and inactive mines and wells, associated impoundments, disposal areas and wells, treatment plants, and gas storage wells) or other facility after the Effective Date (whether based in whole or in part on acts or omissions prior to the Effective Date), including, but not limited to, liability for reclamation and restoration, dam safety, mine subsidence remediation, water treatment, and stream and wetland mitigation pursuant to the Surface Mining Control and Reclamation Act (SMCRA) or the Clean Water Act (CWA) and applicable state laws, including state SMCRA primacy programs and state water pollution statutes or regulations; provided, however, that except as provided in Article II of the Plan, the Reorganized Debtors shall not have any liability to a Governmental Unit or any person with standing for penalties for days of violation prior to the Effective Date, or response costs incurred by a Governmental Unit prior to

25

the Effective Date; or (d) any liability to any Governmental Unit of any non-Debtor.  Subject to the limitations provided in section 553 of the Bankruptcy Code, nothing in this Confirmation Order or the Plan shall affect any setoff or recoupment rights of any Governmental Unit that may exist.  All rights and defenses of the Debtors and Reorganized Debtors under applicable non-bankruptcy law concerning any Governmental Unit’s setoff or recoupment rights are expressly reserved.

101.Nor shall anything in this Confirmation Order, the Plan, the Restructuring Documents or the Plan Supplement: (a) enjoin or otherwise bar any Governmental Unit or other Entity with standing to do so under an enabling statute or regulation from asserting or enforcing, outside the Bankruptcy Court, any liability or obligation described in paragraph 100 of this Confirmation Order, (b) divest any court, commission, or tribunal of jurisdiction from resolving any matters relating to the liabilities and/or claims set forth in this section under Police or Regulatory Law or Environmental Law, (c) confer in the Bankruptcy Court jurisdiction over any matter as to which it would not have jurisdiction under the Bankruptcy Code, (d) authorize the transfer or assignment of any governmental or tribal (i) license, (ii) permit, (iii) registration, (iv) authorization, (v) certification, or (vi) approval, or the discontinuation of any obligation thereunder, without compliance with all applicable legal requirements under nonbankruptcy laws and regulations (including Police or Regulatory Law, Environmental Law, or otherwise), or (e) authorize the transfer or assignment of any governmental contracts, leases, licenses, registrations, authorizations, permits, certifications, covenants, operating rights agreements, rights-of-use, easements, and rights-of-way or other interests or agreements involving governmental land or minerals without compliance with all applicable legal requirements under non-bankruptcy laws and regulations. For the avoidance of doubt, the United States and the State of Illinois are not Releasing Parties under the Plan.

102.As used in this Confirmation Order, (a) “Police or Regulatory Law” means any Governmental Unit’s police power or regulatory power; and (b) “Environmental Law” means all federal, state and local statutes, regulations, ordinances, permits and similar provisions having the force or effect of law, all judicial and administrative orders, agreements and determinations and all common law, in each case concerning pollution, contamination, hazardous or toxic substances, mine reclamation, dam safety, water treatment, stream and wetland mitigation, mine drainage, well plugging and restoration, water supply protection, mine subsidence remediation,  protection of the environment, or environmental impacts on human health and safety, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act; the Clean Water Act; the Clean Air Act; the Emergency Planning and Community Right-to-Know Act; the Federal Insecticide, Fungicide, and Rodenticide Act; the Oil Pollution Act; the Atomic Energy Act; the Resource Conservation and Recovery Act; the Safe Drinking Water Act; the Surface Mining Control and Reclamation Act; the Toxic Substances Control Act; and any state or local statutes or regulations that regulate media or activities that are the subject of these laws.

T.	Retention of Jurisdiction.

103.Except as otherwise provided herein or in any of the Plan Supplement documents or other documents or agreements entered into in connection with the Plan (including the Exit Facility Documents), the Bankruptcy Court shall retain jurisdiction over the Chapter 11 Cases and all matters arising out of, or related to, the Chapter 11 Cases and the Plan, including the matters set forth in Article XI of the Plan, upon and after the Effective Date.

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104.As of the Effective Date, notwithstanding anything in Article XI of the Plan to the contrary, the Exit Facility Documents and any documents set forth in the Plan Supplement shall be governed by the respective jurisdictional provisions therein.

U.	Effect of Conflict Between Plan and Confirmation Order.

105.The provisions of the Disclosure Statement, the Plan, the Plan Supplement and this Confirmation Order shall be construed in a manner consistent with each other so as to effect the purposes of each.  If there is determined to be an inconsistency between the Plan and the Disclosure Statement, the terms of the Plan shall control in all respects. If there is determined to be an inconsistency between the Plan and the Plan Supplement, the terms of the relevant document in the Plan Supplement shall control (unless otherwise expressly provided in such Plan Supplement document or in this Confirmation Order). If there is determined to be an inconsistency between the Confirmation Order and the Plan, the Confirmation Order shall control.  If there is determined to be an inconsistency between any Plan Supplement document and the Confirmation Order, the terms of the Plan Supplement document shall control.

V.	Dissolution of Creditors’ Committee.

106.Upon the Effective Date:  (i) the Creditors’ Committee shall be dissolved; (ii) the current and former members of the Creditors’ Committee and their respective officers, employees, counsel, advisors and agents, shall be released and discharged of and from all further authority, duties, responsibilities and obligations related to and arising from and in connection with the Chapter 11 Cases; and (iii) the Creditors’ Committee’s Professionals shall not be entitled to assert any Claims for services rendered or expenses incurred after the Effective Date in their capacity as such, except to the extent necessary to prepare, file and, if necessary, litigate final applications for the allowance of their Professional Fee Claims.

W.	Reservation of Rights.

107.Prior to the Effective Date, neither the filing of the Plan, any statement or provision contained in the Plan, the Disclosure Statement, or this Confirmation Order, nor the taking of any action by a Debtor or any other Entity with respect to the Plan, the Disclosure Statement, or this Confirmation Order shall be deemed to be an admission or waiver of any rights of: (1) any Debtor with respect to the Holders of Claims or Equity Interests or any other Entity; or (2) any Holder of a Claim or an Equity Interest or other Entity. If the Effective Date does not occur or if the Plan is withdrawn (or deemed withdrawn), this Confirmation Order shall be null and void in all respects (other than with respect to good faith actions taken by any party in furtherance of this Confirmation Order) and any settlement or compromise embodied in the Plan and not previously approved by Final Order of the Bankruptcy Court, assumption or rejection of executory contracts or leases effected by the Plan or this Confirmation Order, and any document or agreement executed pursuant the Plan or this Confirmation Order, shall be deemed null and void. No provision of the Plan shall be effective until the occurrence of the Effective Date.

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X.	Injunctions and Automatic Stay.

108.Unless otherwise provided in the Plan or in the Confirmation Order, all injunctions or stays in effect in the Chapter 11 Cases pursuant to sections 105 or 362 of the Bankruptcy Code or any order of the Bankruptcy Court, and extant on the Confirmation Date (excluding any injunctions or stays contained in the Plan or this Confirmation Order) shall remain in full force and effect until the Effective Date. All injunctions or stays contained in the Plan or this Confirmation Order shall remain in full force and effect in accordance with their terms.

109.This Confirmation Order will permanently enjoin the commencement or prosecution by any Entity, whether directly, derivatively or otherwise, of any Claims, Interests, Causes of Action, obligations, suits, judgments, damages, demands, debts, rights, or liabilities released pursuant to the Plan.

Y.	Nonseverability of Plan Provisions.

110.Each term and provision of the Plan is:  (i) valid and enforceable pursuant to its terms; (ii) integral to the Plan and may not be deleted or modified without the Debtors’ consent; and (iii) nonseverable and mutually dependent.

Z.	Surety Bonds.

111.Indemnity National Insurance Company (“Surety”) has issued certain commercial surety bonds on behalf of and/or for the benefit of the Debtors (collectively the “Surety Bonds” and each a “Surety Bond”).  As of the Effective Date, each Surety Bond shall be deemed assumed by the applicable Reorganized Debtor with Surety’s consent, provided, that, in lieu of the assumption of a Surety Bond, Surety may elect to issue a name-change rider to any such Surety Bond or, if required by any Governmental Unit, to issue new surety bonds on the same bond form naming the applicable Reorganized Debtor as permittee/principal.

112.Each Reorganized Debtor shall, as of the Effective Date, be deemed to have assumed, and shall continue to perform under its indemnity and other related agreements with Surety and Newbridge Services, Inc., as may be amended to reflect the revised collateral schedule agreed to by Surety and the Reorganized Debtors (the “Bond Agreements”).  The Reorganized Debtors’ assumption of the Surety Bonds and the Bond Agreements shall be subject to the Reorganized Debtors’ (i) payment of all premiums, inspection fees and other non-collateral obligations under the Bond Agreements that are due, or become due, on or prior to the Effective Date, and (ii) receipt by Surety of a reduced collateral installment payment of $2,000,000.

113.Notwithstanding any other provision of this Confirmation Order or the Plan, all liens and security interests granted pursuant to the Bond Agreements shall remain valid, binding, perfected enforceable liens and security interests with the priorities established thereof under applicable non-bankruptcy law and Surety shall be entitled to retain control of all collateral in its possession as of the Effective Date.

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114.Notwithstanding any other provision of this Confirmation Order or the Plan, nothing in the injunction and release provisions of the Plan shall be deemed to apply to Surety or to Surety’s claims, nor shall such provisions bar, impair, alter, diminish, or enlarge the rights or obligations of Surety vis-à-vis any parties other than the Debtors or the Reorganized Debtors, or prevent or otherwise limit Surety from exercising its rights under any of the Surety Bonds, Bond Agreements, the Surface Mining Control and Reclamation Act, or the common law of suretyship.

AA.	Resolution of Concerns of Certain Parties.

115.Nothing in the Plan or this Confirmation Order shall release, discharge, or otherwise impair or preclude the enforcement of, the obligations of Sugar Camp Energy, LLC and/or Hillsboro Energy LLC (or their successor Reorganized Debtors) under that certain Settlement Agreement dated December 13, 2010 by and between Sugar Camp Energy, LLC, Hillsboro Energy LLC, Prairie Rivers Network, and Sierra Club.

116.Notwithstanding anything to the contrary in the Plan or this Confirmation Order or any applicable Ballots, each of the following individuals or entities shall be deemed to have opted out of the release granted pursuant to Article VIII.D. of the Plan and are not Releasing Parties and shall not be deemed to be Releasing Parties under the Plan:  (i) Nora B. Kavner, individually; (ii) IRA fbo Nora B. Kavner; (iii) The Nora Kavner Family Trust uad 04/14/09; (iv) The DK-NK Irrevocable Trust uad 11/29/12; (v) Benjamin Geller; (vi) Hannah Geller; and (vii) ACE American Insurance Company; (viii) Chubb Custom Insurance Company; (ix) Great Northern Insurance Company; (x) Westchester Surplus Lines Insurance Company, (xi) Mitchell/Roberts Partnership, an Illinois Partnership, (xii) Reba L. Mitchell, individually and as trustee and beneficiary of the Robert H. Mitchell Residual Trust, (xiii) Carl Inman, independent executor of the estate of Russell J. Inman, deceased, (xiv) Carol Dean Crabtree, (xv) Robin Lynne Kee Williams, (xvi) John Milo Kee, (xvii) J. Earl Baldwin, personal representative of the estate of Beverly B. Adams, deceased, (xviii) J. Earl Baldwin, personal representative of the estate of Katherine Baldwin, deceased, (xix) David Senseney, executor of the estate of Marguerite Boos, Deceased, (xx) estate of Russell Inman, deceased, by Carl R. Inman, independent executor, (xxi) Reba L. Mitchell, individually and as trustee of the Robert H. Mitchell Residuary Trust, and (xxii) James W. Davis.  In addition, for the avoidance of doubt, none of the following individuals or entities are, nor shall they be deemed to be, Released Parties, as that term is defined in the Plan: (I) Penguin Capital Management, LLC; (II) Penguin Capital Management, LLC a dba of Integrated Advisors Network, LLC; (III) Integrated Advisors Network, LLC; (IV) ComplianceWorks, Inc.; (V) Jeff Groves; (VI) Linda Pix; (VII) Michael Young; (VIII) Sharon Goldberg; or (IX) Dennis Ayre aka Dennis Phillip Ayre.

117.Nothing in the Plan or this Confirmation Order or any other agreement or document executed in connection with the Plan or this Confirmation Order will increase, enhance, or be deemed to increase or enhance the rights and/or interests of any of the Debtors in the real, personal, or mixed property interests underlying or related to the Pierce Deeds (as defined in the Limited Objection of the Subsidence Rights Claimants [Docket No. 199]).

29

118.Nothing in the Plan or this Confirmation Order shall affect or be deemed to affect existing litigation between subsidence claimants and one or more of the Debtors concerning subsidence damages and subsidence rights (the “Subsidence Cases” and the related claimants, the “Subsidence Claimants”), to the extent such cases (a) seek determinations of the relative rights and interests of the parties in property or (b) seek damages or other legal or equitable relief related to injuries to or deprivation of property accruing from and after the Petition Date; provided, however, that nothing in this paragraph 118 will adversely impact any party’s right to seek abstention under 28 U.S.C. § 1334(c) or (d) with respect to any Subsidence Case; provided, further, that, except as provided in paragraph 100 of this Confirmation Order, to the extent the Subsidence Claimants are determined pursuant to a Final Order to have Allowed Claims in the Chapter 11 Cases, such Claims will be treated in accordance with the terms of the Plan and this Confirmation Order.  Nothing in the Plan or this Confirmation Order shall preclude persons who have claims for subsidence damages, but who have not yet filed suit, from seeking relief from the automatic stay in order to pursue their respective claims as contemplated in paragraph 100 or from seeking abstention under 28 U.S.C. § 1334(c) or (d).

119.Nothing in the Plan or this Confirmation Order will affect any rights and interests the Subsidence Claimants may have, if any, to recover prepetition damages from any bonds or other security posted by the Debtors, or by others on behalf of the Debtors, with any state or federal agencies.

120.Notwithstanding anything to the contrary in this Order, the hearing on the Objection of Residco to Second Amended Joint Chapter 11 Plan and Notice of Hearing to Consider Confirmation of Plan of Reorganization [Docket No. 567] (“Residco Objection”) is hereby adjourned to June 29, 2020, and the Residco Lease (as defined in the Residco Objection) shall not be deemed rejected absent (i) the entry of an order upon the consent of Residco and Debtor, or (ii) a further order of this Court after a hearing on the Residco Objection.

121.For the avoidance of doubt, the Affiliate Agreements with Natural Resource Partners LP and its direct and indirect subsidiaries, including HOD, LLC, WPP, LLC, Williamson Transport, LLC and Independence Land Company, LLC (collectively, the “NRP Parties”), including the Master Amendment and Supplement to Coal Mining and Transportation Lease Agreements and Parent Guaranty and all of the other agreements between the NRP Parties and the Debtors, including those which are being assumed pursuant to the Plan, shall be post-Effective Date obligations of the Reorganized Debtors not subject to release under Article VIII.C and D of the Plan.

BB.	Substantial Consummation.
122.	On the Effective Date, the Plan shall be deemed to be substantially consummated under sections 1101 and 1127 of the Bankruptcy Code.

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CC.	Waiver of Bankruptcy Rule 3020(e).
123.

The stay of this Confirmation Order provided by any Bankruptcy Rule (including Bankruptcy Rules 3020(e), 6004(h), and 6006(d)), whether for fourteen (14) days or otherwise, is hereby waived, and this Confirmation Order shall be effective and enforceable immediately upon its entry by the Bankruptcy Court.

DD.	Headings.
124.	Headings utilized herein are for convenience and reference only, and do not constitute a part of the Plan or this Confirmation Order for any other purpose.
EE.	Final Order.
125.	This Confirmation Order is a Final Order and the period in which an appeal must be filed commences upon the entry hereof.
FF.	Notice of Confirmation Order and Effective Date.

126.The Debtors shall serve notice of entry of this Confirmation Order, substantially in the form attached hereto as Exhibit 2 (the “Confirmation Order Notice”) in accordance with Bankruptcy Rules 2002 and 3020(c), on all known Holders of Claims and Interests and the Bankruptcy Rule 2002 service list within ten (10) Business Days after the date of entry of this Confirmation Order. The Debtors shall file a certificate of service of such Confirmation Order Notice no later than twenty-four (24) hours after service of such notice.  As soon as reasonably practicable after the Effective Date, the Reorganized Debtors shall file notice of the Effective Date and shall serve a copy of the same on the above-referenced parties. The Debtors shall file a certificate of service of such notice no later than twenty-four (24) hours after service of such notice.  The notice of the Effective Date may be included in the Confirmation Order Notice. Notwithstanding the above, no notice of Confirmation or Effective Date or service of any kind shall be required to be mailed or made upon any Entity to whom the Debtors mailed notice of the Confirmation Hearing, but received such notice returned marked “undeliverable as addressed,” “moved, left no forwarding address,” or “forwarding order expired,” or any similar reason, unless the Debtors have been informed in writing by such Entity, or are otherwise aware, of that Entity’s new address.  Notwithstanding anything in the Case Management Order to the contrary, no service other than the service described in this paragraph shall be required.

/s/ Kathy A. Surratt-States
KATHY A. SURRATT-STATES
Chief U.S. Bankruptcy Judge
DATED: June 24, 2020
St. Louis, Missouri
jjh

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Order Prepared By:

Richard W. Engel, Jr., MO 34641
John G. Willard, MO 67049
Kathryn R. Redmond, MO 72087
ARMSTRONG TEASDALE LLP
7700 Forsyth Boulevard, Suite 1800
St. Louis, Missouri 63105
Telephone: (314) 621-5070
Facsimile: (314) 621-2239
Email: rengel@atllp.com
jwillard@atllp.com
kredmond@atllp.com

Paul M. Basta (admitted pro hac vice)

Alice Belisle Eaton (admitted pro hac vice)

Alexander Woolverton (admitted pro hac vice)

PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP

1285 Avenue of the Americas

New York, New York 10019

Tel:      (212) 373-3000

Fax:     (212) 757-3990
Email: pbasta@paulweiss.com
            aeaton@paulweiss.com

            awoolverton@paulweiss.com

Counsel to the Debtors and Debtors in Possession

32

Exhibit 2.1

EXHIBIT 1

Plan of Reorganization

UNITED STATES BANKRUPTCY COURT

EASTERN DISTRICT OF MISSOURI
EASTERN DIVISION

In re:	)	Chapter 11
)
FORESIGHT ENERGY LP, et al.,	)	Case No. 20-41308-659
)
Debtors.	)	(Jointly Administered)
)

SECOND AMENDED JOINT CHAPTER 11 PLAN
OF REORGANIZATION OF FORESIGHT ENERGY LP
AND ITS AFFILIATED DEBTORS, AS MODIFIED ON JUNE 17, 2020

PAUL, WEISS, RIFKIND, WHARTON
& GARRISON LLP

Paul M. Basta

Alice Belisle Eaton

Alexander Woolverton

1285 Avenue of the Americas

New York, New York 10019

Telephone: (212) 373-3000

Facsimile: (212) 757-3990

ARMSTRONG TEASDALE LLP

Richard W. Engel, Jr. (MO 34641)

John G. Willard (MO 67049)

Kathryn R. Redmond (MO 72087)

7700 Forsyth Boulevard, Suite 1800

St. Louis, Missouri  63105

Telephone: (314) 621-5070

Facsimile: (314) 621-5065

Co-Counsel for Debtors and Debtors in Possession	Co-Counsel for Debtors and Debtors in Possession

Dated: June 17, 2020

2

Exhibit 2.1

iii

Article V.	TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES	45
A.	Assumption of Executory Contracts and Unexpired Leases	45
B.	Cure of Defaults for Assumed Executory Contracts and Unexpired Leases	46
C.	Preexisting Obligations to the Debtors Under Executory Contracts and Unexpired Leases	47
D.	Indemnification Obligations	47
E.	Insurance Contracts	48
F.	Modifications, Amendments, Supplements, Restatements or Other Agreements	48
G.	Reservation of Rights	49
H.	Nonoccurrence of Effective Date	49
I.	Contracts and Leases Entered into After the Petition Date	49
Article VI.	DISPUTED CLAIMS	49
A.	Retention of Claims, Rights, Causes of Action, and Defenses	49
B.	GUC Administrator	50
C.	Claims Administration Responsibility	50
D.	Cooperation and Access	51
E.	Objections to Claims	51
F.	Disallowance of Claims	51
G.	Estimation of Claims	52
H.	No Interest on Claims	52
I.	Amendments to Claims	53
Article VII.	PROVISIONS GOVERNING DISTRIBUTIONS	53
A.	Disbursing Agent	53
B.	Currency	53
C.	No Distributions Pending Allowance	53
D.	Distribution Record Date	53
E.	Distributions on Account of Claims Allowed as of the Effective Date	54
F.	Distributions on Account of Claims Allowed After the Effective Date	55
G.	Addresses for Distributions	55
H.	Undeliverable Distributions	56
I.	Reversion	56
J.	De Minimis Distributions	56
K.	Fractional Distributions	57
L.	Accrual of Dividends and Other Rights	57
M.	Compliance Matters	57
N.	Claims Paid or Payable by Third Parties	58
O.	Applicability of Insurance Contracts	58
P.	Setoffs	58
Q.	Allocation of Plan Distributions Between Principal and Interest	59
Article VIII.	RELEASE, INJUNCTION, AND RELATED PROVISIONS	59
A.	Discharge of Claims and Termination of Interests	59
B.	Release of Liens	59
C.	Releases by the Debtors	60
D.	Releases by Holders of Claims and Interests	61
E.	Exculpation	62
F.	Injunction	62
G.	Waiver of Statutory Limitations on Releases	63
H.	Protection Against Discriminatory Treatment	63
I.	Special Provision Governing Professional Fee Claims and Final Fee Applications	64
Article IX.	CONDITIONS PRECEDENT TO CONFIRMATION AND CONSUMMATION OF THIS PLAN	64
A.	Conditions Precedent to Confirmation of the Plan	64
B.	Conditions Precedent to the Effective Date	64

iv

C.	Waiver of Conditions	66
D.	Substantial Consummation	66
E.	Effect of Failure of a Condition.	66
Article X.	MODIFICATION, REVOCATION OR WITHDRAWAL OF THIS PLAN	67
A.	Modification and Amendments	67
B.	Effect of Confirmation on Modifications	67
C.	Revocation or Withdrawal of This Plan	67
Article XI.	RETENTION OF JURISDICTION	68
Article XII.	MISCELLANEOUS PROVISIONS	70
A.	Immediate Binding Effect	70
B.	Additional Documents	71
C.	Reservation of Rights	71
D.	Successors and Assigns	71
E.	Service of Documents	71
F.	Term of Injunctions or Stays	73
G.	Entire Agreement	73
H.	Exhibits	73
I.	Deemed Acts	74
J.	Nonseverability of Plan Provisions	74
K.	Votes Solicited in Good Faith	74
L.	Request for Expedited Determination of Taxes	74
M.	Closing of Chapter 11 Cases	75

v

INTRODUCTION

Foresight Energy LP, Foresight Energy GP LLC, Foresight Energy LLC, Foresight Energy Employee Services Corporation, Foresight Energy Services LLC, Foresight Receivables LLC, Sugar Camp Energy, LLC, Macoupin Energy LLC, Williamson Energy, LLC, Foresight Coal Sales LLC, Tanner Energy LLC, Sitran LLC, Seneca Rebuild LLC, Oeneus LLC, Adena Resources, LLC, Hillsboro Transport LLC, American Century Transport LLC, Akin Energy LLC, American Century Mineral LLC, Foresight Energy Finance Corporation, Foresight Energy Labor LLC, Viking Mining LLC, M-Class Mining, LLC, MaRyan Mining LLC, Mach Mining, LLC, Logan Mining LLC, LD Labor Company LLC, Coal Field Repair Services LLC, Coal Field Construction Company LLC, Hillsboro Energy LLC and Patton Mining LLC (each, a “Debtor” and, collectively, the “Debtors”) propose the following joint chapter 11 plan of reorganization pursuant to section 1121(a) of the Bankruptcy Code.  Although proposed jointly for administrative purposes, the Plan constitutes a separate Plan for each Debtor.  Capitalized terms used herein shall have the meanings set forth in Article I.A.

Holders of Claims and Interests may refer to the Disclosure Statement for a description of the Debtors’ history, businesses, assets, results of operations, historical financial information and projections of future operations, as well as a summary and description of the Plan and the Restructuring Transaction contemplated thereby.  Each Debtor is a proponent of the Plan within the meaning of section 1129 of the Bankruptcy Code.

ALL HOLDERS OF CLAIMS ARE ENCOURAGED TO READ THE PLAN AND THE DISCLOSURE STATEMENT IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THE PLAN.

Article I.
DEFINED TERMS, RULES OF INTERPRETATION,
COMPUTATION OF TIME AND GOVERNING LAW

A.	Defined Terms

As used in the Plan, capitalized terms have the meanings set forth below.

1.“Ad Hoc Crossover Group” means the ad hoc group comprising certain Consenting Lenders represented by Milbank LLP and Perella Weinberg Partners LP.

2.“Ad Hoc First Lien Group” means the ad hoc group comprising certain Consenting Lenders represented by Akin Gump Strauss Hauer & Feld LLP and Lazard Frères & Co. LLC.

3.“Ad Hoc Groups” means the Ad Hoc Crossover Group and the Ad Hoc First Lien Groups.

4.“Administrative Claim” means a Claim for costs and expenses of administration of the Debtors’ Estates pursuant to section 503(b), 507(a)(2), 507(b) or 1114(e)(2) of the Bankruptcy Code, including:  (a) the actual and necessary costs and expenses incurred after the Petition Date and through the Effective Date of preserving the Estates and operating the businesses of the Debtors; (b) Allowed Professional Fee Claims; (c) the Restructuring Expenses; and (d) the Statutory Fees.

5.“Administrative Claims Bar Date” means the first Business Day that is at least thirty (30) calendar days following the Effective Date, except as specifically set forth in the Plan or a Final Order; provided, however, pursuant to the Bar Date Order: (a) Administrative Claims entitled to priority under Bankruptcy Code section 503(b)(9) are required to be asserted by Filing a request for payment or Proof of Claim on or prior to May 26, 2020 at 11:59 p.m. (prevailing Central Time); and (b) Administrative Claims related to Executory Contracts or Unexpired Leases that are rejected by the Debtors are required to be Filed by the later of (i) May 26, 2020 at 11:59 p.m. (prevailing Central Time) and (ii) the date that is twenty-one (21) calendar days following entry of the relevant order or deemed effective date of the rejection of such rejected Executory Contract or Unexpired Lease.

6.“Affiliate” has the meaning set forth in section 101(2) of the Bankruptcy Code.

7.“Affiliate Agreements” means the Debtors’ agreements with (a) Murray Energy, including, without limitation, Murray American Coal, Inc., American Energy Corporation, Consolidated Land Company, and The American Coal Sales Company, (b) Javelin Global Commodities (UK) Ltd, (c) Foresight Reserves, and (d) any other affiliated entity or entity that the Debtors has previously considered a related party, including, without limitation, Natural Resource Partners LP and its direct and indirect subsidiaries, including HOD, LLC, WPP, LLC, Williamson Transport, LLC and Williamson Track, LLC.

8.“Allowed” means, when used in reference to a Claim, all or that portion, as applicable, of any Claim against any Debtor that (i) has been listed by the Debtors in the Schedules, as such Schedules may be amended by the Debtors from time to time, as liquidated in amount and not disputed or contingent, and for which no contrary or superseding Proof of Claim has been timely Filed, (ii) is evidenced by a Proof of Claim Filed by the Bar Date or a request for payment of an Administrative Claim, (iii) has been expressly allowed by Final Order or under the Plan, or (iv) has been compromised, settled or otherwise resolved pursuant to a Final Order of the Bankruptcy Court or Article VI of the Plan; provided, however, a Claim shall be considered Allowed under clause (i) or (ii) above only if and to the extent that with respect to such Claim no objection to the allowance thereof is Filed within the applicable period of time fixed by the Plan, the Bankruptcy Code, the Bankruptcy Rules or the Bankruptcy Court, or such an objection is so Filed and the Claim has been allowed by a Final Order; provided, further, Claims allowed solely for the purpose of voting to accept or reject the Plan shall not be considered “Allowed” for any other purpose under the Plan or otherwise, except if and to the extent otherwise determined to be Allowed as provided herein.  Unless otherwise specified under the Plan, under the Bankruptcy Code, by order of the Bankruptcy Court, or as otherwise agreed by the Debtors, Allowed Claims shall not, for any purpose under the Plan, include any interest, costs, fees or charges on such Claims from and after the Petition Date.  “Allow” and “Allowing” have correlative meanings.

9.“Avoidance Actions” means any and all actual or potential Causes of Action to avoid a transfer of property or an obligation incurred by the Debtors arising under chapter 5 of the Bankruptcy Code, including actions or remedies under sections 502, 510, 542, 543, 544, 545, 547, 548, 549, 550, 551 and 553(b) of the Bankruptcy Code or under similar or related state, federal or foreign statutes or common law, including fraudulent transfer laws.

10.“Backstop Parties” means the DIP Backstop Parties and the Exit Facility Backstop Parties.

11.“Ballot” means the ballots accompanying the Disclosure Statement upon which certain Holders of Impaired Claims and Interests entitled to vote may, among other things, indicate their acceptance or rejection of the Plan in accordance with the Plan and the procedures governing the solicitation process, and which must be actually received by the Notice and Claims Agent on or before the Voting Deadline.

12.“Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101 et seq., as may be amended from time to time.

13.“Bankruptcy Court” means the United States Bankruptcy Court for the Eastern District of Missouri, Eastern Division, having jurisdiction over the Chapter 11 Cases.

14.“Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure, as applicable to the Chapter 11 Cases, promulgated under section 2075 of title 28 of the United States Code, 28 U.S.C. § 2075, and the general, local and chambers rules of the Bankruptcy Court.

15.“Bar Date” means the applicable deadlines set by the Bankruptcy Court pursuant to the Plan, the Bar Date Order or other Final Order for filing Proofs of Claim in the Chapter 11 Cases, as the context may require.

16.“Bar Date Order” means any Final Order of the Bankruptcy Court setting deadline(s) for filing Proofs of Claim in the Chapter 11 Cases, as the context may require, including the Order Establishing Bar Dates For Filing Proofs of Claim and Approving Form and Manner of Notice Thereof [ECF No. 322].

17.“Benefit Plans” means (i) each “employee benefit plan,” as defined in section 3(3) of the Employee Retirement Income Security Act of 1974 and (ii) each other pension, retirement, supplemental retirement, bonus, incentive, equity or equity-based, health, life, disability, group insurance, vacation, holiday, and fringe benefit plan, program, contract, or arrangement, in each case whether written or unwritten, maintained, contributed to, or required to be contributed to, by the Debtors for the benefit of any of their current or former employees or independent contractors and existing as of the Petition Date.

18.“Business Day” means any day other than a Saturday, Sunday or “legal holiday” (as defined in Bankruptcy Rule 9006(a)).

19.“Cash” means the legal tender of the United States of America or the equivalent thereof.

20.“Causes of Action” means any action, Claim, cause of action, controversy, demand, right, Lien, indemnity, guaranty, suit, obligation, liability, damage, judgment, account, defense, offset, power, privilege, license and franchise of any kind or character whatsoever, whether known, unknown, contingent or non-contingent, matured or unmatured, suspected or unsuspected, foreseen or unforeseen, liquidated or unliquidated, Disputed or undisputed, secured or unsecured, assertable directly or derivatively, whether arising before, on or after the Petition Date, in contract or in tort, at law or in equity or pursuant to any other theory of law.  For the avoidance of doubt, “Causes of Action” include:  (a) any right of setoff, counterclaim or recoupment and any Claim for breach of contract or for breach of duties imposed by law or in equity; (b) the right to object to Claims or Interests; (c) any Claim pursuant to section 362 or chapter 5 of the Bankruptcy Code (including Avoidance Actions); and (d) any Claim or defense including fraud, mistake, duress and usury and any other defenses set forth in section 558 of the Bankruptcy Code.

21.“Certified Eligible Holder” means a Holder that is a qualified institutional buyer (as defined in Rule 144A under the Securities Act) or institutional accredited investor (as defined in Regulation D under the Securities Act).

22.“Chapter 11 Cases” means (a) when used with reference to a particular Debtor, the case filed or to be filed for that Debtor under chapter 11 of the Bankruptcy Code before the Bankruptcy Court and (b) when used with reference to all of the Debtors, the procedurally consolidated and jointly administered chapter 11 cases filed or to be filed for the Debtors before the Bankruptcy Court.

23.“Claim” has the meaning set forth in section 101(5) of the Bankruptcy Code.

24.“Claims Objection Deadline” means 11:59 p.m. (prevailing Central Time) on the 180th calendar day after the Effective Date, subject to further extensions and/or exceptions as may be ordered by the Bankruptcy Court upon the request of the Reorganized Debtors or GUC Administrator, as applicable.

25.“Class” means a category of Holders of Claims or Interests as set forth in Article III of the Plan pursuant to section 1122(a) of the Bankruptcy Code.

26.“Closing Cases” has the meaning set forth in Article II.E.

27.“Confirmation” means the entry of the Confirmation Order on the docket of the Chapter 11 Cases.

28.“Confirmation Date” means the date upon which the Bankruptcy Court enters the Confirmation Order on the docket of the Chapter 11 Cases, within the meaning of Bankruptcy Rules 5003 and 9021.

29.“Confirmation Hearing” means the hearing to be held by the Bankruptcy Court to consider Confirmation of the Plan pursuant to section 1129 of the Bankruptcy Code, as such hearing may be adjourned or continued from time to time.

30.“Confirmation Order” means an order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code, which order shall be in form and substance acceptable to the Debtors, the Required First Lien Lenders and the Required Exit Facility Backstop Parties, and solely to the extent the economic treatment of the Second Lien Claims is directly affected, shall be in form and substance reasonably acceptable to the Required Second Lien Noteholders.

31.“Consenting First Lien Lenders” means the Holders of First Lien Facility Claims that are party to the Restructuring Support Agreement, together with their respective successors and permitted assigns and any subsequent Holders of First Lien Facility Claims that become party to the Restructuring Support Agreement in accordance with the terms thereof.

32.“Consenting Lenders” means the Consenting First Lien Lenders and the Consenting Second Lien Noteholders.

33.“Consenting Second Lien Noteholders” means the Holders of Second Lien Notes Claims that are party to the Restructuring Support Agreement, together with their respective successors and permitted assigns and any subsequent Holders of Second Lien Notes Claims that become party to the Restructuring Support Agreement in accordance with the terms thereof.

34.“Creditors’ Committee” means the statutory committee of unsecured creditors appointed by the U.S. Trustee in the Chapter 11 Cases pursuant to section 1102 of the Bankruptcy Code, as the same may be reconstituted from time to time.

35.“Cure Claim” means a monetary Claim based upon the Debtors’ defaults under any Executory Contract or Unexpired Lease at the time such contract or lease is assumed by the Debtors pursuant to section 365 of the Bankruptcy Code.

36.“Debtor Release” means the releases, waivers, discharges, and acquittals deemed to be provided pursuant to Article VIII.C.

37.“Debtors” means, collectively:  Foresight Energy LP, Foresight Energy GP LLC, Foresight Energy LLC, Foresight Energy Employee Services Corporation, Foresight Energy Services LLC, Foresight Receivables LLC, Sugar Camp Energy, LLC, Macoupin Energy LLC, Williamson Energy, LLC, Foresight Coal Sales LLC, Tanner Energy LLC, Sitran LLC, Seneca Rebuild LLC, Oeneus LLC, Adena Resources, LLC, Hillsboro Transport LLC, American Century Transport LLC, Akin Energy LLC, American Century Mineral LLC, Foresight Energy Finance Corporation, Foresight Energy Labor LLC, Viking Mining LLC, M-Class Mining, LLC, MaRyan Mining LLC, Mach Mining, LLC, Logan Mining LLC, LD Labor Company LLC, Coal Field Repair Services LLC, Coal Field Construction Company LLC, Hillsboro Energy LLC and Patton Mining LLC.

38.“DIP Agent” means Cortland Capital Market Services LLC as the administrative agent and collateral agent for the DIP Facility, and any successors thereto.

39.“DIP Backstop Agreement” means Section 5.03 of the Restructuring Support Agreement (including by reference the related provisions of the Restructuring Support Agreement), pursuant to which the DIP Backstop Parties agreed to backstop the DIP New Money Commitments on a several, and not joint and several, basis.

40.“DIP Backstop Parties” means the members of the Ad Hoc Groups that are set forth on Exhibit A of the Restructuring Term Sheet attached as Exhibit B to the Restructuring Support Agreement and that, pursuant to the DIP Backstop Agreement, agreed to backstop the DIP New Money Commitments.

41.“DIP Claim” means any Claim of the DIP Agent or any DIP Lender arising from, under or in connection with the DIP Facility, including, without limitation, the DIP Loans, the DIP Roll-Up Loans, the DIP Upfront Fee, the DIP Exit Premium, the DIP Put Option Premium and the DIP Delayed Draw Term Loan Commitment Fee.

42.“DIP Credit Agreement” means that certain Senior Secured Superpriority Debtor-in-Possession Credit and Guaranty Agreement dated as of March 11, 2020 (as may be amended, restated or otherwise modified from time to time) among, inter alia, Foresight Energy LLC, as borrower, each of the other Debtors, as guarantors, the DIP Agent and the DIP Lenders.

43.“DIP Delayed Draw Term Loan Commitment Fee” means the “Delayed Draw Term Loan Commitment Fee” as defined in Section 2.09(e) of the DIP Credit Agreement.

44.“DIP Exit Premium” means the “Exit Fee,” as defined in Section 2.09(d) of the DIP Credit Agreement.  For the avoidance of doubt, the DIP Exit Premium shall not be diluted by the Tranche B Equity.

45.“DIP Facility” means the senior secured super-priority debtor-in-possession credit facility, consisting of the DIP Loans and the DIP Roll-Up Loans, made available to the Debtors pursuant to the DIP Credit Agreement and the DIP Orders.

46.“DIP Lenders” means the DIP New Money Lenders and the DIP Roll-Up Lenders.

47.“DIP Loans” means the loans advanced under the DIP Facility.

48.“DIP New Money Commitments” means the commitments to fund a new money multi-draw term loan facility in an aggregate principal amount up to $100,000,000.00 under the DIP Facility.

49.“DIP New Money Lenders” means certain members of the Ad Hoc Groups and other Consenting First Lien Lenders and Consenting Second Lien Noteholders that provided the DIP New Money Commitments.

50.“DIP Orders” means, collectively, the Interim DIP Order and Final DIP Order.

51.“DIP Put Option Premium” means the put option premium described in Section 2.09(c) of the DIP Credit Agreement.  For the avoidance of doubt, the DIP Put Option Premium shall not be diluted by the Tranche B Equity.

52.“DIP Upfront Fee” means the upfront fee described in Section 2.09(b) of the DIP Credit Agreement.

53.“DIP Roll-Up Loans” means the “Roll-Up Loans” as defined in the DIP Credit Agreement.

54.“DIP Roll-Up Lenders” means the “Roll-Up Lenders” as defined in the DIP Credit Agreement.

55.“Disallowed” means, when used in reference to a Claim, all or that portion, as applicable, of any Claim against any Debtor that:  (a) has been disallowed by a Final Order (including any Bar Date Order that is a Final Order), a settlement, or as provided in this Plan; (b) has been listed by the Debtors in the Schedules, as such Schedules may be amended by the Debtors from time to time, at zero or as contingent, disputed, or unliquidated and as to which a Bar Date has been established but no Proof of Claim has been timely Filed; or (c) is not listed by the Debtors in the Schedules, as such Schedules may be amended by the Debtors from time to time, and as to which a Bar Date has been established but no Proof of Claim has been timely Filed.

56.“Disbursing Agent” means:  (a) with respect to Claims other than General Unsecured Claims, Reorganized Foresight or any Person or Entity designated or retained by the Reorganized Debtors, in their sole discretion and without the need for any further order of the Bankruptcy Court, to serve as disbursing agent for such Claims; and (b) with respect to General Unsecured Claims, the GUC Administrator or any Person or Entity designated or retained by the GUC Administrator, in the GUC Administrator’s sole discretion and without the need for any further order of the Bankruptcy Court, to serve as disbursing agent for General Unsecured Claims.

57.“Disclosure Statement” means the Disclosure Statement for the Second Amended Joint Chapter 11 Plan of Reorganization of Foresight Energy LP and Its Affiliated Debtors, as may be further amended from time to time, including all exhibits and schedules thereto, that is prepared and distributed in accordance with the Bankruptcy Code, the Bankruptcy Rules and any other applicable law, in form and substance acceptable to the Debtors and the Required First Lien Lenders.

58.“Disputed” means, when used in reference to a Claim, all or that portion, as applicable, of any Claim against any Debtor that is neither Allowed nor Disallowed.

59.“Disputed GUC Reserve” has the meaning set forth in Article VII.E.2.

60.“Distribution Record Date” means the date for determining which Holders of Claims are eligible to receive distributions under the Plan, which date shall be (a) ten (10) Business Days after entry of the Confirmation Order or (b) such other date as designated by an order of the Bankruptcy Court.

61.“D&O Liability Insurance Policies” means all Insurance Contracts (including any “tail policy”) for current or former directors’, managers’ and officers’ liability issued to the Debtors at any time.

62.“Effective Date” means the date on which all conditions precedent specified in Article IX.B of the Plan have been satisfied (or waived in accordance with Article IX.C of the Plan).

63.“Entity” has the meaning set forth in section 101(15) of the Bankruptcy Code.

64.“Equityholders Agreement” means the agreement to be entered into (or as may be deemed entered into, as applicable) by Reorganized Foresight and the holders of New Common Equity on the Effective Date that will govern certain matters related to the internal affairs and governance of Reorganized Foresight and which, for the avoidance of doubt, may be Reorganized Foresight’s limited liability company agreement if Reorganized Foresight is a limited liability company.

65.“Estate” means, as to each Debtor, the estate created for the Debtor in its Chapter 11 Case pursuant to section 541 of the Bankruptcy Code upon the commencement of the applicable Debtor’s Chapter 11 Case.

66.“Exculpated Claim” means any Released Claim, Cause of Action or any claim related to any act or omission derived from, based upon, related to or arising from the Debtors’ in or out-of-court prepetition restructuring efforts, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation or Filing of the Disclosure Statement, the Plan or any contract, instrument, release or other agreement or document (including, for the avoidance of doubt, providing any legal opinion requested by any Entity regarding any transaction, contract, instrument, document or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion) created or entered into in connection with any of the foregoing, including: (a) the Plan, (b) the Disclosure Statement, (c) the Confirmation Order, (d) the DIP Facility, (e) the Exit Facility Credit Agreement, (f) the Exit Facility Backstop Agreement, (g) the New Organizational Documents, (h) the Restructuring Support Agreement (including the DIP Backstop Agreement), (i) the Management Incentive Plan, and (j) any Schedule of Rejected Executory Contracts and Unexpired Leases (items (d) through (j) hereof, as may be amended from time to time, the “Restructuring Documents”), or any other agreement or ancillary document contemplated by the Plan; provided, however, the foregoing shall not be deemed to release, affect or limit any of the rights and obligations of the Released Parties from, or exculpate the Released Parties with respect to, any of the Released Parties’ obligations or covenants arising under the Restructuring Documents and any contracts, instruments, releases and other agreements or documents delivered in connection with or contemplated by, the foregoing.

67.“Exculpation” means the exculpation set forth in Article VIII.E of the Plan.

68.“Executory Contract” means a contract to which a Debtor is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code, including any modifications, amendments, addendums or supplements thereto or restatements thereof.

69.“Existing Intercreditor Agreement” means that certain Collateral Trust Agreement, dated as of March 28, 2017 (as amended, modified, restated, or supplemented from time to time) among Foresight Energy LLC, the Grantors (as defined in the Existing Intercreditor Agreement) from time to time party thereto, The Huntington National Bank, as administrative agent, Wilmington Trust, National Association, as trustee, and Lord Securities Corporation, as collateral trustee.

70.“Exit Facility” means, as described in further detail in Article IV.D.2, a new senior secured first-priority term loan facility in the aggregate principal amount of up to $225,000,000.00 to be issued by the Reorganized Debtors on or immediately after the Effective Date pursuant to the Exit Facility Credit Agreement.

71.“Exit Facility Agent” means the administrative agent and collateral agent under the Exit Facility Credit Agreement and the other Exit Facility Documents.

72.“Exit Facility Backstop Agreement” means that certain commitment agreement by and among the Exit Facility Backstop Parties and FELP (on behalf of itself and the other Debtors) (as amended, modified and/or supplemented from time to time in accordance with the terms therein), to be entered into prior to the hearing of the Debtors’ motion seeking the Bankruptcy Court’s approval of the Disclosure Statement, pursuant to which the Exit Facility Backstop Parties will agree to backstop the Exit Facility on a several, and not joint and several, basis.

73.“Exit Facility Backstop Parties” means the parties that are signatories to the Exit Facility Backstop Agreement and make commitments thereunder.

74.“Exit Facility Commitments” means the backstop and direct commitments of the Exit Facility Backstop Parties under the Exit Facility Backstop Agreement.

75.“Exit Facility Credit Agreement” means that certain credit agreement to be entered into on the Effective Date by and among certain of the Reorganized Debtors, as borrowers, the Exit Facility Agent, and the other parties thereto, which shall be in form and substance acceptable to the Debtors, the Exit Facility Agent, the Required First Lien Lenders, and the Required Exit Facility Backstop Parties.

76.“Exit Facility Direct Debt Commitment” has the meaning set forth in Article IV.D.2.b.

77.“Exit Facility Direct Debt Placement” has the meaning set forth in Article IV.D.2.b.

78.“Exit Facility Direct Debt Placement Amount” has the meaning set forth in Article IV.D.2.b.

79.“Exit Facility Documents” means, collectively, the Exit Facility Credit Agreement and any related amendments, supplements, ancillary agreements, pledges, collateral agreements, mortgages, deeds of trust, and other documents or instruments to be executed or delivered in connection with the Exit Facility, which shall be in form and substance acceptable to the Debtors, the Exit Facility Agent, the Required First Lien Lenders, and the Required Exit Facility Backstop Parties, and consistent with the terms set forth in Article IV.D.2 and the Restructuring Support Agreement.

80.“Exit Facility Equity Component” means, subject to the terms of the Exit Facility Documents, the New Common Equity issued to the Exit Facility Lenders in an aggregate amount of 15.00% of the New Common Equity determined on a pro form basis after giving effect to the issuances of equity on the Effective Date (including the Exit Facility Put Option Premium) and the Tranche B Equity Conversion, subject to dilution for the Management Incentive Plan.

81.“Exit Facility Equity Issuances” means, collectively, (a) the Exit Facility Equity Component and (b) the Exit Facility Put Option Premium.  For the avoidance of doubt, the Exit Facility Equity Issuances shall not be diluted by the Tranche B Equity.

82.“Exit Facility First Lien Backstop Parties” has the meaning set forth in Article IV.D.2.b.

83.“Exit Facility First Lien Syndication” has the meaning set forth in Article IV.D.2.b.

84.“Exit Facility Lenders” means the lenders from time to time party to the Exit Facility Credit Agreement as lenders thereunder and their successors and permitted assigns.

85.“Exit Facility Loans” means the loans advanced under the Exit Facility.

86.“Exit Facility Opportunity” has the meaning set forth in Article IV.D.2.b.

87.“Exit Facility Put Option Premium” means, subject to the terms of the Exit Facility Documents, the premium issued to each Exit Backstop Party pursuant to the terms of the Exit Facility Backstop Agreement in an aggregate amount equal to 6.0% of the aggregate principal amount of the Exit Facility Commitments, which will be payable in the form of New Common Equity at a 35% discount to Stated Equity Value.

88.“Exit Facility Second Lien Backstop Parties” has the meaning set forth in Article IV.D.2.b.

89.“Exit Facility Second Lien Syndication” has the meaning set forth in Article IV.D.2.b.

90.“Exit Facility Syndication Amount” has the meaning set forth in Article IV.D.2.b.

91.“FELP” means Foresight Energy LP, a limited partnership formed under the Laws of Delaware, whose registered office is at 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808.

92.“FELP Common LP Units” means the common units representing FELP’s limited partnership interests.

93.“FELP Subordinated LP Units” means the subordinated units representing FELP’s limited partnership interests, which are not entitled to receive a distribution from FELP’s operating surplus until the Holders of FELP Common LP Units have received a certain minimum quarterly distribution from FELP’s operating surplus.

94.“File,” “Filed,” or “Filing” means file, filed or filing in the Chapter 11 Cases with the Bankruptcy Court.

95.“Final DIP Order” means the order entered by the Bankruptcy Court approving the DIP Facility on a final basis, as such order may be amended from time to time, in form and substance acceptable to the Required DIP Backstop Lenders.

96.“Final Order” means an order, ruling or judgment of the Bankruptcy Court (or any other court of competent jurisdiction) entered by the Clerk of the Bankruptcy Court on the docket in the Chapter 11 Cases (or by the clerk of such other court of competent jurisdiction on the docket of such court), which has not been reversed, stayed, modified, amended or vacated, and as to which (a) the time to appeal, petition for certiorari or move for a new trial, stay, reargument or rehearing has expired and as to which no appeal, petition for certiorari or motion for new trial, stay, reargument or rehearing shall be pending or (b) if an appeal, writ of certiorari, new trial, stay, reargument or rehearing thereof has been sought, such order or judgment of the Bankruptcy Court (or other court of competent jurisdiction) shall have been affirmed by the highest court to which such order was appealed, or certiorari shall have been denied, or a new trial, stay, reargument or rehearing shall have been denied or resulted in no modification of such order, and the time to take any further appeal, petition for certiorari or move for a new trial, stay, reargument or rehearing shall have expired, as a result of which such order shall have become final in accordance with Rule 8002 of the Bankruptcy Rules; provided, however, the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules, may be Filed relating to such order, shall not cause an order not to be a Final Order.

97.“First Lien Agents” means the First Lien Facilities Administrative Agent and the First Lien Term Administrative Agent.

98.“First Lien Credit Agreement” means that certain credit and guaranty agreement, dated as of March 28, 2017, by and among (i) Foresight Energy LLC, as the borrower, (ii) FELP and certain subsidiaries of Foresight Energy LLC, as guarantors, (iii) The Huntington National Bank, as facilities administrative agent, (iv) Lord Securities Corporation, as term administrative agent, (v) the other lenders party thereto, (vi) Goldman Sachs Lending Partners LLC, The Huntington National Bank, Deutsche Bank Securities Inc., and Citigroup Global Markets Inc., as joint lead arrangers and joint bookrunners, and (vii) Goldman Sachs Lending Partners LLC, as syndication agent, as such agreement may be amended, supplemented, or otherwise modified from time to time.

99.“First Lien Credit Agreement Documents” means the First Lien Credit Agreement, each other Loan Document (as defined in the First Lien Credit Agreement), and all other agreements, documents, and instruments delivered or entered into in connection therewith.

100.“First Lien Facilities Administrative Agent” means The Huntington National Bank, in its capacity as facilities administrative agent under the First Lien Credit Agreement, and any successors thereto.

101.“First Lien Facility Claims” means all Claims against any Debtor arising from, based upon, or relating to the First Lien Credit Agreement Documents; provided, for the avoidance of doubt, any First Lien Facility Claims that are converted into, or refinanced by, the DIP Roll-Up Loans shall no longer be First Lien Facility Claims.

102.“First Lien Lenders” means the lenders from time to time party to the First Lien Credit Agreement as lenders thereunder and their successors and permitted assigns.

103.“First Lien Term Administrative Agent” means Lord Securities Corporation, in its capacity as term administrative agent under the First Lien Credit Agreement, and any successors thereto.

104.“Foresight Reserves” means Foresight Reserves, LP and its direct and indirect subsidiaries, including, without limitation, New River Royalty, LLC, Ruger Coal Company, LLC, and Colt LLC and, for the avoidance of doubt, excluding the Debtors.

105.“Full Equity Dilution” means dilution by New Common Equity and any other equity interests in Reorganized Foresight issued pursuant to the Management Incentive Plan, the DIP Put Option Premium, the DIP Exit Premium, the Exit Facility Equity Issuances, and in connection with the Tranche B Equity Conversion.

106.“General Unsecured Claim” means any Claim against any Debtor that is not otherwise paid in full during the Chapter 11 Cases pursuant to an order of the Bankruptcy Court and that is not: (a) a DIP Claim; (b) an Administrative Claim or Statutory Fee; (c) a Priority Tax Claim; (d) an Other Priority Claim; (e) an Other Secured Claim; (f) a First Lien Facility Claim; (g) a Second Lien Notes Claim; or (h) an Intercompany Claim.  For the avoidance of doubt, General Unsecured Claims shall include all claims against the Debtors by Murray Energy, Foresight Reserves, and any other Non-Debtor Affiliate.

107.“Governmental Unit” has the meaning set forth in section 101(27) of the Bankruptcy Code.

108.“GP LLC” means Foresight Energy GP LLC, a limited liability company formed under the Laws of Delaware, with registered office at Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801.

109.“GUC Administrator” means the Person or Entity appointed by the Debtors, with the reasonable consent of the Required First Lien Lenders, in accordance with Article VI.B of the Plan.

110.“GUC Administrator Account” has the meaning set forth in Article IV.P.

111.“GUC Administrator Costs” means the reasonable costs and expenses of the GUC Administrator, including reasonable professionals’ fees and expenses, which, for the avoidance of doubt, shall be paid by the Debtors or Reorganized Debtors in an aggregate amount not to exceed $150,000.00.

112.“GUC Cash Pool” means $2,550,000.00 of Cash.

113.“GUC Cash Pool Account” has the meaning set forth in Article IV.O.

114.“GUC Distribution Date” means, solely with respect to General Unsecured Claims, the date or dates selected by the GUC Administrator, in its sole discretion, upon which distributions to Holders of Allowed General Unsecured Claims entitled to receive distributions under the Plan, if any, shall occur; provided, however, the GUC Final Distribution Date shall be a date that is no more than two years after the Effective Date unless otherwise ordered by the Bankruptcy Court at the request of the GUC Administrator, Debtors, or Reorganized Debtors.

115.“GUC Final Distribution Date” means the final GUC Distribution Date, upon which (a) there shall be no remaining Disputed General Unsecured Claims and (b) any remaining Cash in the Disputed GUC Reserve (and, for the avoidance of doubt, remaining Cash in the GUC Cash Pool Account, if any) shall be distributed to Holders of Allowed General Unsecured Claims entitled to receive distributions under the Plan.  The GUC Final Distribution Date shall be a date that is no more than two years after the Effective Date unless otherwise ordered by the Bankruptcy Court at the request of the GUC Administrator, Debtors, or Reorganized Debtors.

116.“Holder” means any Entity holding a Claim or Interest.

117.“IDRs” means the incentive distribution rights representing the right to receive an increasing percentage of quarterly distributions from the Debtors’ operating surplus after certain minimum quarterly distribution and target distribution levels have been achieved.

118.“Impaired” means, when used in reference to a Claim or an Interest, a Claim or an Interest that is impaired within the meaning of section 1124 of the Bankruptcy Code.

119.“Initial Distribution Date” means a Business Day selected by the Reorganized Debtors in their sole discretion that is on or as soon as reasonably practicable after the Effective Date.

120.“Insurance Contracts” means all insurance policies that have been issued at any time to or provide coverage to any of the Debtors and all agreements, documents or instruments relating thereto, including, but not limited to, all D&O Liability Insurance Policies.

121.“Insurer” means any company or other entity that issued an Insurance Contract, any third party administrator, and any respective predecessors and/or affiliates thereof.

122.“Intercompany Claim” means any Claim against a Debtor that is held by any other Debtor; provided, for the avoidance of doubt, the Intercompany Claims shall not include any Claims between and among any of the Debtors, on the one hand, and Murray Energy, Foresight Reserves, or any other Non-Debtor Affiliate, on the other hand.

123.“Intercompany Interest” means an Interest in one Debtor held by another Debtor; provided, for the avoidance of doubt, GP LLC’s interest as general partner of FELP is not an Intercompany Interest.

124.“Interests” means the ordinary shares (or its equivalent), limited liability company interests and any other equity, ownership or profits interests in any Debtor and options, warrants, rights or other securities or agreements to acquire the ordinary shares (or its equivalent), limited liability company interests or other equity, ownership or profits interests in any Debtor, including, for the avoidance of doubt, the FELP Common LP Units, the FELP Subordinated LP Units, and the IDRs.

125.“Interim DIP Order” means the Interim Order (I) Authorizing the Debtors to (A) Obtain Post-Petition Financing, (B) Grant Senior Secured Priming Liens and Superpriority Administrative Expense Claims, and (C) Utilize Cash Collateral; (II) Granting Adequate Protection to the Prepetition Secured Parties; (III) Modifying the Automatic Stay; (IV) Scheduling Final Hearing; and (V) Granting Related Relief [ECF No. 74].

126.“IRS” means the United States Internal Revenue Service.

127.“Joint Venture” means any joint venture Entity, whether a company, unincorporated firm, undertaking, joint venture, association, partnership or any other entity.

128.“Liabilities” means any and all Claims, obligations, suits, judgments, damages, demands, debts, rights, recovery actions, Causes of Action and liabilities, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, arising in law, equity or otherwise, that are based in whole or in part on any act, event, injury, omission, transaction or agreement.

129.“Lien” has the meaning set forth in section 101(37) of the Bankruptcy Code.

130.“Management Incentive Plan” has the meaning set forth in Article IV.N.

131.“Murray Energy” means Murray Energy Corporation and its direct and indirect subsidiaries, including Murray Metallurgical Coal Holdings, LLC and its direct and indirect subsidiaries, and excluding the Debtors.

132.“New Boards” means, collectively, the initial board of directors, members or managers, as applicable, of each Reorganized Debtor, as applicable.

133.“New Common Equity” means the new equity interests in Reorganized Foresight to be issued upon the Effective Date.

134.“New Organizational Documents” means the form of the certificates or articles of formation or incorporation, any Equityholders Agreement or other operating agreement, any bylaws, any registration rights agreements, and such other applicable formation documents of each of the Reorganized Debtors, which shall be consistent with the terms of the Restructuring Support Agreement and determined by the Required First Lien Lenders, with the reasonable consent of the Required Second Lien Noteholders.  The New Organizational Documents of Reorganized Foresight or a representative form thereof shall be included in the Plan Supplement.

135.“Non-Debtor Affiliate” means any Affiliate of a Debtor that is not a Debtor.

136.“Notice and Claims Agent” means Prime Clerk LLC.

137.“Other Priority Claim” means any Allowed Claim against any Debtor entitled to priority in right of payment under section 507(a) of the Bankruptcy Code, other than:  (a) an Administrative Claim; or (b) a Priority Tax Claim, to the extent such Claim has not already been paid during the Chapter 11 Cases.

138.“Other Secured Claim” means any Secured Claim against any Debtor that is not a DIP Claim, a First Lien Facility Claim, or a Second Lien Notes Claim.

139.“Periodic Distribution Date” means, with respect to all Claims other than General Unsecured Claims, as applicable, (a) the Initial Distribution Date and (b) thereafter, such Business Days selected by the Reorganized Debtors in their reasonable discretion, which shall be no less frequent than once every four (4) months.

140.“Person” has the meaning set forth in section 101(41) of the Bankruptcy Code.

141.“Petition Date” means the date on which a Debtor commenced its Chapter 11 Case.

142.“Plan” means this Second Amended Joint Chapter 11 Plan of Reorganization of Foresight Energy LP and Its Affiliated Debtors, as Modified on June 17, 2020, as the same may be further amended, supplemented or modified from time to time in accordance with the terms hereof and the terms of the Restructuring Support Agreement, including the Plan Supplement and all exhibits, supplements, appendices and schedules thereto, which shall be in form and substance acceptable to each of the Debtors, the Required First Lien Lenders and, solely with respect to the economic treatment provided on account of the Second Lien Notes Claims, the Required Second Lien Noteholders.

143.“Plan Supplement” means one or more supplemental appendixes to the Plan containing, among other things, substantially final forms of documents, schedules, and exhibits to the Plan to be Filed with the Bankruptcy Court, including, but not limited to, the following: (a) the Exit Facility Backstop Agreement; (b) the New Organizational Documents of Reorganized Foresight, (c) the identity of the members of the New Boards, (d) the Management Incentive Plan, (e) any Schedule of Rejected Executory Contracts and Unexpired Leases, (f) any Schedule of Proposed Cure Claims, and (g) the Exit Facility Credit Agreement; provided, however, through the Effective Date, the Debtors shall have the right to amend and supplement the Plan Supplement and any schedules, exhibits, or amendments thereto, in accordance with the terms of the Plan and the Restructuring Support Agreement.  The Plan Supplement shall be consistent with the Restructuring Support Agreement and satisfactory to the Debtors, the Required First Lien Lenders, and, solely with respect to the economic treatment on account of the Second Lien Notes Claims, the Required Second Lien Noteholders.  The Debtors shall File the Plan Supplement with the Bankruptcy Court not later than seven (7) calendar days prior to the Confirmation Hearing; provided, however, the Debtors shall File a Schedule of Rejected Executory Contracts and Unexpired Leases and a Schedule of Proposed Cure Claims not later than fourteen (14) calendar days prior to the Confirmation Hearing.

144.“Priority Claims” means Priority Tax Claims and Other Priority Claims.

145.“Priority Tax Claim” means any Claim of a Governmental Unit against a Debtor of the kind specified in section 507(a)(8) of the Bankruptcy Code.

146.“Pro Rata” means the proportion that Allowed Claims or Interests in a particular Class bear to the aggregate amount of Allowed Claims and Disputed Claims or Allowed Interests and Disputed Interests in a particular Class and other Classes entitled to share in the same recovery as such Class under the Plan.

147.“Professional” means an Entity employed pursuant to a Bankruptcy Court order in accordance with section 327 or 1103 of the Bankruptcy Code and to be compensated for services rendered before or on the Confirmation Date, pursuant to section 327, 328, 329, 330 or 331 of the Bankruptcy Code.

148.“Professional Fee Claim” means a Claim by a Retained Professional seeking an award by the Bankruptcy Court of compensation for services rendered or reimbursement of expenses incurred through and including the Effective Date under sections 330, 331, 503(b)(2), 503(b)(3), 503(b)(4) or 503(b)(5) of the Bankruptcy Code.

149.“Professional Fee Escrow Account” means an interest-bearing escrow account in an amount equal to the Professional Fee Reserve Amount funded and maintained by the Reorganized Debtors on and after the Effective Date solely for the purpose of paying all Allowed and unpaid fees and expenses of Retained Professionals in the Chapter 11 Cases.

150.“Professional Fee Reserve Amount” means the aggregate Professional Fee Claims through the Effective Date as estimated by the Retained Professionals in accordance with Article II.B.3 hereof.

151.“Proof of Claim” means a proof of Claim timely Filed against any of the Debtors in the Chapter 11 Cases.

152.“Reinstated” or “Reinstatement” means, unless the Plan specifies a particular method pursuant to which a Claim or Interest shall be reinstated, with respect to Claims and Interests, the treatment provided for in section 1124(2) of the Bankruptcy Code.

153.“Related Persons” means with respect to an Entity, that Entity’s current and former Affiliates, and such Entities’ and their current and former Affiliates’ current and former directors, managers, officers, equity holders (regardless of whether such interests are held directly or indirectly), managed or advised accounts, funds or other entities, affiliated investment funds or investment vehicles, investment advisors, sub-advisors or managers, predecessors, successors and assigns, subsidiaries, and each of their respective current and former equity holders, officers, directors, managers, principals, members, employees, agents, advisory board members, financial advisors, partners (including both general and limited partners), attorneys, accountants, investment bankers, consultants, representatives, and other professionals, each in their capacity as such.

154.“Released Claims” has the meaning set forth in Article VIII.C of the Plan.

155.“Released Parties” means:  (i) the Debtors and the Reorganized Debtors; (ii) the Debtors’ and the Reorganized Debtors’ respective boards of directors and the members thereof; (iii) the DIP Agent; (iv) the DIP Lenders; (v) the First Lien Agents; (vi) the Consenting First Lien Lenders; (vii) the Second Lien Indenture Trustee; (viii) the Consenting Second Lien Noteholders; (ix) the Backstop Parties; (x) the Ad Hoc First Lien Group; (xi) the Ad Hoc Crossover Group; (xii) Javelin Global Commodities (UK) Ltd.; (xiii) Uniper Global Commodities UK Limited; (xiv) the Creditors’ Committee and each of its members; and (xv) with respect to each of the foregoing Entities in clauses (i) through (xiv), each such Entity and its Related Persons; provided, however, each Murray Energy Entity shall not be a “Released Party” unless and until (a) the bankruptcy court presiding over such Entity’s case under chapter 11 of the Bankruptcy Code enters an order confirming the plan of reorganization of such Entity pursuant to section 1129 of the Bankruptcy Code, (b) such confirmed plan of reorganization grants releases to the Debtors and the Reorganized Debtors, (c) the scope and extent of such releases, as they apply to the Debtors, the Reorganized Debtors, and their respective Related Persons, are consistent with the scope and extent of the releases granted herein pursuant to Article VIII or are otherwise acceptable to the Debtors and Reorganized Debtors (as applicable) and the Required First Lien Lenders, and (d) such releases have become effective pursuant to the terms of such Entity’s plan of reorganization and the applicable confirmation order.

156.“Releasing Parties” means:  (a) any Released Party; (b) all Holders of Claims or Interests that are deemed to accept the Plan; (c) all Holders of Claims or Interests who either (i) vote to accept or (ii) receive or are deemed to receive a Ballot but abstain from voting on the Plan and do not elect on their Ballot to opt-out of the releases granted pursuant to Article VIII.D; (d) all Holders of Claims or Interests entitled to vote who vote to reject the Plan that do not elect on their Ballot to opt-out of the release granted pursuant to Article VIII.D; (e) Holders of Interests who do not opt-out of the release granted pursuant to Article VIII.D; (f) all other Holders of Claims or Interests to the extent permitted by law; and (g) with respect to the foregoing clauses (a) through (f), each such Entity and its Related Persons.

157.“Reorganized Debtors” means all Debtors as reorganized pursuant to the Confirmation Order upon or after the Effective Date pursuant to the Plan, including any transferee thereof, by entity or asset transfer, merger, consolidation or otherwise, including in connection with any Restructuring Transaction, including, without limitation, Reorganized Foresight.

158.“Reorganized Foresight” means FELP (or any other holding company, ultimate parent entity, or successor in interest to FELP by entity or asset transfer, merger, consolidation or otherwise, including pursuant to any Restructuring Transaction, which Entity may, for the avoidance of doubt, be a subsidiary of FELP) as reorganized pursuant to the Confirmation Order upon the Effective Date.

159.“Representatives” means, with respect to any Entity, any successor, officer, director, partner (including both general and limited partners), shareholder, manager, member, management company, investment manager, Affiliate, employee, agent, attorney, advisor, investment banker, financial advisor, investment advisor, accountant or other Professional of such Entity and committee of which such Entity is a member, in each case, solely in such capacity, serving on or after the Petition Date.

160.“Required DIP Backstop Lenders” means DIP Backstop Parties that, pursuant to the DIP Backstop Agreement, agreed to backstop more than 60% of the total portion of the DIP New Money Commitments backstopped by all DIP Backstop Parties.

161.“Required Exit Facility Backstop Parties” means Exit Facility Backstop Parties that, pursuant to the Exit Facility Backstop Agreement, agreed to backstop more than 60% of the total portion of the Exit Facility backstopped by all Exit Facility Backstop Parties.

162.“Required First Lien Lenders” means, as of the date of determination, Consenting First Lien Lenders holding in excess of 60% of the aggregate principal amount of First Lien Facility Claims held by all Consenting First Lien Lenders.

163.“Required Second Lien Noteholders” means, as of the date of determination, Consenting Second Lien Noteholders holding in excess of 50% of the aggregate principal amount of Second Lien Notes Claims held by all Consenting Second Lien Noteholders.

164.“Restructuring Documents” has the meaning set forth in the definition of Exculpated Claim, above.

165.“Restructuring Expenses” means all reasonable and documented fees, expenses and disbursements of the DIP Agent, the First Lien Agents, the Ad Hoc First Lien Group, the Second Lien Indenture Trustee, and the Ad Hoc Crossover Group that are required to be paid under or pursuant to the DIP Credit Agreement, the DIP Orders, the First Lien Credit Agreement, or the Restructuring Support Agreement, which fees and expenses in respect of professionals shall be limited to the fees, expenses and disbursements of: (a) for the DIP Agent, (i) Ropes & Gray LLP, as lead counsel, and (ii) one local counsel in each jurisdiction where local counsel is required; (b) for the First Lien Facilities Administrative Agent, (i) Conway Mackenzie, Inc., as financial advisor, (ii) Buchanan Ingersoll & Rooney PC, as lead counsel, and (iii) one local counsel in each jurisdiction where local counsel is required; (c) for the First Lien Term Administrative Agent, (i) one financial advisor, (ii) Sullivan & Worcester LLP, as lead counsel, and (iii) one local counsel in each jurisdiction where local counsel is required; (d) for the Ad Hoc First Lien Group, (i) Lazard Frères & Co. LLC, as financial advisor, (ii) Akin Gump Strauss Hauer & Feld LLP, as lead counsel, and (iii) Thompson Coburn LLP, as local counsel; (e) for the Second Lien Indenture Trustee (i) Reed Smith LLP, as lead counsel, and (ii) one local counsel in each jurisdiction where local counsel is required; and (f) for the Ad Hoc Crossover Group, (i) Perella Weinberg Partners LP, as financial advisor, (ii) Milbank LLP, as lead counsel, and (iii) Bryan Cave Leighton Paisner LLP, as local counsel.

166.“Restructuring Support Agreement” means that certain Restructuring Support Agreement, dated as of March 10, 2020, including all exhibits thereto, by and among the Debtors and the Consenting Lenders, as may be amended, amended and restated, supplemented or modified from time to time in accordance with the terms thereof, a copy of which, without individual holdings shown on the signature pages, shall be attached as Exhibit B to the Disclosure Statement.

167.“Restructuring Transactions” has the meaning set forth in Article IV.B of the Plan.

168.“Retained Professional” means an Entity: (a) employed in the Chapter 11 Cases pursuant to a Final Order in accordance with sections 327 and 1103 of the Bankruptcy Code and to be compensated for services rendered prior to the Effective Date, pursuant to sections 327, 328, 329, 330, or 331 of the Bankruptcy Code; or (b) for which compensation and reimbursement has been allowed by the Bankruptcy Court pursuant to section 503(b)(4) of the Bankruptcy Code.

169.“Schedule of Proposed Cure Claims” means any schedule (including any amendments or modifications thereto) of the Debtors’ proposed Cure Claims (if any) with respect to each of the Executory Contracts and Unexpired Leases that the Debtors anticipate to assume pursuant to Article V.A, as amended by the Debtors from time to time prior to the Effective Date.  The Schedule of Proposed Cure Claims need not identify with particularity any Executory Contract or Unexpired Lease that the Debtors anticipate to assume pursuant to Article V.A for which the Debtors propose no Cure Claim.

170.“Schedule of Rejected Executory Contracts and Unexpired Leases” means any schedule (including any amendments or modifications thereto) of certain Executory Contracts and Unexpired Leases to be rejected by the Debtors pursuant hereto, as set forth in the Plan Supplement, as amended by the Debtors from time to time prior to the Confirmation Date; provided, however, the Debtors may amend the Schedule of Rejected Executory Contracts and Unexpired Leases at any time prior to the Effective Date to add (or remove) any Executory Contract or Unexpired Lease to which any Murray Energy Entity is a party.

171.“Schedule of Retained Causes of Action” means any schedule (including any amendments or modifications thereto) of certain Causes of Action of the Debtors to be retained by the Reorganized Debtors.

172.“Schedules” means, collectively, the schedules of assets and liabilities, schedules of Executory Contracts and Unexpired Leases and statements of financial affairs that will be Filed by the Debtors pursuant to section 521 of the Bankruptcy Code and in substantial accordance with the Official Bankruptcy Forms, as the same may have been amended, modified or supplemented from time to time.

173.“Second Lien Indenture Trustee” means Wilmington Trust, National Association, in its capacity as trustee under the Second Lien Notes Indenture, and any successors thereto.

174.“Second Lien Noteholders” means the 11.50% Second Lien Senior Secured Notes due 2023 issued by Foresight Energy LLC and Foresight Energy Finance Corporation pursuant to the Second Lien Notes Indenture.

175.“Second Lien Notes Claims” means all Claims against any Debtor arising from, based upon, or relating to the Second Lien Notes Indenture, including all Obligations (as defined in the Second Lien Indenture) arising under the Second Lien Notes Indenture and any costs that are reimbursable by any Company Party pursuant to the Second Lien Notes Indenture.

176.“Second Lien Notes Indenture” means that certain indenture, dated as of March 28, 2017 (as amended, modified, restated, or supplemented from time to time), by and among Foresight Energy LLC and Foresight Energy Finance Corporation, as issuers, and the Second Lien Indenture Trustee.

177.“Second Lien Notes Indenture Documents” means the Second Lien Notes Indenture Documents, each other Note Document (as defined in the Second Lien Notes Indenture), and all other agreements, documents, and instruments delivered or entered into in connection therewith.

178.“Secured” means, when referring to a Claim, a Claim:  (a) secured by a Lien on property in which the applicable Estate has an interest, which Lien is valid, perfected and enforceable pursuant to applicable law or by reason of a Bankruptcy Court order, or that is subject to setoff pursuant to section 553 of the Bankruptcy Code, to the extent of the value of the creditor’s interest in such Estate’s interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to section 506(a) of the Bankruptcy Code; or (b) otherwise Allowed pursuant to the Plan as a Secured Claim.

179.“Secured Tax Claim” means any Secured Claim against any Debtor that, absent its secured status, would be entitled to priority in right of payment under section 507(a)(8) of the Bankruptcy Code (determined irrespective of time limitations), including any related Secured Claim for penalties.

180.“Securities Act” means the Securities Act of 1933, 15 U.S.C. §§ 77a–77aa, as amended.

181.“Security” has the meaning set forth in section 101(49) of the Bankruptcy Code.

182.“Stated Equity Value” means a negotiated equity value of Reorganized Foresight equal to a $440 million enterprise value less $225 million of debt plus the Reorganized Debtors’ cash balance as of the Effective Date of the Plan (after giving effect to the funding of the Exit Facility).

183.“Statutory Fees” means all fees for which the Debtors are obligated pursuant to 28 U.S.C. § 1930(a)(6), together with interest, if any, pursuant to 31 U.S.C. § 3717.

184.“Subsidence Rights Claimants” means, collectively: the Mitchell/Roberts Partnership, an Illinois partnership; Reba L. Mitchell, individually and as trustee and beneficiary of the Robert H. Mitchell Residual Trust; Carl Inman, independent executory of the estate of Russell J. Inman, deceased; Carol Dean Crabtree; Robin Lynne Kee Williams; John Milo Kee; J. Earl Baldwin, personal representative of the estate of Beverly B. Adams, deceased; J. Earl Baldwin, personal representative of the estate of Katherine Baldwin, deceased; and David Senseney, executor of the estate of Marguerite Boos, deceased.

185.“Subsidence Rights Litigation” means the action filed by the Subsidence Rights Claimants in the Circuit Court, Williamson County, Illinois under case number 14-MR-285, and any related appeals, including that certain appeal pending in the Fifth District Illinois Appellate Court under case number 5-19-0339.

186.“Surviving Case” has the meaning set forth in Article II.E.

187.“Tax” means: (a) any net income, alternative or add-on minimum, gross income, gross receipts, sales, use, ad valorem, value-added, transfer, franchise, profits, license, property, environmental or other tax, assessment or charge of any kind whatsoever (together in each instance with any interest, penalty, addition to tax or additional amount) imposed by any federal, state, local or foreign taxing authority; or (b) any liability for payment of any amounts of the foregoing types as a result of being a member of an affiliated, consolidated, combined or unitary group or being a party to any agreement or arrangement whereby liability for payment of any such amount is determined by reference to the liability of any other Entity.

188.“Taxing Authority” means any governmental authority exercising any authority to impose, regulate, levy, assess or administer the imposition of any tax.

189.“Trade Agreement” means “Trade Agreement” as defined in the Final Order (A) Authorizing Debtors to Pay Prepetition Claims and Lien Claimants and Authorizing Payment Procedures Related Thereto, (B) Authorizing Debtors to Pay Royalty and Leasehold Claims, (C) Granting Administrative Expense Priority Status to Outstanding Orders, and (D) Granting Related Relief [ECF No. 242].

190.“Tranche A Exit Facility Loans” has the meaning set forth in Article IV.D.2 of the Plan.

191.“Tranche B Equity” means the New Common Equity issued to the holders of the Tranche B Exit Facility Loans upon the Tranche B Equity Conversion pursuant to the terms of the Exit Facility Documents.

192.“Tranche B Equity Conversion” has the meaning set forth in Article IV.D.2 of the Plan.

193.“Tranche B Exit Facility Loans” has the meaning set forth in Article IV.D.2 of the Plan.

194.“Unclaimed Distribution” means any distribution under the Plan on account of an Allowed Claim to a Holder that has not: (a) accepted a particular distribution or, in the case of distributions made by check, negotiated such check; (b) given notice to the Reorganized Debtors (or the Disbursing Agent or GUC Administrator, as the case may be) of an intent to accept a particular distribution; (c) responded to the Debtors’ or Reorganized Debtors’ request (or the Disbursing Agent’s or GUC Administrator’s request, as the case may be), for information necessary to facilitate a particular distribution; or (d) taken any other action necessary to facilitate such distribution.

195.“Unexpired Lease” means a lease of nonresidential real property to which one or more of the Debtors is a party that is subject to assumption or rejection under section 365 or 1123 of the Bankruptcy Code.

196.“Unimpaired” means, with respect to a Class of Claims or Interests, a Claim or an Interest that is unimpaired within the meaning of section 1124 of the Bankruptcy Code, including through payment in full in Cash.

197.“Unliquidated” means, when used in reference to a Claim, any Claim, the amount of liability for which has not been fixed, whether pursuant to agreement, applicable law, or otherwise, as of the date on which such Claim is sought to be estimated.

198.“U.S. Trustee” means the United States Trustee for the Eastern District of Missouri (Region 13).

199.“Voting Deadline” means June 16, 2020 at 4:00 p.m., prevailing Central Time.

B.	Rules of Interpretation

For purposes herein:  (1) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and the neuter gender; (2) except as otherwise provided, any reference herein to a contract, lease, instrument, release, indenture or other agreement or document being in a particular form or on particular terms and conditions means that the referenced document shall be substantially in that form or substantially on those terms and conditions; (3) except as otherwise provided, any reference herein to an existing document or exhibit having been Filed or to be Filed shall mean that document or exhibit, as it may thereafter be amended, restated, supplemented or otherwise modified in accordance with the terms of the Plan; (4) unless otherwise specified, all references herein to “Articles” are references to Articles of the Plan or hereto; (5) unless otherwise stated, the words “herein,” “hereof,” and ‘‘hereto’’ refer to the Plan in its entirety rather than to a particular portion of the Plan; (6) captions and headings to Articles are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation hereof; (7) the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, and shall be deemed to be followed by the words “without limitation”; (8) the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; (9) any term used in capitalized form herein that is not otherwise defined, but that is used in the Bankruptcy Code or the Bankruptcy Rules, has the meaning assigned to that term in the Bankruptcy Code or the Bankruptcy Rules, as the case may be; (10) all references to statutes, regulations, orders, rules of courts, and the like shall mean as amended from time to time, and as applicable to the Chapter 11 Cases, unless otherwise stated; (11) any reference to an Entity as a Holder of a Claim or Interest includes that Entity’s successors and assigns; (12) any effectuating provisions may be interpreted by the Reorganized Debtors in a manner consistent with the overall purpose and intent of the Plan, all without further notice to or action, order or approval of the Bankruptcy Court or any other Entity, and such interpretation shall control in all respects; (13) except as otherwise provided, any references to the Effective Date shall mean the Effective Date or as soon as reasonably practicable thereafter; and (14) any docket number references in the Plan shall refer to the docket number of any document Filed with the Bankruptcy Court in the Chapter 11 Cases.

C.	Computation of Time

Unless otherwise specifically stated herein, the provisions of Bankruptcy Rule 9006(a) shall apply in computing any period of time prescribed or allowed herein.

D.	Governing Law

Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules) or unless otherwise specifically stated herein, the laws of the State of New York (except for section 5-1401 and 5-1402 of the General Obligations Law of the State of New York), without giving effect to the principles of conflicts of law, shall govern the rights, obligations, construction and implementation of the Plan, any agreements, documents, instruments or contracts executed or entered into in connection with the Plan (except as otherwise set forth in those agreements, in which case the governing law of such agreement shall control); provided, however, corporate, partnership or limited liability company governance matters relating to the Debtors or the Reorganized Debtors, as applicable, shall be governed by the laws of the state of incorporation or formation (as applicable) of the applicable Debtor or Reorganized Debtor.

E.	Reference to Monetary Figures

All references in the Plan to monetary figures shall refer to the legal tender of the United States of America, unless otherwise expressly provided.

F.	Reference to the Debtors or the Reorganized Debtors

Except as otherwise specifically provided in the Plan, references in the Plan to the Debtors or the Reorganized Debtors shall mean the Debtors and the Reorganized Debtors, as applicable, to the extent the context requires.

G.	Controlling Document

In the event of an inconsistency between the Plan and the Disclosure Statement, the terms of the Plan shall control in all respects.  In the event of an inconsistency between the Plan and the Plan Supplement, the terms of the relevant document in the Plan Supplement shall control (unless otherwise provided in such Plan Supplement document or in the Confirmation Order).  In the event of an inconsistency between the Confirmation Order and the Plan, the Confirmation Order shall control.

Article II.
ADMINISTRATIVE, DIP FACILITY,
PRIORITY CLAIMS, AND STATUTORY FEES

All Claims and Interests, except Administrative Claims, DIP Claims, and Priority Tax Claims are classified in the Classes set forth below.  In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Priority Tax Claims have not been classified and, thus, are excluded from the Classes of Claims and Interests set forth in Article III of the Plan.

A.	Administrative Claims

Except to the extent that a Holder of an Allowed Administrative Claim and the Debtors against which such Allowed Administrative Claim is asserted agree to less favorable treatment, each Holder of an Allowed Administrative Claim (other than Holders of Professional Fee Claims) will receive in full and final satisfaction of its Administrative Claim an amount of Cash equal to the Allowed amount of such Administrative Claim in accordance with the following: (1) if an Administrative Claim is Allowed on or prior to the Effective Date, on the Effective Date or as soon as reasonably practicable thereafter (or, if not due then, when such Allowed Administrative Claim is due or as soon as reasonably practicable thereafter); (2) if such Administrative Claim is not Allowed as of the Effective Date, no later than 30 calendar days after the date on which an order Allowing such Administrative Claim becomes a Final Order or as soon as reasonably practicable thereafter; (3) if such Allowed Administrative Claim is based on liabilities incurred by the Debtors in the ordinary course of their businesses after the Petition Date, in accordance with the terms and conditions of the particular transaction giving rise to such Allowed Administrative Claim without any further action by the Holders of such Allowed Administrative Claims; (4) at such time and upon such terms as may be agreed upon by such Holder and the Debtors or Reorganized Debtors, as applicable; or (5) at such time and upon such terms as set forth in an order of the Bankruptcy Court.

Except as otherwise provided in the Plan or a Final Order to the contrary, all requests for payment of an Administrative Claim that accrued on or before the Effective Date must be Filed with the Bankruptcy Court and served on the Debtors no later than the Administrative Claims Bar Date; provided, however, pursuant to the Bar Date Order, Administrative Claims related to Executory Contracts or Unexpired Leases that have been rejected by the Debtors are required to be Filed the date that is twenty-one (21) calendar days following entry of the relevant order or deemed effective date of the rejection of such rejected Executory Contract or Unexpired Lease. Holders of Administrative Claims that are, based on the preceding sentence, required to, but do not, File and serve a request for payment of such Administrative Claims by such date shall be barred, estopped, and enjoined from asserting such Administrative Claims against the Debtors, the Reorganized Debtors or their property, and such Administrative Claims shall be deemed discharged as of the Effective Date.

B.	Professional Fee Claims
1.	Final Fee Applications

All final requests for Professional Fee Claims shall be Filed no later than forty-five (45) calendar days after the Effective Date.  After notice and a hearing in accordance with the procedures established by the Bankruptcy Code and prior Bankruptcy Court orders, the Allowed amounts of such Professional Fee Claims shall be determined by the Bankruptcy Court.  For the avoidance of doubt, any fees and expenses incurred by the professionals to the Ad Hoc Groups, the DIP Agent, the First Lien Agents or the Second Lien Indenture Trustee shall not be considered Professional Fee Claims, and any such amounts shall be paid in accordance with the Restructuring Support Agreement, the DIP Orders and the Plan, as applicable.

2.	Professional Fee Escrow Account

On the Effective Date, the Reorganized Debtors shall establish and fund the Professional Fee Escrow Account with Cash equal to the aggregate Professional Fee Reserve Amount for all Retained Professionals.  The Professional Fee Escrow Account shall be maintained by the Reorganized Debtors in trust solely for the benefit of the Retained Professionals.  Such funds shall not be considered property of the Estates of the Debtors or the Reorganized Debtors.  The amount of Professional Fee Claims owing to the Retained Professionals shall be paid in Cash to such Retained Professionals by the Reorganized Debtors from the Professional Fee Escrow Account as soon as reasonably practicable after such Professional Fee Claims are Allowed by a Final Order.  When all Professional Fee Claims owing to Retained Professionals have been resolved (either because they are Allowed Professional Fee Claims that have been paid or because they have been Disallowed, expunged, or withdrawn), any remaining amount in the Professional Fee Escrow Account shall promptly be paid to the Reorganized Debtors without any further action or order of the Bankruptcy Court.

3.	Professional Fee Reserve Amount

To receive payment for unbilled fees and expenses incurred through the Effective Date, the Retained Professionals shall estimate their Professional Fee Claims prior to and as of the Effective Date and shall deliver such estimate to the Debtors on or before the Effective Date.  If a Retained Professional does not provide such estimate, the Reorganized Debtors may estimate the unbilled fees and expenses of such Retained Professional; provided that such estimate shall not be considered an admission or limitation with respect to the fees and expenses of such Retained Professional.  The total amount so estimated as of the Effective Date shall comprise the Professional Fee Reserve Amount.

4.	Post-Effective Date Fees and Expenses

Except as otherwise specifically provided in the Plan, from and after the Effective Date, each Reorganized Debtor shall pay in Cash the reasonable legal fees and expenses incurred by such Reorganized Debtor after the Effective Date in the ordinary course of business and without any further notice to or action, order or approval of the Bankruptcy Court.  Upon the Effective Date, any requirement that Retained Professionals comply with sections 327 through 331 and 1103 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date shall terminate, and each Reorganized Debtor may employ and pay any Retained Professional in the ordinary course of business without any further notice to or action, order, or approval of the Bankruptcy Court.

C.	DIP Claims

The DIP Claims shall be Allowed and deemed to be Allowed Claims in the full amount outstanding under the DIP Credit Agreement as of the Effective Date (including any unpaid accrued interest and unpaid fees, expenses and other obligations under the DIP Credit Agreement as of the Effective Date).  In full satisfaction, settlement, discharge and release of, and in exchange for, the DIP Claims, each Holder of an Allowed DIP Claim shall be indefeasibly paid and satisfied in full in Cash on the Effective Date except to the extent that a Holder of a DIP

Claim agrees to less favorable treatment; provided, however, (i) except to the extent that a Holder entitled to the DIP Exit Premium or DIP Put Option Premium agrees to less favorable treatment, the DIP Exit Premium and DIP Put Option Premium will be indefeasibly paid and satisfied in full in New Common Equity on the Effective Date in accordance with the terms of the DIP Credit Agreement and DIP Orders; (ii) pursuant to the terms of the Exit Facility Documents, Eligible Holders of DIP Claims that participate in the Exit Facility may elect to fund such holder’s portion of the Tranche B Exit Facility Loans with DIP Claims instead of Cash on a dollar-for-dollar basis; and (iii) upon the occurrence of an Event of Default (as defined in the DIP Credit Agreement) or upon repayment of the DIP Loans in full and termination of all DIP New Money Commitments without the occurrence of the Effective Date, (i) the DIP Exit Premium shall be immediately payable in Cash in an amount equal to $2,000,000.00 and (ii) the DIP Put Option Premium shall be immediately payable in Cash in an amount equal to $10,000,000.00.  Except as otherwise expressly provided in the DIP Credit Agreement or the DIP Orders, upon the indefeasible payment or satisfaction in full of the DIP Claims (other than any DIP Claims based on the Debtors’ contingent obligations under the DIP Credit Agreement for which no claim has been made) in accordance with the terms of the Plan, all Liens and security interests granted to secure such DIP Claims shall be automatically terminated and of no further force and effect without any further notice to or action, order or approval of the Bankruptcy Court or any other Entity, and the DIP Agent will promptly execute and deliver to the Reorganized Debtors, at the Reorganized Debtors’ sole cost and expense, such instruments of termination, release, satisfaction and/or assignment (in recordable form) as may be reasonably requested by the Reorganized Debtors to effectuate the foregoing.

D.	Priority Tax Claims

Except to the extent that a Holder of an Allowed Priority Tax Claim agrees to less favorable treatment, in full and final satisfaction, settlement, release and discharge of and in exchange for each Allowed Priority Tax Claim, each Holder of such Allowed Priority Tax Claim shall be treated in accordance with the terms set forth in section 1129(a)(9)(C) of the Bankruptcy Code.  In the event an Allowed Priority Tax Claim is also a Secured Tax Claim, such Claim shall, to the extent it is Allowed, be treated as an Other Secured Claim if such Claim is not otherwise paid in full.

E.	Statutory Fees

All Statutory Fees due and payable prior to the Effective Date shall be paid by the Debtors.  On and after the Effective Date, the Reorganized Debtors shall pay all Statutory Fees when due and payable, and shall File with the Bankruptcy Court quarterly reports in a form reasonably acceptable to the U.S. Trustee.  Each Debtor shall remain obligated to pay quarterly fees to the U.S. Trustee and File quarterly reports until the earliest of that particular Debtor’s case being closed, dismissed or converted to a case under chapter 7 of the Bankruptcy Code; provided, however, absent extenuating circumstances, the Debtors or Reorganized Debtors shall File an application to: (i) close substantially all of the Debtors’ Chapter 11 Cases as soon as practicable after the Effective Date (the “Closing Cases”) with the exception of a single Chapter 11 Case designated by the Debtors or Reorganized Debtors in their sole discretion (the “Surviving Case”), which Surviving Case shall remain open for purposes of, among other things, administering and otherwise resolving Disputed Claims in accordance with Article VI and reporting distributions on Allowed Claims in accordance with Article VII; and (ii) administratively consolidating the claims registers of the Closing Cases under the claims register for the Surviving Case.  Subject to any order of the Court to the contrary, following the Court’s entry of final decrees closing the Closing Cases, the Reorganized Debtor of the Surviving Case shall prepare and file quarterly distribution reports and issue payments of Statutory Fees on account of distributions made following the Court’s entry of final decrees closing the Closing Cases.

Article III.
CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS

A.	Classification in General

All Claims and Interests, other than Administrative Claims (including Professional Fee Claims and Statutory Fees), DIP Claims, and Priority Tax Claims are classified in the Classes set forth in this Article III for all purposes, including voting, Confirmation and distributions pursuant hereto and pursuant to sections 1122 and 1123(a)(1) of the Bankruptcy Code.  A Claim or Interest is classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class and is classified in other Classes to the extent that any portion of the Claim or Interest qualifies within the description of such other Classes.  A Claim or Interest is also classified in a particular Class for the purpose of receiving distributions pursuant to the Plan, only to the extent that such Claim or Interest is an Allowed Claim or Allowed Interest in that Class and has not been paid, released or otherwise satisfied prior to the Effective Date.

B.	Formation of Debtor Group for Convenience Only

This Plan (including, but not limited to, Article II and Article III of the Plan) groups the Debtors together solely for the purpose of describing treatment under the Plan and distributions to be made in respect of Claims against and Interests in the Debtors under the Plan.  Such groupings shall not affect each Debtor’s status as a separate legal entity, change the organizational structure of the Debtors’ business enterprise, constitute a change of control of any Debtor for any purpose, cause a merger of consolidation of any legal entities, or cause the transfer of any assets.  Except as otherwise provided by or permitted under the Plan, all Debtors shall continue to exist as separate legal entities.  The Plan is not premised on, and does not provide for, the substantive consolidation of the Debtors with respect to the Classes of Claims or Interests set forth in the Plan, or otherwise.

This Plan constitutes a separate chapter 11 plan of reorganization for each Debtor, and the classifications set forth in Classes 1 through 8 shall be deemed to apply to each Debtor.  For voting purposes, each Class of Claims against or Interests in the Debtors shall be deemed to constitute separate sub-Classes of Claims against and Interests in each of the Debtors, as applicable.  Each such sub-Class shall vote as a single separate Class for each of the Debtors, as applicable.

C.	Summary of Classification

The following table designates the Classes of Claims against and Interests in each of the Debtors and specifies which of those Classes are (a) Impaired or Unimpaired by the Plan, and (b) entitled to vote to accept or reject the Plan in accordance with section 1126 of the Bankruptcy Code.  In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims (including Professional Fee Claims and Statutory Fees), DIP Claims, and Priority Tax Claims have not been classified and, thus, are excluded from the Classes of Claims and Interests set forth in this Article III.  All of the potential Classes for the Debtors are set forth herein.  Certain of the Debtors may not have Holders of Claims or Interests in a particular Class or Classes, and such Classes shall be treated as set forth in Article III.H.

Class	Claims and Interests	Status	Voting Rights
1	Other Secured Claims	Unimpaired	Not Entitled to Vote (Presumed to Accept)
2	Other Priority Claims	Unimpaired	Not Entitled to Vote (Presumed to Accept)
3	First Lien Facility Claims	Impaired	Entitled to Vote
4	Second Lien Notes Claims	Impaired	Entitled to Vote
5	General Unsecured Claims	Impaired	Entitled to Vote
6	Intercompany Claims	Impaired or Unimpaired	Not Entitled to Vote (Presumed to Accept or Deemed to Reject)
7	Intercompany Interests	Impaired or Unimpaired	Not Entitled to Vote (Presumed to Accept or Deemed to Reject)
8	Interests in FELP and Interests in GP LLC	Impaired	Not Entitled to Vote (Deemed to Reject)
D.	Treatment of Claims and Interests

The treatment and voting rights provided under the Plan to each Class for distribution purposes is specified below:

1.	Class 1 – Other Secured Claims
a.	Classification: Class 1 consists of all Allowed Other Secured Claims.
b.

Treatment:  On the Effective Date, except to the extent that a Holder of an Allowed Other Secured Claim agrees to less favorable treatment, in full and final satisfaction, compromise, settlement, release and discharge of and in exchange for each Allowed Other Secured Claim, each such Holder shall receive, at the option of the applicable Debtor, with the consent of the Required First Lien Lenders: (i) Reinstatement of its Claims; (ii) payment in full in Cash of the unpaid portion of its Allowed Other Secured Claim on the Effective Date or as soon thereafter as reasonably practicable (or if payment is not then due, then such Allowed Other Secured Claim shall be paid in accordance with its terms); or (iii) the collateral securing its Allowed Other Secured Claim on the later of the Effective Date and the date such Other Secured Claims becomes an Allowed Claim or as soon thereafter as reasonable practicable.

c.

Voting:  Class 1 is Unimpaired under the Plan.  Each Holder of an Allowed Other Secured Claim will be conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code.  Therefore, each Holder of an Allowed Other Secured Claim is not entitled to vote to accept or reject the Plan on account of such Claim.

2.	Class 2 – Other Priority Claims
a.	Classification: Class 2 consists of all Allowed Other Priority Claims.
b.

Treatment:  Except to the extent that a Holder of an Allowed Other Priority Claim agrees to less favorable treatment, in full and final satisfaction, compromise, settlement, release and discharge of and in exchange for each Allowed Other Priority Claim, each such Holder shall receive payment in full, in Cash, of the unpaid portion of its Allowed Other Priority Claim on the Effective Date or as soon thereafter as reasonably practicable (or, if payment is not then due, such Allowed Other Priority Claim shall be paid in accordance with its terms) or pursuant to such other terms as may be agreed to by the Holder of an Allowed Other Priority Claim and the Debtors.

c.

Voting:  Class 2 is Unimpaired under the Plan.  Each Holder of an Allowed Other Priority Claim will be conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code.  Therefore, each Holder of an Allowed Other Priority Claim is not entitled to vote to accept or reject the Plan on account of such Claim.

3.	Class 3 – First Lien Facility Claims
a.	Classification: Class 3 consists of all Allowed First Lien Facility Claims.
b.

Allowance:  The First Lien Facility Claims are hereby Allowed in an aggregate amount of not less than $844,158,764 plus any First Lien Accrued Adequate Protection Payments (as defined in the DIP Orders) against each of the Debtors that are obligors under the First Lien Credit Agreement and shall not be subject to disallowance, setoff, recoupment, subordination, recharacterization, or reduction of any kind, including pursuant to Section 502(d) of the Bankruptcy Code; provided, however, such Allowed amount shall be reduced by the amount of the DIP Roll‑Up Loans.

c.

Treatment:  On the Effective Date, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for the First Lien Facility Claims, each Holder of an Allowed First Lien Facility Claim shall receive its Pro Rata share of 92.75% of the New Common Equity, subject to the Full Equity Dilution.

d.	Voting: Class 3 is Impaired under the Plan. Each Holder of an Allowed First Lien Facility Claim is entitled to vote its Pro Rata share of the First Lien Facility Claims to accept or reject the Plan.
4.	Class 4 – Second Lien Notes Claims
a.	Classification: Class 4 consists of all Allowed Second Lien Notes Claims.
b.

Allowance:  The Second Lien Notes Claims are hereby Allowed in an aggregate amount of not less than $472,265,180 against each of the Debtors that are obligors under the Second Lien Notes Indenture and shall not be subject to disallowance, setoff, recoupment, subordination, recharacterization, or reduction of any kind, including pursuant to Section 502(d) of the Bankruptcy Code.

c.

Treatment:  On the Effective Date, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for the Second Lien Notes Claims, each Holder of an Allowed Second Lien Notes Claim shall receive its Pro Rata share of 7.25% of the New Common Equity, subject to the Full Equity Dilution.

d.	Voting: Class 4 is Impaired under the Plan. Each Holder of an Allowed Second Lien Notes Claim is entitled to vote its Pro Rata share of the Second Lien Notes Claims to accept or reject the Plan.
5.	Class 5 – General Unsecured Claims
a.	Classification: Class 5 consists of all Allowed General Unsecured Claims.
b.

Treatment:  In full satisfaction, release and discharge of and in exchange for each General Unsecured Claim, each Holder of an Allowed General Unsecured Claim shall receive at its option either:  (i) its Pro Rata share of $2,550,000.00 in Cash from the GUC Cash Pool; or (ii) other less favorable treatment agreed to by the Holder.

c.	Voting: Class 5 is Impaired under the Plan. Each Holder of an Allowed General Unsecured Claim is entitled to vote its Pro Rata share of the General Unsecured Claims to accept or reject the Plan.
6.	Class 6 – Intercompany Claims
a.	Classification: Class 6 consists of all Intercompany Claims.

b.

Treatment: On the Effective Date, each Intercompany Claim shall be Reinstated, cancelled, or otherwise settled to the extent determined to be appropriate by the Debtors or the Reorganized Debtors, as applicable, with the consent of the Required First Lien Lenders.

c.

Voting:  Class 6 is either (i) Unimpaired, and each Holder of an Intercompany Claim is therefore conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code; or (b) Impaired, and each Holder of an Intercompany Claim is therefore deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code.

7.	Class 7 – Intercompany Interests
a.	Classification: Class 7 consists of all Intercompany Interests.
b.

Treatment:  On the Effective Date, each Intercompany Interest shall be Reinstated, cancelled, or otherwise settled to the extent determined to be appropriate by the Debtors or the Reorganized Debtors, as applicable, with the consent of the Required First Lien Lenders.

c.

Voting:  Class 7 is either (i) Unimpaired, and each Holder of an Intercompany Interest is therefore conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code; or (b) Impaired, and each Holder of an Intercompany Interest is therefore deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code.

8.	Class 8 – Interests in FELP and Interests in GP LLC
a.	Classification: Class 8 consists of all Interests in GP LLC and all Interests in FELP, including, for the avoidance of doubt, the FELP Common LP Units, the FELP Subordinated LP Units, and the IDRs.
b.

Treatment:  On the Effective Date, all Interests in GP LLC and all Interests in FELP shall be cancelled and discharged and shall be of no further force and effect, whether surrendered for cancellation or otherwise, and each Holder of such Interests shall not be entitled to receive any distribution under the Plan on account of such Interests.

c.

Voting:  Class 8 is Impaired under the Plan.  Each Holder of an Interest in FELP or an Interest in GP LLC is conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code.  Therefore, each Holder of such Interest is not entitled to vote to accept or reject the Plan on account of such Interest.

E.	Confirmation of Certain, But Not All Cases

If the Plan is not confirmed as to one or more of the Debtors, but the other Debtors, with the consent of the Required First Lien Lenders and, solely with respect to the economic treatment provided on account of the Second Lien Notes Claims, the reasonable consent of the Required Second Lien Noteholders, determine to proceed with the Plan, then the Debtor(s) as to which the Plan may not be confirmed shall be severed from, and the Plan shall not apply to, such Debtor(s).

F.	Special Provision Governing Unimpaired Claims

Nothing under the Plan shall affect the Debtors’ or the Reorganized Debtors’ rights in respect of any Unimpaired Claims or Interests, including all rights in respect of legal and equitable defenses to or setoffs or recoupment against any such Unimpaired Claims or Interests.

G.	Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code

The Debtors shall seek Confirmation of the Plan pursuant to section 1129(b) of the Bankruptcy Code with respect to any rejecting Class of Claims.  The Debtors reserve the right to modify the Plan in accordance with Article X.A of the Plan to the extent, if any, that Confirmation pursuant to section 1129(b) of the Bankruptcy Code requires modification.

H.	Elimination of Vacant Classes

Any Class of Claims that does not have a Holder of an Allowed Claim as of the date of the Confirmation Hearing shall be deemed eliminated from the Plan for purposes of voting to accept or reject the Plan and for purposes of determining acceptance or rejection of the Plan by such Class pursuant to section 1129(a)(8) of the Bankruptcy Code.

I.	Voting Classes; Presumed Acceptance by Non-Voting Classes

If a Class contains Claims or Interests eligible to vote and no Holders of Claims or Interests eligible to vote in such Class vote to accept or reject the Plan, the Plan shall be deemed accepted by the Holders of such Claims or Interests in such Class.

J.	Subordinated Claims

Unless otherwise expressly provided in the Plan or the Confirmation Order, the allowance, classification and treatment of all Allowed Claims and Allowed Interests and the respective distributions and treatments under the Plan take into account and conform to the relative priority and rights of the Claims and Interests in each Class in connection with any contractual, legal and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, section 510(b) of the Bankruptcy Code, or otherwise, including the Existing Intercreditor Agreement, the First Lien Credit Agreement Documents, and the Second Lien Notes Indenture.

Article IV.
MEANS FOR IMPLEMENTATION OF THIS PLAN

A.	General Settlement of Claims and Interests

Pursuant to sections 363 and 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration for the classification, distributions, releases, and other benefits provided under the Plan, upon the Effective Date, the provisions of the Plan shall constitute a good faith compromise and settlement of all Claims and Interests and controversies resolved pursuant to the Plan.  The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the compromise and settlement of all such Claims, Interests, and controversies, as well as a finding by the Bankruptcy Court that such compromise and settlement is in the best interests of the Debtors, their Estates, and Holders of Claims and Interests and is fair, equitable, and is within the range of reasonableness.  All distributions made to Holders of Allowed Claims and Allowed Interests in any Class are intended to be and shall be final.

B.	Restructuring Transactions

On or after the Confirmation Date, the Debtors shall be authorized to enter into such transactions and take such other actions as may be necessary or appropriate to effect a corporate restructuring of their businesses, to otherwise simplify the overall corporate structure of the Debtors to reorganize certain Debtor entities in a different form, or to organize certain of the Debtors under the laws of jurisdictions other than the laws of which such Debtors currently are organized, which restructuring may include one or more entity or asset transfers, mergers, consolidations, dispositions, liquidations, wind-downs, or dissolutions as may be determined by the Debtors, with the consent of the Required First Lien Lenders and, solely with respect to the economic treatment provided on account of the Second Lien Notes Claims, the reasonable consent of the Required Second Lien Noteholders, to be necessary or appropriate to result in substantially all or a part of the respective assets, properties, rights, liabilities, duties, and obligations of certain of the Debtors vesting in one or more surviving, resulting, or acquiring Entities (collectively, the “Restructuring Transactions”).  The Restructuring Transactions shall be acceptable to the Required First Lien Lenders and, solely with respect to the economic treatment provided on account of the Second Lien Notes Claims, the reasonable consent of the Required Second Lien Noteholders.  In each case in which the surviving, resulting, or acquiring Entity in any such transaction is a successor to a Debtor, the Debtor or such surviving, resulting, or acquiring Entity shall satisfy the Allowed Claims against such Debtor, except as provided in any contract, instrument, or other agreement or document effecting a disposition to such surviving, resulting, or acquiring Entity, which may provide that another Debtor shall perform such obligations.  The Restructuring Transactions may, at the election of the Debtors with the consent of the Required First Lien Lenders and, solely with respect to the economic treatment provided on account of the Second Lien Notes Claims, the reasonable consent of the Required Second Lien Noteholders, include a taxable transfer of substantially all or a part of the Debtors’ assets or subsidiary entities of any Debtor to a newly-formed entity (or an Affiliate or subsidiary of such entity) formed and controlled by any Debtor or by some or all of the Holders of Claims, and to which entity such Claims have or have not been contributed, and, in each case, some or all of the New Common Equity (and/or other interests) issued to Holders of Claims pursuant to the Plan may comprise equity of (and/or other interests in) such new entity (or an Affiliate or subsidiary of such entity).  The fees, expenses, budgets, and any tax reporting obligations associated with the liquidation, wind-down, or dissolution of any entity in connection with the Restructuring Transactions shall be acceptable to each of the Debtors and the Required First Lien Lenders.

In effecting the Restructuring Transactions, the Debtors shall be permitted to (i) execute and deliver appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, duty, or obligation on terms consistent with the terms of the Plan and having such other terms to which the applicable entities may agree; (ii) execute and deliver appropriate agreements or other documents of merger, consolidation, restructuring, disposition, liquidation, or dissolution containing terms that are consistent with the terms of the Plan and that satisfy the requirements of applicable state law and such other terms to which the applicable entities may agree; (iii) file appropriate certificates or articles of merger, consolidation, or dissolution pursuant to applicable state law; (iv) take any such steps as may be necessary or desirable, in the Debtors reasonable determination, to effect the taxable transfer described in the prior paragraph; and (v) take all other actions that the applicable Entities determine to be necessary or appropriate, including making filings or recordings that may be required by applicable state law in connection with such transactions.

For purposes of effecting the Plan, none of the transactions contemplated in this Article IV.B shall constitute a change of control under any agreement, contract, or document of the Debtors.

All matters provided for herein involving the corporate structure of the Debtors or Reorganized Debtors, or any corporate organization, limited liability company formation, entity or asset transfer, or related action required by or desirable to the Debtors or Reorganized Debtors in connection herewith, with the consent of the Required First Lien Lenders and, solely with respect to the economic treatment provided on account of the Second Lien Notes Claims, the reasonable consent of the Required Second Lien Noteholders, shall be deemed to have occurred and shall be in effect, without any requirement of further action by the shareholders, partners, members, directors, or managers of the Debtors or Reorganized Debtors, and with like effect as though such action had been taken unanimously by the shareholders, partners, members, directors, or managers, as applicable, of the Debtors or Reorganized Debtors.

C.	Cancellation of Liens

Upon the payment or other satisfaction of an Allowed Secured Claim, (1) the Holder of such Allowed Secured Claim shall deliver to the Debtors or Reorganized Debtors (as applicable) any collateral or other property of the Debtors held by such Holder, and any termination statements, instruments of satisfaction, or releases of all security interests with respect to its Allowed Secured Claim that may be required in order to terminate any Lien, related financing statements, mortgages, mechanic’s liens, or lis pendens, or other similar interests or documents; and (2) the Debtors or Reorganized Debtors (as applicable) may file any termination statements, instruments of satisfaction, releases, or other related documents that the Debtors or Reorganized Debtors (as applicable) deem appropriate to evidence and/or effect the termination of any Lien, related financing statements, mortgages, mechanic’s liens, or lis pendens, or other similar interests or documents, as applicable.

D.	Sources of Consideration for Plan Distributions

Consideration for Plan distributions shall come from:

1.	Equity Interests in Reorganized Foresight

On the Effective Date, all FELP Common LP Units, FELP Subordinated LP Units, and certain other Interests in other Debtors, shall be cancelled or contributed to Reorganized Foresight or an Affiliate thereof and Reorganized Foresight shall issue the New Common Equity to Holders of Allowed Claims entitled to receive the New Common Equity pursuant to Article II and Article III hereof.

All of the New Common Equity to be issued pursuant to the Plan (including under the Management Incentive Plan), the DIP Orders, the DIP Credit Agreement, the Exit Facility Credit Agreement, and the Exit Facility Backstop Agreement shall be duly authorized, validly issued, fully paid, and non-assessable.  Each distribution and issuance of the New Common Equity under the Plan, the DIP Orders, the DIP Credit Agreement, the Exit Facility Credit Agreement, and the Exit Facility Backstop Agreement shall be governed by the terms and conditions set forth in the Plan, the DIP Orders, the DIP Credit Agreement, the Exit Facility Credit Agreement, and the Exit Facility Backstop Agreement applicable to such distribution or issuance, as applicable, and by the terms and conditions of the instruments evidencing or relating to such distribution or issuance, which terms and conditions shall bind each Entity receiving such distribution or issuance.

On the Effective Date, each Holder of an Allowed Claim that receives New Common Equity under the Plan shall be deemed to have executed, without any further action by any party, any Equityholders Agreement, which shall be Filed as a Plan Supplement.  Notwithstanding the foregoing, all Entities shall be required to sign the Equityholders Agreement prior to the distribution to such Entity of any New Common Equity under the Plan or otherwise.

2.	Exit Facility
a.	Terms of the Exit Facility

On the Effective Date, Reorganized Foresight shall enter into the Exit Facility Documents.  The Exit Facility will be issued by Reorganized Foresight and guaranteed by each of the other Reorganized Debtors and shall comprise a new senior secured first‑priority term loan facility in an aggregate principal amount of up to $225,000,000.00.  The Exit Facility will consist of the following two tranches, subject in all respects to the terms of the Exit Facility Documents: (i) the first tranche shall consist of Exit Facility Loans in an aggregate principal amount of $150,000,000.00, allocated pro rata among the Exit Facility Lenders (the “Tranche A Exit Facility Loans”) in accordance with their respective commitments; and (ii) the second tranche shall consist of Exit Facility Loans in an aggregate principal amount of $75,000,000.00, allocated pro rata among the Exit Facility Lenders (the “Tranche B Exit Facility Loans”) in accordance with their respective commitments.  Sixty (60) days following the closing of the Exit Facility in accordance with the Exit Facility Credit Agreement, the aggregate amount of the Tranche B Exit Facility Loans outstanding, together with all accrued and unpaid interest thereon, shall automatically convert into New Common Equity at a 35% discount to Stated Equity Value, subject to dilution for the Management Incentive Plan (the “Tranche B Equity Conversion”), and the aggregate outstanding principal amount of the Tranche B Exit Facility Loans, together with all accrued and unpaid interest thereon, shall be deemed to have been repaid in full.  The Tranche B Equity shall be allocated ratably among the Exit Facility Lenders holding the Tranche B Exit Facility Loans in accordance with their respective holdings of Tranche B Exit Facility Loans.  The Tranche B Exit Facility Loans shall be entitled to receive distributions attributable to the New Common Equity on an as-converted basis.

Entry of the Confirmation Order shall constitute approval of the Exit Facility and the Exit Facility Documents, all transactions contemplated thereby and all actions to be taken, undertakings to be made and obligations to be incurred by the Reorganized Debtors in connection therewith (including, without limitation, the payment of all reasonable and documented fees, indemnities, and expenses provided for therein), authorization of the Reorganized Debtors to enter into and execute the Exit Facility Documents and authorization for the Reorganized Debtors to create or perfect the Liens in connection therewith.  The Exit Facility will be in form and substance acceptable to the Debtors, the Required First Lien Lenders, the Exit Facility Agent, and the Required Exit Facility Backstop Parties and will have terms consistent with those set forth in the Plan Supplement and the Restructuring Support Agreement.  Such terms shall, subject to the terms of the Exit Facility Documents, include that the Exit Facility Lenders shall receive the Exit Facility Equity Component and, in the case of the Exit Facility Backstop Parties, the Exit Facility Put Option Premium.

The Exit Facility Agent and the Exit Facility Lenders shall have valid, binding, and enforceable Liens on the collateral specified in, and to the extent required by, the Exit Facility Documents, which shall be deemed automatically perfected on the Effective Date.  The guarantees, mortgages, pledges, Liens and other security interests granted pursuant to the Exit Facility Documents (i) are granted as an inducement to the lenders under the Exit Facility to extend credit thereunder, (ii) are granted in good faith, for legitimate business purposes, and for reasonable equivalent value, (iii) shall be deemed not to constitute a preferential transfer, voidable transfer, fraudulent conveyance or fraudulent transfer under the Bankruptcy Code or any applicable non-bankruptcy law, and shall not otherwise be subject to avoidance, recharacterization or equitable subordination for any purposes whatsoever, and (iv) shall have the priorities as set forth in the relevant Exit Facility Documents.  In establishing the register of lenders under the Exit Facility, the Exit Facility Agent shall be entitled to conclusively rely upon (without further inquiry) any certificate, schedule, register, list, or other document provided by the Required Exit Facility Backstop Parties, Debtors, and/or the Reorganized Debtors.

b.	Direct Debt Placement; Syndication of the Exit Facility; Exit Facility Backstop Agreement

The Exit Facility Backstop Parties shall, on a several, and not joint and several basis, fund in a direct private placement (the “Exit Facility Direct Debt Placement” and the commitments thereunder, the “Exit Facility Direct Debt Commitment”) an amount equal to 50% of the aggregate principal amount of the Exit Facility Loans (the “Exit Facility Direct Debt Placement Amount”), allocated as follows: (i) 92.75% of the Exit Facility Direct Debt Placement Amount to the Exit First Lien Backstop Parties, pro rata based on such parties’ First Lien Facility Claims; and (ii) 7.25% of the Exit Facility Direct Debt Placement Amount to the

Exit Second Lien Backstop Parties, pro rata based on such parties’ Second Lien Notes Claims.  The Exit Facility Direct Debt Commitment will close concurrently with the closing of the Exit Facility Opportunity (as defined below) and the Effective Date.

Certified Eligible Holders of First Lien Facility Claims and/or Second Lien Notes Claims will have the opportunity to participate (the “Exit Facility Opportunity”) in funding 50% of the aggregate principal amount of the Exit Facility Loans (the “Exit Facility Syndication Amount”) as follows: (i) 92.75% of the Exit Facility Syndication Amount shall be available to Certified Eligible Holders of First Lien Facility Claims (which, for the avoidance of doubt, shall include the Exit Facility Backstop Parties), pro rata based on such Holders’ First Lien Facility Claims (the “Exit Facility First Lien Syndication”); and (ii) 7.25% of the Exit Facility Syndication Amount shall be available to Certified Eligible Holders of Second Lien Notes Claims (which, for the avoidance of doubt, shall include the Exit Facility Backstop Parties), pro rata based on such Holders’ Second Lien Notes Claims (the “Exit Facility Second Lien Syndication” and together with the Exit Facility First Lien Syndication, the “Exit Facility Syndication”).  The Exit Facility Opportunity will be conducted on the terms and conditions to be set forth in the syndication procedures and related documentation for the Exit Facility, which procedures and documentation shall be consistent with the Restructuring Support Agreement and acceptable to the Debtors, the Required First Lien Lenders, and the Required Exit Facility Backstop Parties.  The Exit Facility Syndication will permit Eligible Holders of DIP Claims to fund such Eligible Holder’s portion of the Tranche B Exit Facility Loans with DIP Claims instead of Cash.

The Exit Facility will be backstopped on a several, and not joint and several, basis by the Exit Facility Backstop Parties pursuant to the terms of the Exit Facility Backstop Agreement.  For the avoidance of doubt, (i) the Exit Facility First Lien Syndication shall be backstopped solely by those Exit Facility Backstop Parties holding First Lien Facility Claims (in such capacity, the “Exit Facility First Lien Backstop Parties”), pro rata based on such Holders’ First Lien Facility Claims, and (ii) the Exit Facility Second Lien Syndication shall be backstopped solely by those Exit Facility Backstop Parties holding Second Lien Notes Claims (in such capacity, the “Exit Facility Second Lien Backstop Parties”) pro rata based on such Second Lien Notes Claims.  In exchange for backstopping the Exit Facility, each Exit Facility Backstop Party will receive, subject to the terms of the Exit Facility Documents, its pro rata share of the Exit Facility Put Option Premium to the extent earned and payable pursuant to the Exit Facility Backstop Agreement, subject to dilution by the Management Incentive Plan.

E.	Corporate Existence

Except as otherwise provided in the Plan, any agreement, instrument or other document incorporated in the Plan or the Plan Supplement, or as a result of any Restructuring Transactions, on the Effective Date, each Debtor shall continue to exist after the Effective Date as a separate corporation or other form of Entity under governing state or foreign law, as the case may be, with all the powers of such corporation or other form of Entity, as the case may be, pursuant to the applicable law in the jurisdiction in which each applicable Debtor is incorporated or formed and pursuant to the respective certificate of incorporation and bylaws (or other analogous formation documents) in effect before the Effective Date, except to the extent such certificate of incorporation and bylaws (or other analogous formation documents) are amended by the Plan or otherwise, and to the extent such documents are amended, such documents are deemed to be amended pursuant to the Plan and require no further action or approval (other than any requisite filings required under applicable state, provincial, federal or foreign law).  For the avoidance of doubt, nothing in this Article IV.E prevents, precludes or otherwise impairs the Reorganized Debtors, or any one of them, from merging, amalgamating or otherwise restructuring their legal Entity form in accordance with applicable non-bankruptcy law after the Effective Date.

F.	Vesting of Assets in the Reorganized Debtors

Except as otherwise provided in the Plan, any agreement, instrument or other document incorporated in the Plan or the Plan Supplement, or pursuant to a Final Order of the Bankruptcy Court, on the Effective Date, all property in each Estate, all Causes of Action and any property acquired by any of the Debtors pursuant to the Plan shall vest in each respective Reorganized Debtor, free and clear of all Liens, Claims, charges or other encumbrances.  On and after the Effective Date, except as otherwise provided in the Plan or the Confirmation Order, each Reorganized Debtor may operate its business and may use, acquire or dispose of property and compromise or settle any Claims, Interests, or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.  Without limiting the foregoing, the Reorganized Debtors may pay the charges that they incur on or after the Effective Date for professional fees, disbursements, expenses, or related support services without application to the Bankruptcy Court.  Notwithstanding the foregoing, the Professional Fee Escrow Account, the GUC Cash Pool Account, and the GUC Administrator Account shall not vest in any of the Reorganized Debtors; provided, however, when all Professional Fee Claims owing to Retained Professionals have been resolved (either because they are Allowed Professional Fee Claims that have been paid or because they have been Disallowed, expunged, or withdrawn), any remaining amount in the Professional Fee Escrow Account shall promptly be paid to the Reorganized Debtors without any further action or order of the Bankruptcy Court.

G.	Cancellation of Existing Securities and Agreements

Except as otherwise provided in the Plan or any agreement, instrument or other document incorporated in the Plan or the Plan Supplement, on the Effective Date:

1.

the obligations of the Debtors pursuant, relating, or pertaining to and any certificate, share, note, bond, purchase right, option, warrant or other instrument or document, directly or indirectly, evidencing or creating any indebtedness or obligation of or ownership interest in the Debtors giving rise to any Claim or Interest (except such certificates, notes or other instruments or documents evidencing indebtedness or obligations of, or Interests in, the Debtors that are specifically Reinstated pursuant to the Plan) shall be cancelled as to the Debtors and the Reorganized Debtors shall not have any continuing obligations thereunder;

2.

the obligations of the Debtors pursuant, relating or pertaining to the First Lien Credit Agreement Documents, the Second Lien Notes Indenture Documents, the DIP Credit Agreement, or any other agreements, indentures, certificates of designation, bylaws or certificate or articles of incorporation or similar documents governing the shares, certificates, notes, bonds, purchase rights, options, warrants or other instruments or documents evidencing or creating any indebtedness or obligation of the Debtors (except such agreements, certificates, notes or other instruments evidencing indebtedness or obligations of or Interests in the Debtors that are specifically Reinstated pursuant to the Plan) shall be released and discharged;

provided, however, in the cases of clauses (1) and (2) hereof, notwithstanding Confirmation or the occurrence of the Effective Date, any agreement (including the Existing Intercreditor Agreement) that governs the rights of the First Lien Agents, the Second Lien Indenture Trustee, the DIP Agent, or any other Holder of a Claim shall continue in effect solely for purposes of:

a.

enabling Holders of Allowed Claims to receive distributions under the Plan as provided herein and for enforcing any rights hereunder or thereunder against parties other than the Debtors, the Reorganized Debtors or their Representatives;

b.	determining the Lien and payment priority and other rights between the First Lien Facility Claims and the Second Lien Notes Claims pursuant to the Existing Intercreditor Agreement;
c.

allowing the First Lien Agents, the Second Lien Indenture Trustee, and the DIP Agent as applicable, in accordance with Article VII of the Plan, to make distributions to the Holders of the First Lien Facility Claims, the Second Lien Notes Claims, and the DIP Claims;

d.

allowing the First Lien Agents, the Second Lien Indenture Trustee, and the DIP Agent to maintain any right of priority of payment, indemnification, exculpation, contribution, subrogation or any other claim or entitlement it may have under the First Lien Credit Agreement Documents, the Second Lien Notes Indenture Documents, the Existing Intercreditor Agreement or the DIP Credit Agreement, as applicable (which shall survive and not be released, except as otherwise expressly provided in the Plan, other than against the Debtors and the Reorganized Debtors);

e.	preserving the DIP Agent’s and the DIP Lenders’ rights to any contingent or indemnification obligation of the Debtors pursuant and subject to the terms of the DIP Credit Agreement and DIP Orders;
f.	allowing the First Lien Agents, the Second Lien Indenture Trustee, and the DIP Agent to enforce any obligations owed to each of them under the Plan or the Confirmation Order;

g.	permitting the First Lien Agents, the Second Lien Indenture Trustee, and the DIP Agent to appear before the Bankruptcy Court or any other court;
h.

permitting the First Lien Agents, the Second Lien Indenture Trustee, and the DIP Agent to exercise rights and obligations relating to the interests of the First Lien Lenders, the Second Lien Noteholders, and the DIP Lenders, as applicable, to the extent consistent with the Plan and the Confirmation Order; and

i.	permitting the First Lien Agents, the Second Lien Indenture Trustee, and the DIP Agent to perform any functions that are necessary to effectuate the foregoing;

provided, further, however, the preceding proviso shall not affect the discharge of Claims pursuant to the Bankruptcy Code, the Confirmation Order, or the Plan or result in any expense or liability to the Reorganized Debtors, except to the extent set forth in or provided for under the Plan; provided, further, for the avoidance of doubt, nothing in this section shall affect a cancellation of any New Common Equity or Intercompany Interests.

Except as expressly provided in the Plan and Confirmation Order, on the Effective Date, each of the First Lien Agents, the Second Lien Indenture Trustee, and the DIP Agent and their respective agents, successors, and assigns shall be fully discharged of all of their duties and obligations under the applicable First Lien Credit Agreement Documents, Second Lien Notes Indenture Documents, and DIP Credit Agreement.

H.	Corporate Action

On the Effective Date, all actions contemplated by the Plan shall be deemed authorized and approved by the Bankruptcy Court in all respects, including, as applicable:

1.the execution and delivery of the Restructuring Documents and any related instruments, agreements, guarantees, filings or other related documents;

2.the implementation of the Restructuring Transactions and any related instruments, agreements, guarantees, filings or other related documents; and

3.all other actions contemplated by the Plan (whether to occur before, on or after the Effective Date).

On the Effective Date, all matters provided for in the Plan involving the corporate structure of the other Reorganized Debtors, and any corporate, partnership or limited liability company action required by the Debtors or the Reorganized Debtors in connection with the Plan, shall be deemed to have occurred and shall be in effect, without any requirement of further action by the Holders of Interests, directors, or officers of the Debtors or the Reorganized Debtors.

On or (as applicable) before the Effective Date, the appropriate officers of the Debtors or the Reorganized Debtors shall be authorized and (as applicable) directed to issue, execute and deliver the agreements, documents, securities, and instruments contemplated by the Plan (or necessary or desirable to effect the transactions contemplated by the Plan) in the name of and on behalf of the Reorganized Debtors, including, without limitation, the Restructuring Documents and any and all other agreements, documents, securities, and instruments relating to the foregoing, to the extent not previously authorized by the Bankruptcy Court.  The authorizations and approvals contemplated by this Article IV.H shall be effective notwithstanding any requirements under non-bankruptcy law.

I.	Corporate Governance of Reorganized Debtors

The corporate governance for the Reorganized Debtors, including charters, certificates of formation, bylaws, operating agreements, limited liability company agreements, shareholder or stockholder agreements, registration rights agreements or other organizational or formation documents, and the terms thereof, as applicable, the corporate form of Reorganized Foresight, the initial structure, size, and composition of the new board of directors/managers and any other governance provisions applicable to Reorganized Foresight shall be:  (1) determined by the Required First Lien Lenders, with the reasonable consent of the Required Second Lien Noteholders, in each case consistent with the terms of Restructuring Support Agreement; (2) consistent with section 1123(a)(6) of the Bankruptcy Code; and (3) set forth in the Plan Supplement.  The identities of the initial members of the New Boards shall also be set forth in the Plan Supplement.

J.	Effectuating Documents; Further Transactions

On and after the Effective Date, the Reorganized Debtors, and the officers and members of the New Boards thereof, are authorized to and may issue, execute, deliver, file or record such contracts, Securities, instruments, releases and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement and further evidence the terms and conditions of the Plan, the Securities issued pursuant to the Plan, including the Restructuring Documents, and the Restructuring Transaction, in each case in the name of and on behalf of the Reorganized Debtors, without the need for any approvals, authorization or consents, except those expressly required pursuant to the Plan.

K.	Exemption from Certain Taxes and Fees

Pursuant to section 1146(a) of the Bankruptcy Code, any transfers of property pursuant to the Plan (including under any of the Restructuring Documents and related documents) shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, stamp act, transfer tax, sale or use tax, mortgage recording tax or other similar tax or governmental assessment, and upon entry of the Confirmation Order, the appropriate state or local governmental officials or agents shall forego the collection of any such tax or governmental assessment and accept for filing and recordation any of the foregoing instruments or other documents pursuant to such transfers of property without the payment of any such tax, recordation fee or governmental assessment.  Such exemption under section 1146(a) of the Bankruptcy Code specifically applies, without limitation, to:  (1) the creation and recording of any mortgage, deed of trust, Lien or other security interest; (2) the making or assignment of any lease or sublease; (3) any Restructuring Transaction; (4) the issuance, distribution and/or sale of any Securities of the Debtors or the Reorganized Debtors; and (5) the making or delivery of any deed or other instrument of transfer under, in furtherance of or in connection with the Plan, including (a) any merger agreements, (b) agreements of consolidation, restructuring, disposition, liquidation or dissolution, (c) deeds, (d) bills of sale, or (e) instruments of transfer or assignment executed in connection with any Restructuring Transaction occurring under the Plan.

L.	Preservation of Causes of Action

In accordance with section 1123(b) of the Bankruptcy Code, but subject in all respects to Article VIII of the Plan, unless expressly stated otherwise in the Plan, the Reorganized Debtors shall retain and may enforce all rights to commence and pursue, as appropriate, any and all Causes of Action (including, without limitation, any Causes of Action identified in the Schedule of Retained Causes of Action and any Avoidance Actions not released pursuant to Article VIII of the Plan), whether arising before or after the Petition Date, and such rights to commence, prosecute or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date.  The Reorganized Debtors may pursue such Causes of Action in accordance with the best interests of the Reorganized Debtors.  No Entity may rely on the absence of a specific reference in the Plan, the Plan Supplement or the Disclosure Statement to any Causes of Action against it as any indication that the Debtors or the Reorganized Debtors will not pursue any and all available Causes of Action against it.  The Debtors or the Reorganized Debtors, as applicable, expressly reserve all rights to prosecute any and all Causes of Action against any Entity, except as otherwise expressly provided in the Plan.  Unless any Causes of Action against an Entity are expressly waived, relinquished, exculpated, released, compromised or settled in the Plan or a Bankruptcy Court order, the Debtors or Reorganized Debtors, as applicable, expressly reserve all Causes of Action, for later adjudication, and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable or otherwise) or laches, shall apply to such Causes of Action upon, after or as a consequence of the Confirmation or Consummation of the Plan.

In accordance with section 1123(b)(3) of the Bankruptcy Code, except as otherwise provided herein, any Causes of Action that a Debtor may hold against any Entity (including, without limitation, any Causes of Action identified in the Schedule of Retained Causes of Action and any Avoidance Actions not released pursuant to Article VIII of the Plan) shall vest in the Reorganized Debtors.  The applicable Reorganized Debtors, through their authorized agents or representatives, shall retain and have the exclusive right, authority and discretion to determine and to initiate, file, prosecute, enforce, abandon, settle, compromise, release, withdraw or litigate to judgment any such Causes of Action, and to decline to do any of the foregoing without the consent or approval of any third party or further notice to or action, order or approval of the Bankruptcy Court.

Notwithstanding the foregoing, the Reorganized Debtors shall be prohibited from pursuing any Avoidance Action they retain from the Debtors unless they initiate a legal proceeding asserting such Avoidance Action on or before the date that is six (6) months after the Effective Date; provided that the Reorganized Debtors may request that the Bankruptcy Court extend such deadline in accordance with Bankruptcy Rule 9006(B)(1).

M.	Director and Officer Liability Insurance

The Debtors’ D&O Liability Insurance Policies shall remain in full force and effect under the Plan to the fullest extent possible under applicable law. Notwithstanding anything in the Plan to the contrary, effective as of the Effective Date, the Reorganized Debtors shall be deemed to have assumed pursuant to sections 105(a) and 365(a) of the Bankruptcy Code all D&O Liability Insurance Policies with respect to the Debtors’ directors, managers, officers and employees serving on or prior to the Effective Date. Entry of the Confirmation Order will constitute the Bankruptcy Court’s approval of the Reorganized Debtors’ assumption of each of the D&O Liability Insurance Policies. Notwithstanding anything to the contrary contained in the Plan, Confirmation of the Plan shall not discharge, impair or otherwise modify any indemnity obligations assumed by the foregoing assumption of the D&O Liability Insurance Policies, and each such indemnity obligation will be deemed and treated as an Executory Contract that has been assumed by the Reorganized Debtors under the Plan and no Proof of Claim, Administrative Claim or objection to Cure Claim need be Filed with respect thereto.

The Debtors or the Reorganized Debtors, as the case may be, shall maintain their D&O Liability Insurance Policies and their Insurance Contracts providing employment practices liability coverage for those insureds currently covered by such Insurance Contracts for the remaining term of such Insurance Contracts and shall maintain runoff policies or tail coverage under policies in effect as of the Effective Date for a period of six years after the Effective Date, to the fullest extent permitted by such provisions, in each case insuring such parties in respect of any claims, demands, suits, causes of action, or proceedings against such insureds in at least the scope and amount as currently maintained by the Debtors.

N.	Management Incentive Plan

The New Board of Reorganized Foresight will adopt a management incentive plan reserving up to 10% of the New Common Equity on a fully diluted basis (the “Management Incentive Plan”), to be available for issuance pursuant to equity or equity-based incentive awards to management and other key employees of the Reorganized Debtors, as described in the Plan Supplement.  The initial issuance of incentive awards under the Management Incentive Plan shall be determined by the Required First Lien Lenders in consultation with (i) a compensation consultant reasonably acceptable to the Required First Lien Lenders and (ii) the Chief Executive Officer of the Reorganized Foresight, with subsequent grants to be determined by the New Board of Reorganized Foresight.

O.	GUC Cash Pool Account

On the Effective Date, the Debtors (or the Reorganized Debtors, as the case may be) shall establish and fund or cause to be funded a segregated account with Cash in an amount equal to the GUC Cash Pool (the “GUC Cash Pool Account”), which (1) shall not be, and shall not be deemed to be, property of the Debtors or the Reorganized Debtors or their Estates, (2) shall be held in trust by the GUC Administrator for the benefit of General Unsecured Creditors, and shall be used to make Pro Rata distributions on account of General Unsecured Claims and any other permitted purpose as provided herein, and (3) shall not be encumbered by any Liens, Claims, or Interests in any way.

P.	GUC Administrator Account

On the Effective Date, the Debtors (or the Reorganized Debtors, as the case may be) shall establish and fund or cause to be funded the GUC Administrator Account with Cash in the aggregate amount of $150,000.00, which shall be held in trust by the GUC Administrator and shall be used for the payment of GUC Administrator Costs and any other permitted purpose as provided herein.  The Debtors and the Reorganized Debtors shall have no further obligation or liability for the GUC Administrator’s costs as provided herein upon the funding of the GUC Administrator Account pursuant to this Article IV.P.

The GUC Administrator Account (1) shall not be and shall not be deemed property of the Debtors or the Reorganized Debtors or their Estates, and (2) shall not be encumbered by any Liens, Claims, or Interests in any way, including, but not limited to, any Liens securing the Exit Facility.  Any funds remaining in the GUC Administrator Account when all General Unsecured Claims either (i) have been Disallowed, expunged, or withdrawn, or (ii) are Allowed Claims and have been paid as provided under the Plan except for the final payment to be made on the GUC Final Distribution Date, shall be distributed to holders of Allowed General Unsecured Claims after payment of the unpaid GUC Administrator Costs plus a reserve in an amount reasonably determined by the GUC Administrator sufficient to pay any remaining GUC Administrator Costs incurred in completing the GUC Administrator’s duties under the Plan.

Q.	Exemptions from Securities Act Registration Requirements

1.The offer, issuance, and distribution of the New Common Equity on account of (x) the First Lien Facility Claims and Second Lien Notes Claims and (y) each of the DIP Put Option Premium and the DIP Exit Premium shall be exempt from, among other things, the registration requirements of section 5 of the Securities Act and any other applicable U.S. state or other law requiring registration prior to the offering, issuance, distribution, or sale of Securities in accordance with, and pursuant to, section 1145 of the Bankruptcy Code.  Such New Common Equity will not be “restricted securities” as defined in Rule 144(a)(3) of the Securities Act and will be freely tradable and transferable by the initial recipients thereof, subject to the provisions of section 1145(b)(1) of the Bankruptcy Code relating to the definition of an underwriter in section 1145(b) of the Bankruptcy Code, and compliance with applicable securities laws, including Rule 144 of the Securities Act, any rules and regulations of the SEC, if any, and any transfer restrictions in the New Organizational Documents applicable at the time of any future transfer of such Securities or instruments.

2.The offer, issuance, and distribution of the New Common Equity pursuant to the Exit Facility Equity Issuances and the Tranche B Equity Conversion are being made only to Certified Eligible Holders in reliance on the exemption from registration set forth in section 4(a)(2) of the Securities Act, Regulation D and/or Regulation S (and/or similar registration exemptions applicable outside of the United States).  Accordingly, such Securities will be considered “restricted securities” subject to resale restrictions and may be resold, exchanged, assigned, or otherwise transferred only pursuant to an effective registration statement under, or an applicable exemption from the registration requirements of, the Securities Act and other applicable law.

3.Any Securities offered and issued under the Management Incentive Plan will be offered and issued pursuant to a registration statement or available exemption from registration under the Securities Act and other applicable law.

R.	Notice of Effective Date.

On the Effective Date or as soon as reasonably practicable thereafter, the Debtors shall File a notice of the occurrence of the Effective Date with the Bankruptcy Court.  The notice of Effective Date shall (i) include notice of the Administrative Claims Bar Date and (ii) be served upon (a) the U.S. Trustee; (b) counsel to the Ad Hoc First Lien Group; (c) counsel to the Ad Hoc Crossover Group; (d) counsel to the Facilities Agent; (e) counsel to the Term Agent; (f) counsel to the Indenture Trustee; (g) counsel to the collateral trustee under the Debtors’ secured debt facilities; (h) counsel to the DIP Agent; (i) counsel to DIP Lenders; (j) the Creditors’ Committee; (k) counsel to Murray Energy Corporation; (l) counsel to Foresight Reserves; (m) counsel to Javelin Global Commodities (UK) Ltd; (n) counsel to Uniper Global Commodities UK Limited; (o) the Internal Revenue Service; (p) the Securities and Exchange Commission; (q) the United States Attorney’s Office for the Eastern District of Missouri; (r) the state attorneys general for all states in which the Debtors conduct business; (s) the Holders of the thirty (30) largest unsecured claims against the Debtors, on a consolidated basis; (t) all Persons listed on the Debtors’ creditor matrix; and (u) any party that has requested notice pursuant to Bankruptcy Rule 2002.

Article V.
TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

A.	Assumption of Executory Contracts and Unexpired Leases

As of and subject to the occurrence of the Effective Date and the payment of any applicable Cure Claims, all Executory Contracts and Unexpired Leases to which any of the Debtors are a party, including, without limitation, the DIP Backstop Agreement and the Exit Facility Backstop Agreement, and which have not expired by their own terms on or prior to the Confirmation Date, shall be deemed assumed except for any Executory Contract or Unexpired Lease that (1) is identified on the Schedule of Rejected Executory Contracts and Unexpired Leases; (2) has been previously rejected by a Final Order; (3) is the subject of a motion to reject an Executory Contract or Unexpired Lease that is pending on the Confirmation Date; or (4) is the subject of a motion to reject an Executory Contract or Unexpired Lease pursuant to which the requested effective date of such rejection is after the Effective Date.

Subject to the occurrence of the Effective Date, entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of the assumptions provided for in the Plan or the Schedule of Rejected Executory Contacts and Unexpired Leases, pursuant to sections 365(a) and 1123 of the Bankruptcy Code.  Unless otherwise indicated, assumptions of Executory Contracts and Unexpired Leases pursuant to the Plan are effective as of the Effective Date.  Each Executory Contract or Unexpired Lease assumed pursuant to the Plan or by Bankruptcy Court order, but not assigned to a third party before the Effective Date, shall re-vest in and be fully enforceable by the applicable contracting Reorganized Debtor in accordance with its terms, except as such terms may have been modified by the provisions of the Plan or any order of the Bankruptcy Court authorizing and providing for its assumption under applicable federal law.

To the maximum extent permitted by law, to the extent any provision in any Executory Contract or Unexpired Lease assumed pursuant to the Plan restricts or prevents, or purports to restrict or prevent, or is breached or deemed breached by, the assumption of such Executory Contract or Unexpired Lease (including any “change of control” provision), then such provision shall be deemed modified such that the transactions contemplated by the Plan shall not entitle the non-Debtor party thereto to terminate such Executory Contract or Unexpired Lease or to exercise any other default-related rights with respect thereto.

B.	Cure of Defaults for Assumed Executory Contracts and Unexpired Leases

The Debtors shall File a Schedule of Proposed Cure Claims not later than fourteen (14) calendar days prior to the Confirmation Hearing and shall File any amendments thereto prior to the Effective Date.  The Debtors or the Reorganized Debtors, as applicable, shall pay Cure Claims, if any, (i) in full on the Effective Date or as soon as reasonably practicable thereafter or (ii) as may be otherwise agreed upon between the Debtors or Reorganized Debtors, as applicable, and the Holder of a given Cure Claim, including under any Trade Agreement.  Unless otherwise agreed upon in writing by the parties to the applicable Executory Contract or Unexpired Lease, all requests for payment of Cure Claims that differ from the amounts paid or proposed to be paid by the Debtors or the Reorganized Debtors to a counterparty must be delivered to the Reorganized Debtors and the Notice and Claims Agent on or before thirty (30) calendar days after the Effective Date.  Any such request that is not timely delivered shall be hereby disallowed and forever barred, estopped, and enjoined from assertion, and shall not be enforceable against any Reorganized Debtor, without the need for any objection by the Reorganized Debtors or any other party in interest or any further notice to or action, order, or approval of the Bankruptcy Court.  Any Cure Claim shall be deemed fully satisfied, released, and discharged upon payment by the Debtors or the Reorganized Debtors of the Cure Claim; provided, however, nothing herein shall prevent the Reorganized Debtors from paying any Cure Claim despite the failure of the relevant counterparty to deliver such request for payment of such Cure Claim.  The Reorganized Debtors also may settle any Cure Claim without any further notice to or action, order, or approval of the Bankruptcy Court.  In addition, any objection to the assumption of an Executory Contract or Unexpired Lease under the Plan (excluding, for the avoidance of doubt, requests for payment of Cure Claims that differ from the amounts paid or proposed to be paid by the Debtors or the Reorganized Debtors) must be Filed on or before the deadline to object to Confirmation.  Any such objection will be scheduled to be heard by the Bankruptcy Court at the Confirmation Hearing or at the Debtors’ or Reorganized Debtors’, as applicable, first scheduled omnibus hearing for which such objection is timely Filed.  Any counterparty to an Executory Contract or Unexpired Lease that fails to timely object to the proposed assumption of any Executory Contract or Unexpired Lease will be deemed to have consented to such assumption; provided, however, the failure to object to the proposed assumption shall not affect any counterparty’s right to File a request for payment of a Cure Claim as set forth in this section.

If there is any dispute regarding any Cure Claim, the ability of the Reorganized Debtors or any assignee to provide “adequate assurance of future performance” within the meaning of section 365 of the Bankruptcy Code, or any other matter pertaining to assumption, then payment of any Cure Claim shall occur as soon as reasonably practicable after entry of a Final Order resolving such dispute, approving such assumption (and, if applicable, assignment), or as may be agreed upon by the Debtors or the Reorganized Debtors, as applicable, and the counterparty to the Executory Contract or Unexpired Lease.  The Debtors and Reorganized Debtors, as applicable, reserve the right at any time to move to reject any Executory Contract or Unexpired Lease based upon the existence or outcome of any such dispute.

Assumption of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise and full payment of any applicable Cure Claim pursuant to this Article V.B shall result in the full release and satisfaction of any Cure Claims, Claims, or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed Executory Contract or Unexpired Lease at any time prior to the effective date of assumption.

C.	Preexisting Obligations to the Debtors Under Executory Contracts and Unexpired Leases

Notwithstanding any non-bankruptcy law to the contrary, the Debtors expressly reserve and do not waive any right to receive, or any continuing obligation of a counterparty to provide, warranties or continued maintenance obligations on goods previously purchased, or services previously received, by the contracting Debtors from counterparties to rejected or repudiated Executory Contracts or Unexpired Leases.

D.	Indemnification Obligations

Except to the extent inconsistent with the Plan, the obligation of each Debtor to indemnify any individual who is serving or served as one of such Debtor’s directors, officers or employees on or after the Petition Date will be deemed and treated as Executory Contracts that are assumed by each Reorganized Debtor pursuant to the Plan as of the Effective Date on the terms provided in the applicable certificates of incorporation, bylaws or similar constituent documents, by statutory law or by written agreement, policies or procedures of or with such Debtor; provided, the Reorganized Debtors shall not indemnify officers, directors, equityholders, agents, or employees, as applicable, of the Debtors for any claims or Causes of Action arising out of or relating to any act or omission that is a criminal act or constitutes intentional fraud, gross negligence, or willful misconduct.  Accordingly, such indemnification obligations will survive and be unaffected by entry of the Confirmation Order, irrespective of whether such indemnification is owed for an act or event occurring before or after the Petition Date.  None of the Reorganized Debtors shall amend or restate any New Organizational Documents before or after the Effective Date to terminate or adversely affect any such indemnification obligations.

E.	Insurance Contracts

Notwithstanding anything to the contrary in this Plan, the Plan Supplement, the Disclosure Statement, the Restructuring Documents, the Confirmation Order, any bar date notice or claim objection, any other document related to any of the foregoing or any other order of the Bankruptcy Court (including, without limitation, any other provision that purports to be preemptory or supervening, grants an injunction, discharge or release, confers Bankruptcy Court jurisdiction, or requires a party to opt out of any releases): (a) all Insurance Contracts not listed on the Schedule of Rejected Executory Contracts and Unexpired Leases shall be deemed and treated as Executory Contracts pursuant to the Plan and shall be assumed by the respective Debtors and Reorganized Debtors and shall continue in full force and effect thereafter in accordance with their respective terms; (b) all debts, obligations, and liabilities of the Debtors (and, after the Effective Date, of the Reorganized Debtors) under the Insurance Contracts described in subsection (a) above, whether such obligations arise before or after the Effective Date, shall survive and shall not be amended, modified, waived, released, discharged or impaired in any respect; (c) Insurers are not required to file or serve a Cure Claim request, object to a proposed Cure Claim, file or serve any application, claim, Proof of Claim, or motion for payment and further, shall not be subject to any claims bar date (including the Administrative Claims Bar Date) or similar deadline governing Cure Claims or other Claims; and (d) the automatic stay of Bankruptcy Code section 362(a) and the injunctions set forth in Article VIII of the Plan, if and to the extent applicable, shall be deemed lifted without further order of this Court, solely to permit:  (I) claimants with direct action claims against an Insurer under applicable non-bankruptcy law to proceed with their claims; (II) the Insurers to administer, handle, defend, settle, and/or pay, in the  ordinary course of business and without further order of this Bankruptcy Court, (A) claims where a claimant asserts a direct claim against any Insurer under applicable non-bankruptcy law, (B) claims where an order has been entered by this Court granting a claimant relief from the automatic stay to proceed with its claim, and (C) all costs in relation to each of the foregoing; and (III) the Insurers to cancel any Insurance Contracts, and take other actions relating to the Insurance Contracts (including effectuating a setoff), to the extent permissible under applicable non-bankruptcy law, and in accordance with the terms of the Insurance Contracts.

F.	Modifications, Amendments, Supplements, Restatements or Other Agreements

Unless otherwise provided in the Plan, each Executory Contract or Unexpired Lease that is assumed shall include all modifications, amendments, supplements, restatements or other agreements that in any manner affect such Executory Contract or Unexpired Lease, and Executory Contracts and Unexpired Leases related thereto, if any, including easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal and any other interests, unless any of the foregoing agreements has been previously rejected or repudiated or is rejected or repudiated under the Plan.

Unless expressly agreed upon in writing, any modifications, amendments, supplements and restatements to prepetition Executory Contracts and Unexpired Leases that have been executed by the Debtors during the Chapter 11 Cases shall not be deemed to alter the prepetition nature of the Executory Contract or Unexpired Lease or the validity, priority or amount of any Claims that may arise in connection therewith.

G.	Reservation of Rights

Nothing contained in the Plan shall constitute a representation by the Debtors that any contract or lease is in fact an Executory Contract or Unexpired Lease or that any Reorganized Debtor has any liability thereunder.  If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption, the Debtors or, after the Effective Date, the Reorganized Debtors shall have thirty (30) calendar days following entry of a Final Order resolving such dispute to alter their treatment of such contract or lease.

H.	Nonoccurrence of Effective Date

In the event that the Effective Date does not occur, the Bankruptcy Court shall retain jurisdiction with respect to any request to extend the deadline for assuming or rejecting Unexpired Leases pursuant to section 365(d)(4) of the Bankruptcy Code.

I.	Contracts and Leases Entered into After the Petition Date

Contracts and leases entered into after the Petition Date by any Debtor (collectively, the “Postpetition Contracts/Leases”), including any Executory Contracts and Unexpired Leases assumed by such Debtor, will be performed by the applicable Debtor or Reorganized Debtor liable thereunder in the ordinary course of its business.  Accordingly, such contracts and leases (including any assumed Executory Contracts and Unexpired Leases) that have not been rejected as of the date of Confirmation will survive and remain unaffected by entry of the Confirmation Order.

Without prejudice to Debtors’ ability to amend any Schedule of Rejected Executory Contracts and Unexpired Leases, any damage Claims arising from the Debtors rejecting any assumed Executory Contract, assumed Unexpired Lease, or other Postpetition Contract/Lease shall not be included in Class 5 and shall not be entitled to participate in any distributions made from the GUC Cash Pool Account.

Article VI.
DISPUTED CLAIMS

A.	Retention of Claims, Rights, Causes of Action, and Defenses

Except as expressly provided in the Plan, after the Effective Date, the Reorganized Debtors shall have and retain any and all rights and defenses the Debtors had with respect to any Claim or Interest immediately prior to the Effective Date, including the Causes of Action retained pursuant to Article IV.L, except with respect to any Claim or Interest deemed Allowed under the Plan or pursuant to a Final Order of the Bankruptcy Court.

Nothing contained in this Article VI.A shall constitute or be deemed a waiver of any claim, right, defense, or Cause of Action that the Debtors or the Reorganized Debtors may have against any Entity in connection with or arising out of any Claim, including, without limitation, any rights under section 157(b) of title 28 of the United States Code.

B.	GUC Administrator

The Creditors’ Committee shall, with the reasonable consent of the Debtors, select and appoint, as of the Effective Date, a GUC Administrator with duties limited to (a) administering, disputing, objecting to, compromising, or otherwise resolving General Unsecured Claims in the GUC Administrator’s sole and absolute discretion, including, without limitation, (i) filing, withdrawing, or litigating to judgment objections to General Unsecured Claims, (ii) settling or compromising any General Unsecured Claims without any further notice to or action, order, or approval by the Bankruptcy Court, and (iii) directing the Notice and Claims Agent to adjust the claims register to reflect any such Claim resolutions without any further notice to or action, order, or approval by the Bankruptcy Court, (b) making distributions from the GUC Cash Pool Account to the Holders of Allowed General Unsecured Claims as provided herein, and (c) appearing before and being heard by the Bankruptcy Court and other courts of competent jurisdiction in connection with the foregoing duties.  Notwithstanding the foregoing, the Debtors and the Reorganized Debtors (as applicable) shall be responsible for the aforementioned duties with respect to any Claims (including General Unsecured Claims) Filed by or on behalf of the Subsidence Rights Claimants solely with respect to the Subsidence Rights Litigation; provided, however, to the extent any settlement of such Claims would result in an Allowed General Unsecured Claim (which would be entitled to a pro rata distribution from the GUC Cash Pool), such settlement shall require the consent of the GUC Administrator, which consent shall not be unreasonably conditioned, delayed or withheld.

The GUC Administrator may employ, without further order of the Bankruptcy Court, professionals to assist in carrying out the duties as limited above, including any professionals retained in these Chapter 11 Cases, and the GUC Administrator Costs, including reasonable professional fees, shall be paid from the GUC Administrator Account in the ordinary course without further order of the Bankruptcy Court.  The GUC Administrator may, upon application to and approval of the Bankruptcy Court, use funds remaining in the GUC Cash Pool Account to pay GUC Administrator Costs incurred, or anticipated to be incurred, in excess of the funds remaining in the GUC Administrator Account, provided that under no circumstances shall the Debtors or Reorganized Debtors be required to fund such costs (other than through their funding of the GUC Administrator Account with Cash in the aggregate amount of $150,000.00 and the GUC Cash Pool Account with Cash in the aggregate amount of the GUC Cash Pool).

Immediately upon the resolution of all General Unsecured Claims and the making of the final distribution to Holders of Allowed General Unsecured Claims, the GUC Administrator shall be released and discharged of and from further authority, duties, responsibilities and obligations relating to and arising from and in connection with the Chapter 11 Cases.

C.	Claims Administration Responsibility

After the Effective Date, the Reorganized Debtors, other than as to General Unsecured Claims, shall retain responsibility for (1) administering, disputing, objecting to, compromising, or otherwise resolving all Claims against the Debtors, including, without limitation, (a) filing, withdrawing, or litigating to judgment objections to Claims, (b) settling or compromising any Disputed Claim without any further notice to or action, order, or approval by the Bankruptcy Court, and (c) administering and adjusting the claims register to reflect any such settlements or compromises without any further notice to or action, order, or approval by the Bankruptcy Court, and (2) directing the Disbursing Agent to make distributions (if any) on account of all Claims and Interests.

With respect to General Unsecured Claims, the GUC Administrator shall exercise all of the aforementioned responsibilities set forth in this Article VI.C.

D.	Cooperation and Access

The Reorganized Debtors shall cooperate in good faith with the GUC Administrator, including by (1) affording the GUC Administrator access to its properties, books, and records in connection with the GUC Administrator’s satisfaction of its duties and responsibilities under the Plan and (2) using commercially reasonable efforts to make available to the GUC Administrator employees of the Reorganized Debtors whose assistance, expertise, testimony, notes, recollections, or presence are reasonably necessary in connection with the GUC Administrator’s satisfaction of its duties and responsibilities under the Plan; provided, the Reorganized Debtors’ reasonable and documented out-of-pocket expenses from complying with this Article VI.D shall be reimbursable from the GUC Administrator Account.  Such out-of-pocket expenses shall not include general overhead expenses, data storage fees, salaries, wages, or benefits of the Reorganized Debtors.  The Reorganized Debtors must obtain the prior written consent of the GUC Administrator to incur any out-of-pocket expense that exceeds $1,000.00.

E.	Objections to Claims

Unless otherwise extended by the Bankruptcy Court, any objections to Claims shall be served and Filed on or before the Claims Objection Deadline.  Notwithstanding any authority to the contrary, an objection to a Claim shall be deemed properly served on the Holder of the Claim if the Debtors, the Reorganized Debtors, the GUC Administrator or any other party in interest, as applicable, effect service in any of the following manners:  (1) in accordance with Federal Rule of Civil Procedure 4, as modified and made applicable by Bankruptcy Rule 7004, (2) to the extent counsel for a Holder of a Claim or Interest is unknown, by first class mail, postage prepaid, on the signatory on the Proof of Claim or other representative identified on the Proof of Claim or any attachment thereto (or at the last known addresses of such Holders of Claims if no Proof of Claim is Filed or if the Debtors have been notified in writing of a change of address), or (3) by first class mail, postage prepaid, on any counsel that has appeared on behalf of the Holder of the Claim in the Chapter 11 Cases and has not withdrawn such appearance.

F.	Disallowance of Claims

Nothing herein shall in any way alter, impair or abridge the legal effect of the Bar Date Order, or the rights of the Debtors, the Reorganized Debtors, the Creditors’ Committee before the Effective Date, the GUC Administrator after the Effective Date, or other parties-in-interest to object to Claims on the grounds that they are time barred or otherwise subject to disallowance or modification.

All Claims of any Entity from which property is sought by the Debtors under section 542, 543, 550, or 553 of the Bankruptcy Code or that the Debtors or the Reorganized Debtors (or the GUC Administrator, as the case may be) allege is a transferee of a transfer that is avoidable under section 522(f), 522(h), 544, 545, 547, 548, 549, or 724(a) of the Bankruptcy Code shall be disallowed if (1) the Entity, on the one hand, and the Debtors or the Reorganized Debtors, on the other hand, agree or the Bankruptcy Court has determined by Final Order that such Entity or transferee is liable to turn over any property or monies under any of the aforementioned sections of the Bankruptcy Code and (2) such Entity or transferee has failed to turn over such property by the date set forth in such agreement or Final Order.

G.	Estimation of Claims

Before the Effective Date, the Debtors or the Reorganized Debtors, as applicable, may (but are not required to) at any time request that the Bankruptcy Court estimate a Disputed Claim pursuant to section 502(c) of the Bankruptcy Code for any purpose permitted thereunder, regardless of whether any party previously has objected to such Claim or Interest, and the Bankruptcy Court shall retain jurisdiction to estimate any Disputed Claim, including during the litigation of any objection to any Disputed Claim or during the pendency of any appeal relating to such objection.  In the event that the Bankruptcy Court has entered a Final Order estimating any contingent or unliquidated Claim for the express purpose of determining what amount of such Claim shall be allowed for purposes of distributions pursuant to section 502(c), that estimated amount shall, unless otherwise ordered by the Bankruptcy Court or agreed between the relevant parties, constitute a maximum limitation on the Allowed amount of such Claim for all purposes under the Plan (including for purposes of distributions), and the Reorganized Debtors or the GUC Administrator may, to the extent applicable, elect to pursue any supplemental proceedings to object to any ultimate distribution on such Claim.

All of the aforementioned objection, estimation, and resolution procedures are cumulative and not exclusive of one another.  Disputed Claims may be estimated and subsequently compromised, settled, withdrawn or resolved by any mechanism approved by the Bankruptcy Court.

H.	No Interest on Claims

Unless otherwise specifically provided for in this Plan or as otherwise required by section 506(b) of the Bankruptcy Code, postpetition interest shall not accrue or be paid on Claims or Interests, and no Holder of a Claim or Interest shall be entitled to interest accruing on or after the Petition Date on any Claim or Interest.  Additionally, and without limiting the foregoing, unless otherwise specifically provided for in this Plan or as otherwise required by section 506(b) of the Bankruptcy Code, interest shall not accrue or be paid on any Disputed Claim in respect of the period from the Effective Date to the date a final distribution is made, when and if such Disputed Claim becomes an Allowed Claim.

I.	Amendments to Claims

On or after the Bar Date, except as otherwise provided herein, a Claim may not be filed or amended without the authorization of the Bankruptcy Court or the Reorganized Debtors, and, to the extent such authorization is not received, any such new or amended Claim filed shall be deemed disallowed in full without any further notice to or action, order, or approval of the Bankruptcy Court.

Article VII.
PROVISIONS GOVERNING DISTRIBUTIONS

A.	Disbursing Agent

The Disbursing Agent or the GUC Administrator, as the case may be, shall make all distributions required under the Plan.

B.	Currency

Except as otherwise provided in the Plan or Bankruptcy Court order, as of the Effective Date, any Claim asserted in currency other than U.S. dollars shall be automatically deemed converted to the equivalent U.S. dollar value using the exchange rate as of Effective Date at 4:00 p.m. prevailing Eastern Time, mid-range spot rate of exchange for the applicable currency as published in the next The Wall Street Journal, National Edition following the Effective Date.

C.	No Distributions Pending Allowance

No payments or distributions shall be made with respect to all or any portion of a Disputed Claim unless and until all objections to such Disputed Claim have been settled or withdrawn or have been determined by a Final Order of the Bankruptcy Court, and the Disputed Claim has become an Allowed Claim.  All objections to Claims must be filed on or before the Claims Objection Deadline.

D.	Distribution Record Date

Notwithstanding anything in this Plan to the contrary, except with respect to publicly traded securities and DIP Claims, the claims register shall be closed on the Distribution Record Date, and the Disbursing Agent and GUC Administrator shall be authorized and entitled to recognize only those record Holders listed on the claims register as of the close of business on the Distribution Record Date; provided, however, if a Claim or Interest is transferred less than twenty (20) calendar days before the Distribution Record Date, the Disbursing Agent or GUC Administrator, as the case may be, shall make distributions to the transferee to the extent practicable and in any event only if the relevant transfer form contains an unconditional and explicit certification and waiver of any objection to the transfer by the transferor.  For the avoidance of doubt, the Distribution Record Date shall not apply to publicly traded securities, which shall receive distributions in accordance with the applicable procedures of The Depository Trust Company.

E.	Distributions on Account of Claims Allowed as of the Effective Date
1.	Claims that Are Not General Unsecured Claims

Except as otherwise provided in the Plan, a Final Order, or as otherwise agreed to by the relevant parties, distributions with respect to Claims that are not General Unsecured Claims shall occur on the Initial Distribution Date (or as soon as reasonably practicable thereafter); provided, however, for the avoidance of doubt, Allowed Priority Tax Claims shall be paid in full in Cash on the Initial Distribution Date or in installment payments over a period not more than five years after the Petition Date pursuant to section 1129(a)(9)(c) of the Bankruptcy Code.

2.	General Unsecured Claims

On the Effective Date and at all times thereafter, the GUC Administrator shall retain in the GUC Cash Pool Account a Cash reserve with (a) an amount reasonably determined by the GUC Administrator to be sufficient to pay Holders of Disputed General Unsecured Claims the amount such Holders would be entitled to receive under the Plan if such Claims were to become Allowed Claims, (b) such lesser amount as estimated or otherwise ordered by the Bankruptcy Court, or (c) such lesser amount as agreed to between the GUC Administrator and the Holders thereof (such account, the “Disputed GUC Reserve”).

Except as otherwise provided in the Plan, a Final Order, or as otherwise agreed to by the relevant parties, initial distributions on account of General Unsecured Claims that are Allowed as of the Effective Date shall be made on the first GUC Distribution Date; provided, however, such initial distributions shall not include any portion of the Disputed GUC Reserve; provided, further, on subsequent GUC Distribution Date(s), the GUC Administrator shall make Pro Rata distribution(s) to Holders of Allowed General Unsecured Claims to the extent the GUC Administrator determines that any portion of the funds originally allocated to the Disputed GUC Reserve subsequently becomes available for such distributions (as a result of the GUC Administrator’s resolution of Disputed General Unsecured Claims or otherwise); provided, further, Disputed General Unsecured Claims that become Allowed, in whole or in part, shall be satisfied exclusively out of the GUC Cash Pool Account.

In the event that the Cash remaining in the GUC Cash Pool Account becomes insufficient to provide Holders of previously Disputed but recently Allowed General Unsecured Claims with the same Pro Rata distribution received by previously Allowed General Unsecured Claims, such previously Disputed but recently Allowed General Unsecured Claims shall (i) only be entitled to their pro rata share of whatever Cash remains in the GUC Cash Pool Account (including the Disputed GUC Reserve, to the extent it becomes available for distribution to such Holders) and (ii) have no recourse in respect of such Claims to the Debtors or the Reorganized Debtors, as applicable.

a.	Tax Treatment of GUC Cash Pool Account.

All parties to the Plan shall (i) treat the GUC Cash Pool Account as a “disputed ownership fund” governed by Treas. Reg. § 1.468B-9 for U.S. federal income tax purposes, and (ii) to the extent permitted by applicable Law, report consistently with the foregoing for all federal, state, and local income tax purposes.  All taxes imposed on assets or income of such GUC Cash Pool Account will be payable from the assets of the GUC Cash Pool Account.

b.	Request for Expedited Determination of Taxes.

The GUC Administrator shall have the right to request an expedited determination under section 505(b) of the Bankruptcy Code with respect to tax returns of the GUC Cash Pool Account filed or to be filed for any and all taxable periods of such reserve.

F.	Distributions on Account of Claims Allowed After the Effective Date

Payments and distributions to each respective Holder of a Claim on account of a Disputed Claim, to the extent that it becomes an Allowed Claim after the Effective Date, shall be made in accordance with provisions of this Plan that govern distributions to such Holder of a Claim.  On the first Periodic Distribution Date or GUC Distribution Date, as applicable, that is at least thirty (30) calendar days following the date when a Disputed Claim becomes an Allowed Claim, the Disbursing Agent or GUC Administrator, as the case may be, shall distribute to the Holder of such Allowed Claim the distribution that such Holder is entitled under the Plan as of the Effective Date, without any interest to be paid on account of such Claim or Interest unless required under applicable bankruptcy law; provided, however, for the avoidance of doubt, Disputed Claims that are Allowed Priority Tax Claims after the Effective Date shall be paid in full in Cash on the Periodic Distribution Date that is at least thirty (30) calendar days after the Disputed Claim becomes an Allowed Claim or over a five-year period as provided in section 1129(a)(9)(C) of the Bankruptcy Code with annual interest provided by applicable non-bankruptcy law; provided, further, the GUC Administrator shall make subsequent Pro Rata distribution(s) to Holders of Allowed General Unsecured Claims to the extent the GUC Administrator determines that any portion of the funds originally allocated to the Disputed GUC Reserve subsequently becomes available for such distributions (as a result of the GUC Administrator’s resolution of Disputed General Unsecured Claims or otherwise).

G.	Addresses for Distributions

Distributions to Holders of Allowed Claims shall be made by the Disbursing Agent or GUC Administrator, as the case may be, (i) at the addresses set forth on the Proofs of Claim Filed by such Holders of Claims (or at the last known addresses of such Holders of Claims if no Proof of Claim is Filed or if the Debtors or the Reorganized Debtors or the GUC Administrator, as applicable, have been notified in writing of a change of address), (ii) at the addresses set forth in any written notices of address changes delivered to the Disbursing Agent or GUC Administrator, as the case may be, after the date of any related Proof of Claim, or (iii) at the addresses reflected in the Schedules if no Proof of Claim has been Filed and the Disbursing Agent or GUC Administrator, as the case may be, has not received a written notice of a change of address.  The Debtors, the Reorganized Debtors, the GUC Administrator, and the Disbursing Agent, as applicable, shall not incur any liability whatsoever on account of any distributions under the Plan.

H.	Undeliverable Distributions

If any distribution to a Holder of a Claim is returned as undeliverable, no further distributions to such Holder of such Claim shall be made unless and until the Disbursing Agent or GUC Administrator, as the case may be, is notified of the then-current address of such Holder of the Claim, at which time all missed distributions shall be made to such Holder of the Claim without interest, dividends, or accruals of any kind on the next Periodic Distribution Date or GUC Distribution Date, as applicable.  Notwithstanding the foregoing, following a period of one hundred eighty (180) calendar days after the Disbursing Agent’s or GUC Administrator’s, as the case may be, receipt of such returned undeliverable distribution, if the Disbursing Agent or GUC Administrator has not been notified of the then-current address of such Holder of a Claim, amounts in respect of such undeliverable distribution shall be returned to, revert to and vest in the Reorganized Debtors (or, with respect to the General Unsecured Claims, to the GUC Cash Pool Account) free of any restrictions thereon.  Upon such vesting, the Claim of any Holder or successor to such Holder with respect to such returned undeliverable distribution shall be discharged, and the Holder of such Claim shall be forever barred, estopped and enjoined from asserting such Claim against the Reorganized Debtors or GUC Administrator, as applicable, or their property.

I.	Reversion

Any distribution under the Plan that is an Unclaimed Distribution for a period of one hundred eighty (180) calendar days after such distribution shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code and such Unclaimed Distribution shall revert to and vest in the Reorganized Debtors (or, with respect to General Unsecured Claims, to the GUC Cash Pool Account) free of any restrictions thereon.  Upon vesting, the Claim of any Holder or successor to such Holder with respect to such property shall be cancelled, discharged and forever barred, notwithstanding federal or state escheat, abandoned, or unclaimed property laws to the contrary.

J.	De Minimis Distributions

Notwithstanding any other provision of the Plan to the contrary, the Reorganized Debtors, the GUC Administrator, and the Disbursing Agent shall not be required to make a distribution on account of an Allowed Claim if:  (i) the aggregate amount of all distributions authorized to be made on the Periodic Distribution Date or GUC Distribution Date in question is or has a value less than $10,000, provided that the Reorganized Debtors, the GUC Administrator, or the Disbursing Agent, as applicable, shall make, or cause to be made, a distribution on a Periodic Distribution Date or a GUC Distribution Date, as applicable, of less than $10,000 if the Reorganized Debtors, the GUC Administrator, or the Disbursing Agent, as applicable, expect that such Periodic Distribution Date or GUC Distribution Date, as applicable, shall be the final Periodic Distribution Date or GUC Distribution Date, as applicable; or (ii) the amount to be distributed to the specific Holder of the Allowed Claim on the particular Periodic Distribution Date or GUC Distribution Date, as applicable, does not both (x) constitute a final distribution to such Holder and (y) have a value of at least $50.00.

K.	Fractional Distributions

Notwithstanding any other provision of the Plan to the contrary, the Reorganized Debtors, the GUC Administrator, and the Disbursing Agent shall not be required to make partial distributions or distributions of fractional New Common Equity or distributions or payments of fractions of dollars.  Whenever any payment or distribution of a fractional New Common Equity under the Plan would otherwise be called for, such fraction shall be deemed zero.  Whenever any payment of Cash of a fraction of a dollar pursuant to the Plan would otherwise be required, the actual payment shall reflect a rounding of such fraction to the nearest whole dollar (up or down), with half dollars or less being rounded down.

L.	Accrual of Dividends and Other Rights

For purposes of determining the accrual of dividends or other rights after the Effective Date, New Common Equity shall be deemed distributed as of the Effective Date regardless of the date on which they are actually issued, dated, authenticated, or distributed; provided, however, the Reorganized Debtors shall not pay any such dividends or distribute such other rights, if any, until after distributions of New Common Equity actually take place.

M.	Compliance Matters

In connection with the Plan and all instruments issued in connection therewith and distributions thereunder, to the extent applicable, the Debtors, the Reorganized Debtors, the GUC Administrator, and the Disbursing Agent shall comply with all tax withholding and reporting requirements imposed on them by any Governmental Unit, and all distributions pursuant to the Plan shall be subject to such withholding and reporting requirements.  Notwithstanding any provision in the Plan to the contrary, the Reorganized Debtors, the GUC Administrator, and the Disbursing Agent shall be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements, including liquidating a portion of the distribution to be made under the Plan to generate sufficient funds to pay applicable withholding taxes, withholding distributions pending receipt of information necessary to facilitate such distributions, or establishing any other mechanisms they believe are reasonable and appropriate.  The Reorganized Debtors and GUC Administrator reserve the right to allocate all distributions made under the Plan in compliance with all applicable wage garnishments, alimony, child support, and other spousal awards, Liens, and encumbrances.

Any party entitled to receive cash or any property as an issuance or distribution under this Plan shall, upon request, deliver to the Disbursing Agent, GUC Administrator, or such other entity designated by the Reorganized Debtors (which entity shall subsequently deliver to the Disbursing Agent or GUC Administrator, as the case may be, all tax forms received) an IRS Form W-9 or (if the payee is a foreign Entity) the appropriate IRS Form W-8 and any other forms or documents reasonably requested by any Reorganized Debtor to reduce or eliminate any withholding required by any federal, state, or local Taxing Authority.  If such request is made by the Reorganized Debtors, the Disbursing Agent, GUC Administrator, or such other entity designated by the Reorganized Debtors or Disbursing Agent, and the Holder fails to comply before the date that is one hundred and eighty (180) calendar days after the request is made, the amount of such distribution shall irrevocably revert to the applicable Reorganized Debtor and any Claim in respect of such distribution shall be discharged and forever barred from assertion against such Reorganized Debtor or their respective properties.

N.	Claims Paid or Payable by Third Parties

The Claims and Solicitation Agent shall reduce in full or in part a Claim to the extent that the Holder of such Claim receives payment on account of such Claim from a party that is not the Debtors or the Reorganized Debtors.  To the extent a Holder of a Claim receives a distribution on account of such Claim and receives payment from a party that is not the Debtors or the Reorganized Debtors on account of such Claim, such Holder shall, within two weeks of receipt thereof, repay or return the distribution to the Reorganized Debtors, to the extent the Holder’s total recovery on account of such Claim from the third party and under the Plan exceeds the amount of such Claim as of the date of any such distribution under the Plan.

O.	Applicability of Insurance Contracts

Except as otherwise provided in the Plan, payments to Holders of Claims shall be in accordance with the provisions of any applicable Insurance Contracts. Nothing contained in the Plan shall constitute or be deemed a waiver of any Cause of Action that the Debtors or any Entity may hold against any other Entity, including insurers under any of the Insurance Contracts, nor shall anything contained herein constitute or be deemed a waiver by any Insurers of any rights or defenses, including coverage defenses, held by such Insurer.

P.	Setoffs

Except as otherwise expressly provided for in the Plan, the Reorganized Debtors, to the extent authorized under the Bankruptcy Code (including section 553 of the Bankruptcy Code), applicable non-bankruptcy law, or as may be agreed to by the Holder of a Claim, may set off against any Allowed Claim and the distributions to be made pursuant to the Plan on account of such Allowed Claim (before any distribution is made on account of such Allowed Claim), any Claims, rights, and Causes of Action of any nature that the Debtors or the Reorganized Debtors, as applicable, may hold against the Holder of such Allowed Claim, to the extent such Claims, rights, or Causes of Action against such Holder have not been otherwise compromised or settled on or prior to the Effective Date (whether pursuant to the Plan or otherwise); provided, however, neither the failure to effect such a setoff nor the allowance of any Claim pursuant to the Plan shall constitute a waiver or release by the Reorganized Debtors of any such Claims, rights, and Causes of Action that the Reorganized Debtors may possess against such Holder.

In no event shall any Holder of a postpetition Claim against the Debtors be entitled to set off such Claim against any Claim, right, or Cause of Action of the Debtors or the Reorganized Debtors, as applicable, unless:  (i) a request for payment of such postpetition Claim is Filed (or has already been Filed) prior to the Administrative Claims Bar Date; and (ii) such Holder Files (or has already Filed) a motion requesting the authority to perform such setoff.

Except as may be agreed to by the Reorganized Debtors, in no event shall any Holder of a prepetition Claim against the Debtors be entitled to set off such Claim against any Claim, right, or Cause of Action of the Debtors or the Reorganized Debtors, as applicable, unless:  (i) to the extent required under the Bar Date Order, a Proof of Claim on account of such prepetition Claim was timely Filed prior to the applicable Bar Date; and (ii) such Holder Files (or has already timely Filed) a motion requesting the authority to perform such setoff by the Effective Date.

Subject to the requirements of the Bar Date Order and this Article VII.P, all parties’ rights (if any) under section 553 of the Bankruptcy Code are expressly preserved notwithstanding anything in Article VIII of the Plan to the contrary.

Q.	Allocation of Plan Distributions Between Principal and Interest

To the extent that any Allowed Claim entitled to a distribution under this Plan is composed of indebtedness and accrued but unpaid interest thereon, such distribution shall, to the extent permitted by applicable law, be allocated for federal income tax purposes to the principal amount of the Claim first and then, to the extent the consideration exceeds the principal amount of the Claim, to the portion of such Claim representing accrued but unpaid interest.

Article VIII.
RELEASE, INJUNCTION, AND RELATED PROVISIONS

A.	Discharge of Claims and Termination of Interests

Pursuant to section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan or in any contract, instrument or other agreement or document created pursuant to the Plan, including the Plan Supplement documents, the distributions, rights and treatment that are provided in the Plan shall be in complete satisfaction, discharge and release, effective as of the Effective Date, of Claims and Causes of Action of any nature whatsoever, including any interest accrued on Claims from and after the Petition Date, whether known or unknown, against liabilities of, liens on, obligations of, rights against, and interests in, the Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims and Interests, including demands, liabilities and Causes of Action that arose before the Effective Date, any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date, and all debts of the kind specified in section 502(g), 502(h) or 502(i) of the Bankruptcy Code, whether or not the Holder of such a Claim has accepted the Plan.  Any default or “event of default” by the Debtors or Affiliates with respect to any Claim or Interest that existed immediately before or on account of the Filing of the Chapter 11 Cases shall be deemed cured (and no longer continuing) as of the Effective Date.  The Confirmation Order shall be a judicial determination of the discharge of all Claims subject to the Effective Date occurring.

B.	Release of Liens

Except as otherwise specifically provided in the Plan, the Confirmation Order or the Exit Facility Documents (including in connection with any express written amendment of any mortgage, deed of trust, Lien, pledge, or other security interest under the Exit Facility Documents), on the Effective Date and concurrently with the applicable distributions made pursuant to the Plan and, in the case of a Secured Claim, satisfaction in full of the portion of the Secured Claim that is Allowed as of the Effective Date, all mortgages, deeds of trust, Liens, pledges or other security interests against any property of the Estates shall be fully released, settled, compromised, and discharged, and all of the right, title, and interest of any Holder of such mortgages, deeds of trust, Liens, pledges, or other security interests shall revert to the

Reorganized Debtors and their successors and assigns, in each case, without any further approval or order of the Bankruptcy Court and without any action or Filing being required to be made by the Debtors.  In addition, on or after the Effective Date, at the expense the Reorganized Debtors, the DIP Agent, the First Lien Agents, and the Second Lien Indenture Trustee shall execute and deliver all documents reasonably requested by the Debtors, the Reorganized Debtors or the Exit Facility Agent to evidence the release of such mortgages, deeds of trust, Liens, pledges and other security interests (including as required under the laws of other jurisdictions for non‑U.S. security interests) and shall authorize the Reorganized Debtors to file UCC-3 termination statements (to the extent applicable) with respect thereto.

C.	Releases by the Debtors

Pursuant to section 1123(b) of the Bankruptcy Code, for good and valuable consideration, including the services of the Released Parties to facilitate the expeditious reorganization of the Debtors and the implementation of the restructuring contemplated by the Plan, effective as of the Effective Date and to the fullest extent permitted by applicable law, the Debtors, the Reorganized Debtors, their Estates, and any Person seeking to exercise the rights of the Estates, including any successor to the Debtors and any estate representative appointed or selected pursuant to section 1123(b)(3) of the Bankruptcy Code, shall be deemed to have conclusively, absolutely, unconditionally, irrevocably, and forever released, waived, discharged, and acquitted the Released Parties and their respective property from any and all claims, obligations, rights, suits, damages, Causes of Action, remedies, and liabilities whatsoever, including any derivative claims, asserted or assertable on behalf of the Debtors, whether known or unknown, foreseen or unforeseen, liquidated or unliquidated, contingent or fixed, matured or unmatured, existing or hereafter arising, in law, at equity or otherwise, whether for tort, contract, violations of federal or state securities laws or otherwise, including those that any of the Debtors, the Reorganized Debtors, the Estates, or their Affiliates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any claim against, or interest in, any Debtor or other Entity, based on or relating to, or in any manner arising from or in connection with, in whole or in part, the Debtors, their Affiliates, the Estates, the conduct of the Debtors’ businesses, the Debtors’ in- or out‑of‑court restructuring efforts, intercompany transactions, the Chapter 11 Cases and any related adversary proceedings, the Reorganized Debtors, the Reorganized Debtors’ businesses, the purchase, sale, or rescission of the purchase or sale of any security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any of the Debtors and any Released Party, the restructuring of claims and Interests prior to or in the Chapter 11 Cases, the First Lien Credit Agreement Documents, the Second Lien Notes Indenture Documents, the negotiation, formulation, preparation, dissemination, or filing of the Restructuring Support Agreement, any of the Restructuring Documents, or any related agreements, term sheets, instruments, or other documents contemplated by the foregoing or appropriate to effectuate the foregoing, the pursuit of Confirmation, the pursuit of the occurrence of the Effective Date of the Plan, and any other act or omission, transaction, agreement, event, or other occurrence related or relating to the foregoing and taking place on or before the Effective Date of the Plan, except for any claim related to an act or omission that is determined in a Final Order by a court of competent jurisdiction to have constituted fraud, gross negligence, or willful misconduct (all such claims and liabilities as described herein, collectively, the “Released Claims”); provided, nothing in the foregoing shall result in any of the Debtors’ or Reorganized Debtors’ officers and directors waiving any Claims arising under employment or severance agreements (after giving effect to any modifications contemplated by the Plan) or indemnification Claims against the Debtors, Reorganized Debtors, any of the Debtors’ or Reorganized Debtors’ insurers, or any rights as beneficiaries of any insurance policies.

Notwithstanding anything to the contrary in the foregoing, the releases set forth in this Article VIII.C do not release (1) any Causes of Action identified in the Schedule of Retained Causes of Action or (2) any post-Effective Date obligations of any party or Entity:  (A) arising under the Plan or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan, including any renegotiated Affiliate Agreements; or (B) expressly set forth in and preserved by the Plan, the Plan Supplement, or related documents.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the Debtor Release, which includes by reference each of the related provisions and definitions contained herein, and further, shall constitute the Bankruptcy Court’s finding that the Debtor Release is:  (1) in exchange for the good and valuable consideration provided by the Released Parties; (2) a good faith settlement and compromise of the claims released by the Debtor Release; (3) in the best interests of the Debtors, the Estates, and all Holders of Claims and Interests; (4) fair, equitable and reasonable; (5) given and made after reasonable investigation by the Debtors and after notice and opportunity for hearing; and (6) a bar to any of the Debtors, the Reorganized Debtors, or the Estates asserting any claim or Cause of Action released by the Debtor Release against any of the Released Parties.

D.	Releases by Holders of Claims and Interests

Except as otherwise specifically provided in the Plan, for good and valuable consideration, including the services of the Released Parties to facilitate the expeditious reorganization of the Debtors and the implementation of the restructuring contemplated by the Plan, effective as of the Effective Date, each of the Releasing Parties (regardless of whether a Releasing Party is a Released Party) shall be deemed to have conclusively, absolutely, unconditionally, irrevocably, and forever released, waived, discharged, and acquitted the Released Parties and their respective property from any and all Released Claims; provided, nothing in the foregoing shall result in any of the Debtors’ or Reorganized Debtors’ officers and directors waiving any Claims arising under employment or severance agreements (after giving effect to any modifications contemplated by the Plan) or indemnification Claims against the Debtors, Reorganized Debtors, any of the Debtors’ or Reorganized Debtors’ insurers, or any rights as beneficiaries of any insurance policies.

Notwithstanding anything to the contrary in the foregoing, the releases set forth in this Article VIII.D do not release any post-Effective Date obligations of any party or Entity arising under the Plan or any document, instrument or agreement (including those set forth in the Plan Supplement) executed to implement the Plan.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the releases contained in this Article VIII, which include, by reference, each of the related provisions and definitions contained herein, and, further, shall constitute the Bankruptcy Court’s finding that the releases contained in this Article VIII are:  (1) consensual; (2) essential to the confirmation of the Plan; (3) given in exchange for the good and valuable consideration provided by the Released Parties; (4) a good faith settlement and compromise of the released claims; (5) in the best interests of the Debtors and their Estates; (6) fair, equitable, and reasonable; (7) given and made after due notice and opportunity for hearing; and (8) a bar to any of the Releasing Parties asserting any claim or Cause of Action released pursuant to the releases contained in this Article VIII against any of the Released Parties.

E.	Exculpation

Except as otherwise specifically provided in the Plan, no Released Party shall have or incur, and each Released Party is hereby released and exculpated from, any Exculpated Claim; provided, however, the foregoing “Exculpation” shall have no effect on the liability of any Entity that results from any such act or omission that is determined by a Final Order to have constituted fraud, gross negligence or willful misconduct.

F.	Injunction

Except as otherwise expressly provided in the Plan or for obligations issued or required to be paid pursuant to the Plan or the Confirmation Order, all Entities who have held, hold or may hold Claims or Interests that have been released, discharged or are subject to exculpation pursuant to Article VIII of the Plan, are permanently enjoined, from and after the Effective Date, from taking any of the following actions against, as applicable, the Debtors, the Reorganized Debtors, and/or the Released Parties:

1.	commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests;
2.

enforcing, attaching, collecting or recovering by any manner or means any judgment, award, decree or order against such Entities on account of or in connection with or with respect to any such Claims or Interests;

3.

creating, perfecting or enforcing any lien or encumbrance of any kind against such Entities or the property or the Estates of such Entities on account of or in connection with or with respect to any such Claims or Interests;

4.

asserting any right of setoff, subrogation or recoupment of any kind against any obligation due from such Entities or against the property of such Entities on account of or in connection with or with respect to any such Claims or Interests unless such Holder has Filed a motion requesting the right to perform such setoff; and

5.

commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests released or settled pursuant to the Plan.

Notwithstanding anything to the contrary in the foregoing, the injunction does not enjoin any party under the Plan or under any document, instrument or agreement (including those attached to the Disclosure Statement or included in the Plan Supplement) executed to implement the Plan from bringing an action to enforce the terms of the Plan or such document, instrument or agreement (including those attached to the Disclosure Statement or included in the Plan Supplement) executed to implement the Plan.

G.	Waiver of Statutory Limitations on Releases

Each Releasing Party in each of the releases contained in the Plan expressly acknowledges that although ordinarily a general release may not extend to Claims which the Releasing Party does not know or suspect to exist in his favor, which if known by it may have materially affected its settlement with the party released, each Releasing Party has carefully considered and taken into account in determining to enter into the above releases the possible existence of such unknown losses or Claims.  Without limiting the generality of the foregoing, each Releasing Party expressly waives any and all rights conferred upon it by any statute or rule of law which provides that a release does not extend to Claims which the claimant does not know or suspect to exist in its favor at the time of executing the release, which if known by it may have materially affected its settlement with the Released Party, including the provisions of California Civil Code Section 1542.  The releases contained in the Plan are effective regardless of whether those released matters are presently known, unknown, suspected or unsuspected, foreseen or unforeseen.

H.	Protection Against Discriminatory Treatment

Consistent with section 525 of the Bankruptcy Code and the Supremacy Clause of the U.S. Constitution, Governmental Units shall not discriminate against the Reorganized Debtors or deny, revoke, suspend or refuse to renew a license, permit, charter, franchise or other similar grant to, condition such a grant to, discriminate with respect to such a grant against, the Reorganized Debtors, or another Entity with whom the Reorganized Debtors have been associated, solely because each Debtor has been a debtor under chapter 11 of the Bankruptcy Code, may have been insolvent before the commencement of the Chapter 11 Cases (or during the Chapter 11 Cases but before the Debtors are granted or denied a discharge) or has not paid a debt that is dischargeable in the Chapter 11 Cases.

I.	Special Provision Governing Professional Fee Claims and Final Fee Applications

For the avoidance of doubt, the releases in this Article VIII of the Plan shall not waive, affect, limit, restrict or otherwise modify the right of any party in interest to object to any Professional Fee Claim or final fee application Filed by any Professional in the Chapter 11 Cases.

Article IX.
CONDITIONS PRECEDENT TO CONFIRMATION
AND CONSUMMATION OF THIS PLAN

A.	Conditions Precedent to Confirmation of the Plan

The following are conditions precedent to confirmation of the Plan:

1.

an order finding that the Disclosure Statement contains adequate information pursuant to section 1125 of the Bankruptcy Code shall have been entered by the Bankruptcy Court, and such order shall be consistent in all respects with the Restructuring Support Agreement and acceptable to the Required First Lien Lenders; and

2.

the Plan and the Plan Supplement and all of the schedules, documents, and exhibits contained therein shall have been Filed and shall be consistent in all respects with the Restructuring Support Agreement and acceptable to the Required First Lien Lenders and, solely with respect to the economic treatment on account of Second Lien Notes Claims, the Required Second Lien Noteholders.

B.	Conditions Precedent to the Effective Date

It shall be a condition to Consummation of the Plan that the following conditions shall have been satisfied (or waived pursuant to the provisions of Article IX.C of the Plan):

1.

the Bankruptcy Court shall have entered the Confirmation Order, which shall be in form and substance acceptable to the Debtors, the Required First Lien Lenders, the Required Exit Facility Backstop Parties, and solely with respect to the economic treatment on account of Second Lien Notes Claims, reasonably acceptable to the Required Second Lien Noteholders;

2.

the Confirmation Order shall have become a Final Order, and shall, among other things, provide that the Debtors and the Reorganized Debtors are authorized to take all actions necessary or appropriate to enter into, implement, and consummate the agreements and documents created in connection with the Plan;

3.

all documents related to or contemplated by the Exit Facility shall be consistent in all material respects with the Restructuring Support Agreement and shall have been executed and delivered, and all conditions precedent thereto shall have been satisfied (other than the occurrence of the Effective Date, which shall occur simultaneously with the satisfaction of all conditions precedent under such documents);

4.	all conditions precedent to the effectiveness of the Exit Facility shall have occurred or been waived;
5.	the Exit Facility shall have been fully funded;
6.	the New Common Equity shall have been issued;
7.	the Professional Fee Escrow Account shall have been established and funded in Cash in accordance with Article II.B.2 of the Plan;
8.	the GUC Cash Pool Account shall have been established and funded in Cash in accordance with Article IV.O of the Plan;
9.	the GUC Administrator Account shall have been established and funded in Cash in accordance with Article IV.P of the Plan;
10.

the final version of the Plan Supplement and all of the schedules, documents, and exhibits contained therein (and any amendment thereto) shall have been Filed in a manner consistent in all respects with the Restructuring Support Agreement and shall otherwise be acceptable to the Required First Lien Lenders and, solely with respect to the economic treatment on account of Second Lien Notes Claims, the Required Second Lien Noteholders;

11.

the Plan, the Restructuring Documents, and all documents contained in any Plan Supplement, including any exhibits, schedules, amendments, modifications or supplements thereto, shall have been executed and/or effectuated, in form and substance consistent in all respects with the Restructuring Support Agreement and the Exit Facility Backstop Agreement, and shall otherwise be acceptable to the Debtors, the Required First Lien Lenders, and the Required Exit Facility Backstop Parties, as applicable, and shall not have been modified in a manner inconsistent with the Restructuring Support Agreement or the Exit Facility Backstop Agreement;

12.	the Debtors shall have renegotiated and/or rejected their Affiliate Agreements in a manner acceptable to the Debtors and the Required First Lien Lenders;
13.

no court of competent jurisdiction or other competent governmental or regulatory authority shall have issued a final and non-appealable order making illegal or otherwise restricting, limiting, preventing or prohibiting, in a material respect, the consummation of the Plan, the Restructuring, the Restructuring Support Agreement, the Exit Facility Backstop Agreement, or any of the Restructuring Documents contemplated thereby;

14.	the Debtors shall have obtained all material authorizations, consents, regulatory approvals, rulings, or documents that are necessary to implement and effectuate the Restructuring;

15.

the Debtors shall have received any authorizations, consents, regulatory approvals, rulings, letters, no-action letters, opinions or documents that are necessary to implement the Plan and that are required by law, regulation or order;

16.

there shall have been no Event of Default (as defined in the DIP Credit Agreement) or occurrence that, after expiration of any applicable notice or any cure period, would be an Event of Default (as defined in the DIP Credit Agreement) under the DIP Credit Agreement or DIP Orders, as applicable;

17.

the Exit Facility Backstop Agreement and the Restructuring Support Agreement shall remain in full force and effect, all conditions shall have been satisfied thereunder, and there shall be no breach that, after the expiration of any applicable notice or any cure period, would give rise to a right to terminate the Exit Facility Backstop Agreement or the Restructuring Support Agreement;

18.	the New Organizational Documents shall have been filed with the appropriate governmental authorities, as applicable; and
19.	all unpaid Restructuring Expenses, and any other fees and expenses set forth in the DIP Orders and Exit Facility Backstop Agreement, shall have been paid in Cash.
C.	Waiver of Conditions

Without notice, leave, or order of the Bankruptcy Court or any formal action other than proceedings to confirm or consummate the Plan, the conditions to the Effective Date of the Plan set forth in Article IX.B may be waived only if waived in writing by the Debtors, the Required First Lien Lenders and, solely with respect to the waiver of any conditions precedent that adversely impacts the economic treatment provided on account of Second Lien Notes Claims, the Required Second Lien Noteholders, such consent not to be unreasonably conditioned, delayed or withheld.

D.	Substantial Consummation

“Substantial Consummation” of the Plan, as defined in section 1101(2) of the Bankruptcy Code, shall be deemed to occur on the Effective Date.

E.	Effect of Failure of a Condition.

If the conditions listed in Article IX.B of the Plan are not satisfied or waived in accordance with Article IX.C of the Plan on or before the first Business Day that is more than forty (40) calendar days after the date on which the Confirmation Order is entered or by such later date as may be agreed between the Debtors and the Required First Lien Lenders and/or the Required Second Lien Lenders, as applicable, and set forth by the Debtors in a notice Filed prior to the expiration of such period, the Plan shall be null and void in all respects and nothing contained in the Plan or the Disclosure Statement shall (a) constitute a waiver or release of any Claims by or against or any Interests in the Debtors, (b) prejudice in any manner the rights of any Entity, or (c) constitute an admission, acknowledgement, offer, or undertaking by the Debtors, any Holders of Claims or Interests, or any other Entity.

Article X.
MODIFICATION, REVOCATION OR WITHDRAWAL OF THIS PLAN

A.	Modification and Amendments

Subject to the limitations contained herein and in the Restructuring Support Agreement, the Debtors reserve the right, with the consent of (i) the Required First Lien Lenders, (ii) solely with respect to the economic treatment provided on account of the Second Lien Notes Claims, the Required Second Lien Noteholders, and (iii) solely with respect to Plan provisions affecting the treatment provided to Holders of General Unsecured Claims, including but not limited to the GUC Cash Pool, the GUC Cash Pool Account, the GUC Administrator, the GUC Administrator Account, and the GUC Administrator Costs, the Creditors’ Committee, to modify the Plan and seek Confirmation consistent with the Bankruptcy Code and, as appropriate, not resolicit votes on such modified Plan.  Subject to those restrictions on modifications set forth in the Plan and the Restructuring Support Agreement, the Debtors expressly reserve their rights to alter, amend or materially modify the Plan with respect to the Debtors, one or more times, after Confirmation and, solely with respect to Plan provisions affecting the treatment provided to Holders of General Unsecured Claims, with the reasonable consent of the Creditors’ Committee, and, to the extent necessary, may initiate proceedings in the Bankruptcy Court to so alter, amend or modify the Plan, or remedy any defect or omission, or reconcile any inconsistencies in the Plan, the Disclosure Statement or the Confirmation Order as may be necessary to carry out the purposes and intent of the Plan.

B.	Effect of Confirmation on Modifications

Entry of the Confirmation Order shall mean that all modifications or amendments to the Plan occurring after the solicitation thereof are approved pursuant to section 1127(a) of the Bankruptcy Code and do not require additional disclosure or resolicitation under Bankruptcy Rule 3019.

C.	Revocation or Withdrawal of This Plan

Subject to the terms of the Restructuring Support Agreement, the Debtors reserve the right to revoke or withdraw the Plan prior to the Confirmation Date.  If the Debtors revoke or withdraw the Plan, or if Confirmation and Consummation does not occur, then:  (1) the Plan shall be null and void in all respects; (2) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain of any Claim or Class of Claims), assumption of Executory Contracts or Unexpired Leases effected by the Plan and any document or agreement executed pursuant to the Plan, shall be deemed null and void; and (3) nothing contained in the Plan shall (i) constitute a waiver or release of any Claims, (ii) prejudice in any manner the rights of the Debtors or any other Entity, including the Holders of Claims or Interests or the Non-Debtor Affiliates, or (iii) constitute a representation, acknowledgement, offer or undertaking of any sort by the Debtors or any other Entity, including the Non-Debtor Affiliates.

Article XI.
RETENTION OF JURISDICTION

Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, on and after the Effective Date, the Bankruptcy Court shall retain jurisdiction over the Chapter 11 Cases and all matters, arising out of, or related to, the Chapter 11 Cases and the Plan, including jurisdiction to:

1.

allow, disallow, determine, liquidate, classify, estimate or establish the priority, Secured or unsecured status, or amount of any Claim, including the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the Secured or unsecured status, priority, amount or allowance of Claims;

2.

decide and resolve all matters related to the granting and denying, in whole or in part, of any applications for allowance of compensation or reimbursement of expenses to Professionals authorized pursuant to the Bankruptcy Code or the Plan;

3.

resolve any matters related to:  (a) the assumption and assignment or rejection of any Executory Contract or Unexpired Lease to which a Debtor is a party or with respect to which a Debtor may be liable in any manner and to hear, determine and, if necessary, liquidate, any Claims arising therefrom, including Cure Claims; (b) any dispute regarding whether a contract or lease is or was executory or expired; and (c) any other issue related to an Executory Contract or Unexpired Lease;

4.

resolve any disputes concerning whether an Entity had sufficient notice of the Chapter 11 Cases, the Disclosure Statement, any solicitation conducted in connection with the Chapter 11 Cases, any bar date established in the Chapter 11 Cases, or any deadline for responding or objecting to the amount of a Cure, in each case, for the purpose of determining whether a Claim or Interest is discharged hereunder or for any other purpose;

5.	ensure that distributions to Holders of Allowed Claims and Interests are accomplished pursuant to the provisions of the Plan;
6.

adjudicate, decide or resolve any motions, adversary proceedings, contested or litigated matters and any other matters, and grant or deny any applications involving a Debtor that may be pending on the Effective Date;

7.	adjudicate, decide or resolve any and all matters related to Causes of Action;
8.	adjudicate, decide or resolve any and all matters related to section 1141 of the Bankruptcy Code;

9.

enter and implement such orders as may be necessary or appropriate to execute, implement or consummate the provisions of the Plan and all contracts, instruments, releases, indentures and other agreements or documents created in connection with the Plan or the Disclosure Statement;

10.	enter and enforce any order for the sale of property pursuant to section 363, 1123 or 1146(a) of the Bankruptcy Code;
11.

resolve any cases, controversies, suits, disputes or Causes of Action that may arise in connection with the Consummation, interpretation or enforcement of the Plan or any Entity’s obligations incurred in connection with the Plan;

12.

hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the Plan, the Plan Supplement, or the Confirmation Order, or any agreement, instrument, or other document governing or relating to any of the foregoing;

13.	issue injunctions, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any Entity with Consummation or enforcement of the Plan;
14.

resolve any cases, controversies, suits, disputes or Causes of Action with respect to the settlements, compromises, discharges, releases, injunctions, exculpations and other provisions contained in Article VIII of the Plan, and enter such orders as may be necessary or appropriate to implement such releases, injunctions and other provisions;

15.	resolve any cases, controversies, suits, disputes or Causes of Action with respect to the payment of General Unsecured Claims;
16.	enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked or vacated;
17.

determine any other matters that may arise in connection with or relate to the Plan, the Disclosure Statement, the Confirmation Order or the Plan Supplement; provided, however, that the Bankruptcy Court shall not retain jurisdiction over disputes concerning documents contained in the Plan Supplement that have a jurisdictional, forum selection or dispute resolution clause that refers disputes to a different court;

18.	adjudicate any and all disputes arising from or relating to distributions under the Plan or any transactions contemplated herein, subject to the proviso in sub‑paragraph 17 above;
19.	consider any modifications of the Plan, to cure any defect or omission or to reconcile any inconsistency in any Bankruptcy Court order, including the Confirmation Order;

20.	determine requests for the payment of Claims entitled to priority pursuant to section 507 of the Bankruptcy Code;
21.	resolve disputes as to the ownership of any Claim or Interest;
22.	hear and determine matters concerning state, local, federal and foreign taxes in accordance with sections 346, 505 and 1146 of the Bankruptcy Code;
23.	grant any consensual request to extend the deadline for assuming or rejecting Unexpired Leases pursuant to section 365(d)(4) of the Bankruptcy Code;
24.	hear, adjudicate, decide or resolve any and all matters related to Article VIII of the Plan, including without limitation, the releases, discharge, exculpation and injunctions issued thereunder;
25.	enforce all orders previously entered by the Bankruptcy Court;
26.	hear any other matter not inconsistent with the Bankruptcy Code;
27.	enter an order concluding or closing the Chapter 11 Cases; and
28.

hear, determine, and resolve any cases, matters, controversies, suits, disputes or Causes of Action in connection with or in any way related to the Chapter 11 Cases, including with respect to the settlements, compromises, discharges, releases, injunctions, exculpations and other provisions contained in Article VIII of the Plan, and enter such orders as may be necessary or appropriate to implement such releases, injunctions and other provisions.

As of the Effective Date, notwithstanding anything in this Article XI to the contrary, the Exit Facility Documents and any documents set forth in the Plan Supplement shall be governed by the respective jurisdictional provisions therein.

Article XII.
MISCELLANEOUS PROVISIONS

A.	Immediate Binding Effect

Notwithstanding Bankruptcy Rules 3020(e), 6004(h), or 7062 or otherwise, upon the occurrence of the Effective Date, the terms of the Plan, the final versions of the documents contained in the Plan Supplement and the Confirmation Order shall be immediately effective and enforceable and deemed binding upon the Debtors, the Reorganized Debtors, and any and all Holders of Claims or Interests (regardless of whether such Claims or Interests are deemed to have accepted or rejected the Plan), all Entities that are parties to or are subject to the settlements, compromises, releases and injunctions described in the Plan, each Entity acquiring property under the Plan or the Confirmation Order and any and all non-Debtor parties to Executory Contracts and Unexpired Leases with the Debtors.  All Claims and debts shall be as fixed, adjusted or compromised, as applicable, pursuant to the Plan regardless of whether any Holder of a Claim or debt has voted on the Plan.

B.	Additional Documents

On or before the Effective Date, the Debtors may File such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan.  The Debtors and all Holders of Claims or Interests receiving distributions pursuant to the Plan and all other parties in interest shall, from time to time, prepare, execute and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Plan.

C.	Reservation of Rights

Except as expressly set forth in the Plan, the Plan shall have no force or effect unless the Bankruptcy Court shall enter the Confirmation Order.  Neither the Plan, any statement or provision contained in the Plan, nor any action taken or not taken by any Debtor with respect to the Plan, the Disclosure Statement, the Confirmation Order or the Plan Supplement waives any rights of the Debtors with respect to the Holders of Claims or Interests prior to the Effective Date.

D.	Successors and Assigns

The rights, benefits and obligations of any Entity named or referred to in the Plan or the Confirmation Order shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor or assign, Affiliate, officer, director, manager, agent, representative, attorney, beneficiary or guardian, if any, of each Entity.

E.	Service of Documents

Any pleading, notice or other document required by the Plan to be served on or delivered shall be served by first class or overnight mail:

If to the Debtors or the Reorganized Debtors:

Foresight Energy LP

One Metropolitan Square

211 North Broadway, Suite 2600

St. Louis, MO 63102

Attention:	Cody Nett
E-Mail:	codynett@coalsource.com

with copies to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019

Attention:	Paul M. Basta Alice Belisle Eaton Alexander Woolverton
E-Mail:	pbasta@paulweiss.com aeaton@paulweiss.com awoolverton@paulweiss.com

-- and --

Armstrong Teasdale LLP
7700 Forsyth Blvd., Suite 1800
St. Louis, MO 63105-1847

Attention:	Richard W. Engel, Jr. John G. Willard Kathryn Redmond
E-Mail:	rengel@atllp.com jwillard@atllp.com kredmond@atllp.com

If to the Consenting Lenders:

Akin Gump Strauss Hauer & Feld LLP
1 Bryant Park
New York, NY 10036

Attention:	Ira Dizengoff Brad Kahn
E-mail:	idizengoff@akingump.com bkahn@akingump.com

-- and --

Akin Gump Strauss Hauer & Feld LLP

Robert S. Strauss Tower

2001 K Street, N.W.

Washington, DC 20006

Attention:	James Savin
E-mail:	jsavin@akingump.com

-- and --

Milbank LLP
55 Hudson Yards
New York, NY 10001

Attention:	Dennis F. Dunne Parker Milender
E-Mail:	ddunne@milbank.com pmilender@milbank.com

If to the Creditors’ Committee:

Whiteford, Taylor & Preston, L.L.P.
3190 Fairview Park Drive, Suite 800
Falls Church, VA 22042-4558

Attention:	Christopher A. Jones Michael J. Roeschenthaler David W. Gaffey
E-mail:	cajones@wtplaw.com mroeschenthaler@wtplaw.com dgaffey@wtplaw.com

-- and --

Affinity Law Group, LLC

1610 Des Peres Road, Suite 100

St. Louis, MO 63131

Attention:	J. Talbot Sant, Jr.
E-mail:	tsant@affinitylawgrp.com
F.	Term of Injunctions or Stays

Unless otherwise provided in the Plan or in the Confirmation Order, all injunctions or stays in effect in the Chapter 11 Cases pursuant to section 105 or 362 of the Bankruptcy Code or any order of the Bankruptcy Court, and existing on the Confirmation Date (excluding any injunctions or stays contained in the Plan or the Confirmation Order) shall remain in full force and effect until the Effective Date.  All injunctions or stays contained in the Plan or the Confirmation Order shall remain in full force and effect in accordance with their terms.

G.	Entire Agreement

Except as otherwise indicated, the Plan, the Confirmation Order, the Restructuring Documents, the Plan Supplement and documents related thereto supersede all previous and contemporaneous negotiations, promises, covenants, agreements, understandings and representations on such subjects, all of which have become merged and integrated into the Plan.

H.	Exhibits

All exhibits and documents included in the Plan and the Plan Supplement are incorporated into and are a part of the Plan as if set forth in full in the Plan.  After the exhibits and documents are Filed, copies of such exhibits and documents shall be available upon written request to the Debtors’ counsel at the address above or by downloading such exhibits and documents from the Debtors’ restructuring website at http://cases.primeclerk.com/foresightenergy or the Bankruptcy Court’s website at https://www.moeb.uscourts.gov.  To the extent any exhibit or document is inconsistent with the terms of the Plan, unless otherwise ordered by the Bankruptcy Court, the non-exhibit or non‑document portion of the Plan shall control.

I.	Deemed Acts

Subject to and conditioned on the occurrence of the Effective Date, whenever an act or event is expressed under the Plan to have been deemed done or to have occurred, it shall be deemed to have been done or to have occurred without any further act by any party, by virtue of the Plan and the Confirmation Order.

J.	Nonseverability of Plan Provisions

If, prior to Confirmation, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void or unenforceable, the Bankruptcy Court, at the request of the Debtors, may alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such terms or provision shall then be applicable as altered or interpreted; provided, however, any such alteration or interpretation shall be acceptable to the Debtors, the Required First Lien Lenders and, solely with respect to any such alteration or interpretation that adversely impacts the economic treatment provided on account of Second Lien Notes Claims, the Required Second Lien Noteholders, and the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration or interpretation.  The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is:  (1) valid and enforceable pursuant to its terms; (2) integral to the Plan and may not be deleted or modified without the Debtors’ consent; and (3) nonseverable and mutually dependent.

K.	Votes Solicited in Good Faith

Upon entry of the Confirmation Order, the Debtors will be deemed to have solicited votes on the Plan in good faith and in compliance with the Bankruptcy Code, and, pursuant to section 1125(e) of the Bankruptcy Code, the Debtors, each of the Consenting Lenders, and the Backstop Parties and each of their respective Affiliates, agents, representatives, members, principals, equityholders (regardless of whether such interests are held directly or indirectly), officers, directors, partners (including both general and limited partners), managers, employees, advisors (including investment advisers) and attorneys will be deemed to have participated in good faith and in compliance with the Bankruptcy Code in the offer, issuance, sale, and purchase of Securities offered and sold under the Plan, and, therefore, neither any of such parties or individuals or the Reorganized Debtors will have any liability for the violation of any applicable law, rule, or regulation governing the solicitation of votes on the Plan or the offer, issuance, sale, or purchase of the Securities offered and sold under the Plan.

L.	Request for Expedited Determination of Taxes

The Debtors shall have the right to request an expedited determination under section 505(b) of the Bankruptcy Code with respect to tax returns filed, or to be filed, for any and all taxable periods ending after the Petition Date through the Effective Date.

M.	Closing of Chapter 11 Cases

The Reorganized Debtors shall, promptly after the full administration of the Chapter 11 Cases, File all documents required by Bankruptcy Rule 3022 and any applicable order of the Bankruptcy Court to close the Chapter 11 Cases.

[Signature Page Follows]

Respectfully submitted, as of the date first set forth above by the Debtors,

Dated: June 17, 2020	FORESIGHT ENERGY GP LLC (for itself and on behalf of each of the other Debtors and Debtors in Possession)

/s/ Robert D. Moore
	Name:	Robert D. Moore
	Title:	President and Chief Executive Officer

EXHIBIT 2

Proposed Confirmation Order Notice

UNITED STATES BANKRUPTCY COURT

EASTERN DISTRICT OF MISSOURI
EASTERN DIVISION

In re:	)	Chapter 11
)
FORESIGHT ENERGY LP, et al.,	)	Case No. 20-41308-659
)
Debtors.	)	(Jointly Administered)
)
	)	Related Docket No.: [●]

NOTICE OF [(I)] ENTRY OF CONFIRMATION ORDER
[AND (II) OCCURRENCE OF EFFECTIVE DATE]

TO CREDITORS, EQUITY INTEREST HOLDERS, AND OTHER PARTIES IN INTEREST:

PLEASE TAKE NOTICE that on June [●], 2020 the United States Bankruptcy Court for the Eastern District of Missouri (the “Court”) confirmed the Debtors’ Second Amended Joint Chapter 11 Plan of Reorganization of Foresight Energy LP and Its Affiliated Debtors, as Modified on June 17, 2020 [Docket No. 562] (the “Plan”), which was attached as Exhibit 1 to the Findings of Fact, Conclusions of Law, and Order Confirming Second Amended Joint Chapter 11 Plan of Reorganization of Foresight Energy LP and Its Affiliated Debtors [Docket No. [●]] (the “Confirmation Order”).1

PLEASE TAKE FURTHER NOTICE that [the occurrence of the Effective Date, as defined in the Plan, remains subject to the conditions set forth in Article IX.B of the Plan / the Effective Date, as defined in the Plan, occurred on [●], 2020.]

PLEASE TAKE FURTHER NOTICE that [upon the occurrence of the Effective Date,] the release, exculpation, and injunction provisions of the Plan [shall be / are now] in full force and effect.

PLEASE TAKE FURTHER NOTICE that [upon the occurrence of the Effective Date,] the Plan and its provisions [shall be / are] binding on the Debtors, the Reorganized Debtors, the GUC Administrator, any Holder of a Claim or Interest and such Holder’s respective successors and assigns, whether or not the Claim or Interest of such Holder is Impaired under the Plan, and whether or not such Holder or Entity voted to accept the Plan.

PLEASE TAKE FURTHER NOTICE that copies of the Plan, the Confirmation Order, and any other related documents may be obtained (a) free of charge by visiting the website maintained in these chapter 11 cases at https://cases.primeclerk.com/foresightenergy or (b) for a fee via PACER by visiting http://www.moeb.uscourts.gov.

[1]	Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Plan and the Confirmation Order, as applicable.

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Dated: June [●], 2020 St. Louis, Missouri	Respectfully submitted, ARMSTRONG TEASDALE LLP

/s/ [DRAFT]
Richard W. Engel, Jr. (MO 34641) John G. Willard (MO 67049) Kathryn Redmond (MO 72087) 7700 Forsyth Boulevard, Suite 1800 St. Louis, Missouri 63105
	Tel:	(314) 621-5070
	Fax:	(314) 621-5065
	Email:	rengel@atllp.com
jwillard@atllp.com
kredmond@atllp.com

- and -

PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP

Paul M. Basta (admitted pro hac vice)

Alice Belisle Eaton (admitted pro hac vice)

Alexander Woolverton (admitted pro hac vice)

1285 Avenue of the Americas

New York, New York 10019

	Tel:	(212) 373-3000
	Fax:	(212) 757-3990
	Email:	pbasta@paulweiss.com
aeaton@paulweiss.com
awoolverton@paulweiss.com

Counsel to the Debtors and Debtors in Possession

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